AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 2002
                                                      REGISTRATION NO. _________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         -------------------------------
                                   TSET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                        6799                   87-0440410
(State or other jurisdiction         (Primary Standard       (I.R.S. Employer
    of incorporation or          Industrial Classification   Identification No.)
      organization)                    Code Number)

                          464 COMMON STREET, SUITE 301
                                BELMONT, MA 02478
                            TELEPHONE (617) 993-9965
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                                   COPIES TO:

           Daniel R. Dwight                      Clayton E. Parker, Esq.
President and Chief Executive Officer           Ronald S. Haligman, Esq.
              TSET, Inc.                       Kirkpatrick & Lockhart LLP
     464 Common Street, Suite 301       201 South Biscayne Boulevard, Suite 2000
          Belmont, MA 02478                          Miami, FL 33131
    Telephone No.: (617) 993-9965            Telephone No.: (305) 539-3300
    Telecopier No.: (617) 993-9985           Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | |

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                                         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE       PROPOSED MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
       TO BE REGISTERED                  REGISTERED           PRICE PER SHARE(1)             PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per       15,000,000                  $0.17                 $2,550,000.00             $234.60
  share
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per        1,400,000                  $0.17                   $238,000.00              $21.90
  share, underlying warrants
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                    16,400,000                  $0.17                 $2,788,000.00             $256.50
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of August 8, 2002.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED _____, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALES IS NOT PERMITTED.

                                   PROSPECTUS

                                   TSET, INC.

                        16,400,000 SHARES OF COMMON STOCK

         Selling stockholders are offering for sale up to 16,400,000 shares of our common stock. Fifteen million (15,000,000) shares of our common stock are being offered hereby by Fusion Capital Fund II, LLC. One million four hundred thousand (1,400,000) shares of our common stock are being offered by The Eagle Rock Group, LLC.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by any of the selling stockholders.

         Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "KNOS." On August 8, 2002, the average of the bid and asked sale prices for the common stock as reported was $0.17 per share.

                               -------------------

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THESE RISKS.

         Fusion Capital, a selling stockholder, is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------


                 THE DATE OF THIS PROSPECTUS IS __________, 2002

                                TABLE OF CONTENTS

                                                                         PAGE

PROSPECTUS SUMMARY.........................................................3
RISK FACTORS...............................................................4
FORWARD-LOOKING STATEMENTS.................................................9
MARKET FOR OUR COMMON STOCK...............................................10
SELECTED CONSOLIDATED FINANCIAL INFORMATION...............................11
USE OF PROCEEDS...........................................................12
DIVIDEND POLICY...........................................................12
MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS..............................................13
BUSINESS..................................................................19
MANAGEMENT................................................................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................35
THE FUSION CAPITAL TRANSACTION............................................37
PRINCIPAL SHAREHOLDERS....................................................40
SELLING STOCKHOLDERS......................................................41
PLAN OF DISTRIBUTION......................................................42
SHARES ELIGIBLE FOR RESALE................................................44
DESCRIPTION OF CAPITAL STOCK..............................................45
EXPERTS...................................................................48
LEGAL MATTERS.............................................................48
AVAILABLE INFORMATION.....................................................49
FINANCIAL STATEMENTS.....................................................F-1

                               PROSPECTUS SUMMARY

BUSINESS

         We are a Nevada corporation. Our principal executive offices are located at 464 Common Street, Suite 301, Belmont, Massachusetts 02478. The address of our website is www.kronosati.com. Information on our website is not part of this prospectus.

         Through our wholly-owned subsidiary, Kronos Air Technologies, we are focused on the development and commercialization of an air movement and purification technology known as Kronos(TM). The technology combines state-of-the-art high voltage electronics and electrodes into an efficient but simple electrical device. As a result of this combined technology, a Kronos(TM) based device can move and clean air without any moving parts. The device is versatile, energy and cost efficient, and exhibits multiple design attributes, which may create a broad range of commercial applications.

         Kronos Air Technologies' business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (health care, hospitality, residential and commercial facilities); (2) air purification for unique spaces (cleanrooms, automotive, cruise ships and airplanes); (3) specialized military (naval vessels, closed vehicles and environmental devices); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions), and (6) hazardous gas destruction (incineration and chemical facilities).

         Our revenue generated from the sales of our Kronos(TM) devices for the nine months ended March 31, 2002 and for the year ended June 30, 2001 were $65,000 and $95,000, respectively. Our company had no sales for the years ended June 30, 2000 and 1999, respectively. Our net loss from continuing operations for the nine months ended March 31, 2002 and for the year ended June 30, 2001 was $2.9 million and $3.6 million, respectively. Our company had net losses for the years ended June 30, 2001 and 2000 of $9.9 million and $2.0 million, respectively. The report of our independent accountants on our June 30, 2001 and 2000 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Management has taken steps with respect to Kronos' operating and financing requirements, which we believe will be sufficient to provide Kronos the ability to continue in existence. (SEE "Liquidity and Capital Resources" beginning on page 17.)


THE OFFERING

         On August 12, 2002 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, on each trading day, $10,000 of our common stock up to an aggregate, under certain conditions, of $6 million. The price at which Fusion Capital will purchase the shares of our common stock is equal to the lesser of: (1) the lowest sale price of our common stock on the purchase date; or (2) the average of the three (3) closing sales prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital. Fusion Capital is obligated to purchase shares of our common stock under the common stock purchase agreement as long as the per-share price of our common stock is equal to or exceeds the floor price of $0.10. Fusion Capital, a selling stockholder under this prospectus, is offering for sale up to 15,000,000 shares of common stock. In addition to the shares of our common stock that we are registering on behalf of Fusion Capital pursuant to this prospectus, we are registering 1,400,000 shares of our common stock underlying warrants held by The Eagle Rock Group, LLC. The number of shares offered by this prospectus represents 37.2% of the total common stock outstanding as of July 26, 2002. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital.

                                  RISK FACTORS

         You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.


WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

         We have only recently begun implementing our plan to prioritize and concentrate our management and financial resources to fully capitalize on our investment in Kronos Air Technologies and have yet to establish any history of profitable operations. For the nine months ended March 31, 2002, we had revenue of $65,000 and incurred a net loss of $2,983,484. For the nine months ended March 31, 2002, we generated negative cash flows from our operations. We have incurred annual net losses of $9,866,083, $1,965,183 and $51,674, respectively, during the past three fiscal years of operation. As a result, at March 31, 2002, we had an accumulated deficit of $14,912,271. For the fiscal years ended June 30, 2001 and 2000, we had revenue of $95,000 and $0, respectively. We have incurred net losses from continuing operations of $3,572,558 and $1,385,595 for the fiscal years ending June 30, 2001 and 2000. For the fiscal years ended June 30, 2001 and 2000, we generated negative cash flows from our operations. Our revenues and cash flows from operations have not been sufficient to sustain our operations. We have sustained our operations through the issuance of our common stock. We expect that our revenues and cash flows from operations may not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our Kronos(TM) technologies. No assurances can be given that we will be able to successfully commercialize our Kronos(TM) technologies or that we will ever be profitable.

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended June 30, 2001 and June 30, 2000 relative to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


THE SALE OF OUR COMMON STOCK TO FUSION CAPITAL MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY FUSION CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

         The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares issued to Fusion Capital will be freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares sold to Fusion Capital will be sold over a period of up to 30 months from the date of the common stock purchase agreement. Depending upon market liquidity at the time, a sale of shares by Fusion Capital at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock by Fusion Capital, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued to Fusion Capital under the common stock purchase agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the common stock purchase agreement to receive the same amount of proceeds. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the common stock purchase agreement at a purchase price of $0.17 (the closing sale price of our common stock on August 8, 2002) and at lower stock prices, in order to fully draw down the $6.0 million available under the common stock purchase agreement. This table does not take into account any shares of our common stock that would be issued upon conversion of any options outstanding.

Purchase Price:                  $0.17         $0.15           $0.12              $0.10

No. of Shares(1):           35,294,118    40,000,000      50,000,000         60,000,000

Total Outstanding(2):       80,435,411    85,141,293      95,141,293        105,141,293

Percent Outstanding(3):          44.0%         47.0%           52.6%              57.1%

----------------------


(1) Represents the number of shares of common stock that could be issued to Fusion Capital at the prices set forth in the table.


(2) Represents the total number of shares of common stock outstanding after the possible issuance of the shares to Fusion Capital.


(3) Represents the shares of common stock that could be issued as a percentage of the total number shares outstanding.

         In order for us to drawn down the entire $6.0 million available under the common stock purchase agreement, it may be necessary for us to register additional shares of common stock in a new registration statement.

         Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has indicated to us that in the event that it ever held 9.9% of our common stock, it would likely sell shares of our common stock in order to remain under the 9.9% threshold.


WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS

         At March 31, 2002, we had a working capital deficit of $2,308,809. The independent auditor's report for the years ended June 30, 2001 and June 30, 2000, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had an operating cash flow deficit of $10,524 in 1999, an operating cash flow deficit of $288,262 in 2000 and an operating cash flow deficit of $1,613,573 in 2001. For the nine months ended March 31, 2002, we had an operating cash flow deficit of $1,189,286. We do not currently have sufficient financial resources to fund our operations or pay certain existing obligations or those of our subsidiaries. Therefore, we need additional funds to continue these operations and pay certain existing obligations.

         Subject to the condition that Fusion Capital is not obligated and will not be permitted to purchase shares of our common stock if the per-share price of our common stock is below the floor price of $0.10, we have the right to receive $10,000 per trading day under the common stock purchase agreement unless our stock price equals or exceeds $3.00, in which case the daily amount may be increased at our option. The selling price of our common stock to Fusion Capital will have to average at least $0.40 per share for us to receive the maximum proceeds of $6.0 million without registering additional shares of common stock in a new registration statement. Assuming a purchase price of $0.17 per share (the closing sale price of the common stock on August 8, 2002) and the purchase by Fusion Capital of the full 15,000,000 shares being registered on behalf of Fusion Capital, proceeds to us would only be $2,550,000 unless we choose to register more than the 15,000,000 shares which are being registered, which we have the right, but not the obligation, to do. The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our Kronos(TM) air movement and purification systems. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to commercialize and sell the products or technologies of our subsidiaries, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the funds available under the common stock purchase agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, we would be forced to curtail our business operations. Additional financing could be prohibitively expensive due to the recent economic downturn in the U.S. economy and the possibility of reduced investor confidence generally in the financial markets and in emerging growth and technology companies. In addition, additional financing could be prohibitively expensive because (i) we have limited assets that have value to pledge as collateral; (ii) we have negative cash flows with an accumulated deficit; (iii) and we have no definitive contractual revenue stream from any customers.


EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL AND ANY OTHER EQUITY FINANCING

         The sale of shares pursuant to our agreement with Fusion Capital or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the common stock purchase agreement with Fusion Capital in order to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the agreement with Fusion Capital or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need.


FAILURE TO DEVELOP MANUFACTURING AND SALES CAPABILITIES WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         We have only recently begun to manufacture and market prototype versions of our Kronos Air Technologies products and we have no experience manufacturing, marketing or distributing commercial quantities of our Kronos Air Technologies products. Kronos Air Technologies currently does not have any commercial-scale manufacturing facilities and only limited sales and marketing personnel. Kronos Air Technologies does not have any relationships with third parties to contract manufacture, market or distribute the Kronos(TM) products. If Kronos Air Technologies is unable to acquire adequate manufacturing capabilities and hire sales and marketing personnel or if it cannot enter into satisfactory arrangements with third parties to manufacture, market and distribute the Kronos(TM) products on commercially reasonable terms, we would be forced to curtail our business operations. There can be no assurance that we will be able to acquire adequate manufacturing capabilities and hire sales and marketing personnel or be able to enter into satisfactory arrangements with third parties to manufacture, market and distribute the Kronos(TM) products.


COMPETITION IN THE MARKET FOR AIR MOVEMENT AND PURIFICATION DEVICES MAY RESULT IN THE FAILURE OF THE KRONOSTM PRODUCTS TO ACHIEVE MARKET ACCEPTANCE

         Kronos Air Technologies presently faces competition from other companies that are developing or that currently sell air movement and purification devices. Many of these competitors have substantially greater financial, research and development, manufacturing, and sales and marketing resources than we do. Many of the products sold by Kronos Air Technologies' competitors already have brand recognition and established positions in the markets that we have targeted for penetration. In the event that the Kronos(TM) products do not favorably compete with the products sold by our competitors, we would be forced to curtail our business operations.

OUR FAILURE TO OBTAIN INTELLECTUAL PROPERTY AND ENFORCE PROTECTION WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         Our success depends in part on our ability to obtain and defend our intellectual property, including patent protection for our products and processes, preserve our trade secrets, defend and enforce our rights against infringement and operate without infringing the proprietary rights of third parties, both in the United States and in other countries.

         We presently have no patents and patents based on pending patent applications or any future patent applications may not be issued. We have four U.S. and four foreign patent applications pending. The validity and breadth of our intellectual property claims in ion wind generation and electrostatic fluid acceleration and control technology involve complex legal and factual questions and, therefore, may be highly uncertain. Despite our efforts to protect our intellectual proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection.

         Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future.

         Our success will also depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others. We have not conducted freedom of use patent searches and patents may exist or could be filed which would have an adverse effect on our ability to market our products or maintain our competition position with respect to our products.

POSSIBLE FUTURE IMPAIRMENT OF INTANGIBLE ASSETS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION

         Our intangible assets of approximately $2.3 million and $2.4 million as of March 31, 2002 and 2001 relate only to the acquisition of Kronos Air Technologies, Inc. and consists principally of purchased patent technology and marketing intangibles. They comprise 75% and 79% of our total assets as of March 31, 2002 and June 30, 2001, respectively. Intangible assets are subject to periodic review and consideration for potential impairment of value. Among the factors that could give rise to impairment include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, and projections or forecasts that demonstrate continuing losses associated with these assets. In the case of our tangible assets, specific factors that could give rise to impairment would be, but are not limited to, an inability to obtain patents, the untimely death or other loss of Dr. Igor Krichtafovitch, the inventor of the Kronos(TM) technology, or the ability to create a customer base for the sale or licensing of the Kronos(TM) technology.

         Although no events have occurred that would indicate that an impairment may exist with respect to these intangible assets, should an impairment occur, we would be required to recognize it in our financial statements. Since the intangible assets comprise 75% of out total assets as of March 31, 2002, a write-down of these intangible assets could have a material adverse impact on our total assets, net worth and results of operations.


OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," SUBJECT TO SPECIAL REQUIREMENTS AND CONDITIONS, AND MAY NOT BE A SUITABLE INVESTMENT

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

         o     With a price of less than $5.00 per share;

         o     That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.


WE RELY ON MANAGEMENT AND KRONOS AIR TECHNOLOGIES RESEARCH PERSONNEL, THE LOSS OF WHOSE SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS

         We rely principally upon the services of our Board of Directors, senior executive management, and certain key employees, including the Kronos Air Technologies research team, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management and technical research and development personnel are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations and achieve profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans to fully capitalize on our investment in Kronos Air Technologies and the Kronos(TM) technology, and the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our directors, executive management, or key employees.

OUR FAILURE TO TIMELY FILE FEDERAL AND STATE INCOME TAX RETURNS FOR CALENDAR YEARS 1997 THROUGH 2001 MAY RESULT IN THE IMPOSITION OF INTEREST AND PENALTIES

         We failed to timely file federal and state income tax returns for calendar years 1997 through 2001, respectively; however, we are now current in all of our income tax filings. We had operating losses for each year during the period 1997 through 2001, and there were no income taxes due and owing for those years. These returns could be subject to review and potential examination by the respective taxing authorities. Should any of these returns come under examination by federal or state authorities, our positions on certain income tax issues could be challenged. The impact, if any, of the potential future examination cannot be determined at this time. If our positions are successfully challenged, we may be forced to pay income taxes, interest and penalties for those years.


                           FORWARD-LOOKING STATEMENTS

         Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital, and (f) the benefits related to our ownership of Kronos Air Technologies, Inc. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                           MARKET FOR OUR COMMON STOCK

         Our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol "KNOS." Our high and low bid prices by quarter during fiscal 2002, 2001, 2000, and 1999 are presented as follows:

                                                              FISCAL YEAR 2002
                                                            HIGH           LOW
  First Quarter (July 2001 to September  2001)             $0.700        $0.300
  Second Quarter (October 2001 to December 2001)           $0.530        $0.210
  Third Quarter (January 2002 to March 2002)               $0.280        $0.185
  Fourth Quarter (April 2002 to June 2002)                 $0.330        $0.140

                                                              FISCAL YEAR 2001
                                                           HIGH           LOW
  First Quarter (July 2000 to September 2000)             $3.310         $1.150
  Second Quarter (October 2000 to December 2000)          $2.040         $1.150
  Third Quarter (January 2001 to March 2001)              $1.650         $1.060
  Fourth Quarter (April 2001 to June 2001)                $1.210         $0.580

                                                               FISCAL YEAR 2000
                                                            HIGH          LOW
  First Quarter (July 1999 to September 1999)              $0.875        $0.437
  Second Quarter (October 1999 to December 1999)           $2.625        $0.750
  Third Quarter (January 2000 to March 2000)               $6.750        $1.187
  Fourth Quarter (April 2000 to June 2000)                 $3.370        $2.063

                                                               FISCAL YEAR 1999
                                                            HIGH          LOW
  First Quarter (July 1998 to September 1998)                 N/A           N/A
  Second Quarter (October 1998 to December 1998)           $1.562        $0.625
  Third Quarter (January 1999 to March 1999)               $1.000        $0.250
  Fourth Quarter (April 1999 to June 1999)                 $1.000        $0.437

         On August 12, 2002, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.18 per share. On August 12, 2002, we had approximately 1,000 beneficial stockholders of our common stock and 45,141,293 shares of our common stock were issued and outstanding.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following summary statement of operations and summary balance sheet data is derived from our consolidated financial statements and should be read in conjunction with the unaudited consolidated financial statements as of March 31, 2002 and the Notes thereto, and the audited consolidated financial statements as of June 30, 2001, 2000, and 1999 and 1998 and the Notes thereto. We were basically inactive in 1997 and prior, therefore, the selected consolidated financial information is not included for the years prior to June 30, 1998.

                                          FOR THE NINE MONTHS ENDED
                                                 MARCH 31,                          FOR THE YEAR ENDED JUNE 30,
                                          ---------------------------     -----------------------------------------------------
STATEMENT OF OPERATIONS DATA:               2002           2001           2001          2000           1999           1998
                                            ----           ----           ----          ----           ----           ----
Sales                                    $     65,070  $       5,000  $     95,000  $          --  $          --     $      --
Cost of sales                                  50,070             --        62,500             --             --            --
Gross profit                                   15,000          5,000        32,500             --             --            --
Total operating expenses                    2,885,508      2,156,986     3,391,139      1,388,492         51,946        17,978
Other income (expense)                          1,547          5,591      (207,793)         2,897            272            --
Interest expense                              (69,513)            --        (6,126)            --             --            --
Net loss from continuing operations        (2,938,484)    (2,146,395)   (3,572,558)    (1,385,595)       (51,674)      (17,832)
Loss from discontinued operations                  --     (1,171,104)   (3,846,963)      (579,588)            --            --
Loss from sale of discontinued
    operations                                     --     (2,510,000)   (2,446,562)            --             --            --
Net loss                                   (2,938,484)    (5,827,499)   (9,866,083)    (1,965,183)       (51,674)      (17,832)
Net loss per share-basic and diluted:
    From continuing operations                  (0.08)         (0.07)        (0.11)         (0.05)             --        (0.00)
    From discontinued operations                   --          (0.12)        (0.20)         (0.02)             --            --

                                                MARCH 31,                                    JUNE 30,
                                           ------------------------      ------------------------------------------------------
BALANCE SHEET DATA:                        2002           2001           2001           2000          1999           1998
                                           ----           ----           ----           ----          ----           ----
Cash                                   $       9,721   $     26,633   $     32,619   $   102,949    $       536   $      3,763
Accounts Receivable, net                          --          5,000             --         4,648             --             --
Prepaids and Other Current Assets            178,829         23,253         37,679        23,253             --             --
Total Current Assets                         188,550         54,886         70,298       130,850            536          3,763
Net Property & Equipment                      33,209         83,418         44,707        23,019             --             --
Intangibles and other                      2,280,047      2,419,668      2,431,524     2,970,731          2,500          3,500
Net Liabilities of Discontinued
    Operations                                    --      1,805,159             --     4,502,888             --             --
Deferred Financing Fees                      556,152             --        520,800            --             --             --
Total Assets                               3,057,958      4,363,131      3,067,329     7,627,488          3,036          7,263
Total Current Liabilities                  2,497,359        729,101      1,921,213       388,796         79,841         42,396
Total Liabilities                          3,494,909        729,101      2,588,763       388,796         79,841         42,396
Minority Interest                                 --             --             --            --             --             --
Stockholders' Equity (Deficit)            (1,122,951)     3,634,031        478,566     7,238,692        (76,805)       (35,133)

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to an available $6.0 million in proceeds from the sale of our common stock to Fusion Capital under the $6.0 million common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes. However, Fusion Capital is not obligated and is not permitted to purchase shares of our common stock if the per-share price of our common stock is less than the floor price of $0.10. On August 8, 2002, the closing sale price of our common stock was $0.17.

         Upon the exercise of 1.4 million warrants by The Eagle Rock Group, LLC, we may receive $925,000. Any proceeds that we may receive pursuant to the exercise of these warrants will be used for additional product development and marketing according to market demands. The shares underlying these warrants are being registered in the accompanying Registration Statement to comply with the terms of the Warrant Agreement dated August 7, 2001, between TSET and The Eagle Rock Group. The exercise price for these warrants is $0.68. Based on the current market price of our common stock, it is not likely that these warrants will be exercised in the near future.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received from the sale of our common stock to Fusion Capital under the common stock purchase agreement. The table assumes estimated offering expenses of $91,000 have been deducted from the gross proceeds.

GROSS PROCEEDS                              $1,800,000            $6,000,000
NET PROCEEDS                                $1,709,000            $5,909,000

USE OF PROCEEDS
New application and product
   development and production               $  830,000            $1,500,000
Research and development                       250,000             1,000,000
Sales and marketing                            200,000             1,000,000
Purchase of inventory                          100,000               250,000
Purchase of equipment                           75,000               250,000
General working capital                        254,000             1,909,000

TOTAL                                       $1,709,000            $5,909,000


                                 DIVIDEND POLICY

         We have not declared or paid dividends on our common stock during fiscal years 1999, 2000, 2001 or 2002. Our dividend practices are determined by our Board of Directors and may be changed from time to time. We will base any issuance of dividends upon our earnings (if any), financial condition, capital requirements, acquisition strategies, and other factors considered important by our Board of Directors. Nevada law and our articles of incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain any earnings generated by our operations for the development and expansion of our business and do not anticipate paying any dividends to our stockholders for the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

         Certain statements within this section and throughout this prospectus and the documents incorporated herein are "forward-looking statements."


GENERAL

         Historically, we had been seeking select business opportunities globally among a wide range of prospects. Over the past three years, we made several investments, including Kronos Air Technologies and EdgeAudio. After further evaluation of these investments, we believe our investment in and the full development of Kronos Air Technologies and the Kronos(TM) technology represents the single best opportunity for us. As a result, we have prioritized our management and financial resources to fully capitalize on this investment opportunity. Effective October 10, 2001, Jeffrey D. Wilson resigned as Chairman of the Board and Chief Executive Officer of TSET, as well as Chairman of the Board of Kronos Air Technologies and EdgeAudio, respectively. Mr. Wilson remains as a director of TSET. Effective November 15, 2001, Daniel R. Dwight was appointed President and Chief Executive Officer of TSET. Effective January 1, 2002, Richard F. Tusing was appointed Chief Operating Officer of TSET. A more detailed explanation of Kronos Air Technologies and the current status of EdgeAudio and the other investments made by us are discussed below.

         We have reorganized our company to prioritize and focus management and financial resources on Kronos Air Technologies and the Kronos(TM) technology. This reorganization has resulted in the decision to sell or to no longer pursue other investment opportunities previously identified. We sold our investment in Atomic Soccer in April 2001; decided not to pursue investments in Cancer Detection International, Electric Management Units, and Cancer Treatment Centers in July 2001; established a formal plan to dispose of EdgeAudio in September 2001 and subsequently sold our investment in the Company in June 2002; and terminated by mutual consent of both parties a contract to distribute Computerized Thermal Imaging equipment in August 2000.

         Based on our decision to focus our resources on Kronos Air Technologies, several actions were taken, most of which impacted the results of operations. On April 11, 2001, we sold Atomic Soccer. The sale resulted in a loss of $2,297,000. During our fourth quarter of 2001, we determined that the assets of Aperion Audio (formerly known as EdgeAudio) were impaired and we recognized an impairment loss of $2,294,000. On June 7, 2002, we sold our shares of Aperion Audio to Aperion Audio's management group, which consists of 2 individuals. Pursuant to the sale, these 2 individuals will receive 500,000 shares of our common stock in exchange for any rights these individuals may have to earn-out provisions pursuant to their original agreement with TSET. Under the terms of the sale, TSET will continue to honor a commitment to provide working capital to Aperion Audio in monthly installments of $15,000 over the next 14 months. As a result of this transaction, TSET will recognize a gain of approximately $600,000 to $700,000. Based upon our decision to discontinue the development of Cancer Detection International, as of June 30, 2001 we have recognized an impairment loss of the remaining goodwill of $273,000 associated with that investment.

         On January 18, 2002, we began trading shares of our common stock under a new ticker symbol (KNOS). At the same time, we announced that our Company will be doing business under the name of Kronos Advanced Technologies. We anticipate asking our shareholders to vote for the approval of an amendment to our Articles of Incorporation for a name change of our Company to Kronos Advanced Technologies, Inc. at our annual meeting in 2002.

         Kronos Air Technologies is focused on the development and commercialization of an air movement and purification technology known as Kronos(TM) that is more fully described below. The Kronos(TM) technology opeRATES through the application of high-voltage management across paired electrical grids that creates an ion exchange which moves air and gases at high velocities while removing odors, smoke, and particulates, as well as killing pathogens, including bacteria. We believe the technology is cost-effective and is more energy-efficient than current alternative fan and filter technologies. Kronos(TM) has U.S. and international patents pending.

         The Kronos(TM) device is comprised of state-of-the-art high-voltage electronics and electrodes attached TO one or more sets of corona and target electrodes housed in a self-contained casing. The device can be flexible in size, shape and capacity and can be used in embedded electronic devices, standalone room devices, and integrated HVAC and industrial applications. The Kronos(TM) device has no moving parts or degrading elements and IS composed of cost-effective, commercially available components.

         The Kronos(TM) technology combines the benefits of silent air movement, air cleaning, and odor removaL. Because the Kronos(TM) air movement system is a silent, non-turbulent, and energy-efficient air movement aND cleaning system, we believe that it is ideal for air circulation, cleaning and odor removal in all types of buildings as well as compact, sealed environments such as airplanes, submarines and cleanrooms. Additionally, because it has no moving parts or fans, a Kronos(TM) device can instantly block or reverse the flow of air betweEN adjacent areas for safety in hazardous or extreme circumstances.

         The U.S. Department of Defense and Department of Energy have provided Kronos Air Technologies with various grants and contracts to develop, test and evaluate the Kronos(TM) technology. Since May 2001, the total potential value of Small Business Innovation Research (SBIR) contracts awarded to Kronos Air Technologies has been $1.7 million. In December 2001, Kronos Air Technologies was awarded an SBIR contract sponsored by the U.S. Army. This contract is potentially worth up to $850,000 in product development and testing support for Kronos Air Technologies. Phase One of the contract is worth up to $120,000 in funding to investigate and analyze the feasibility of the Kronos(TM) technology to reduce humidity in heating, ventilation and air conditioning (HVAC) systems. Dehumidification is essential to making HVAC systems more energy efficient.
Phase Two of the contract is worth up to $730,000 in additional funding for product development and testing. In May 2002, the U.S. Army requested the Company to submit a detailed Phase Two proposal by June 10, 2002 for review in the current year. The proposal was submitted on June 7, 2002.

         In May 2001, Kronos Air Technologies was awarded its first SBIR contract sponsored by the U.S. Navy. That contract is potentially worth $837,000 in product development and testing support. The first phase of the contract is worth up to $87,000 in funding for manufacturing and testing prototype devices for air movement and ventilation onboard naval vessels. The second phase of the contract is worth up to $750,000 in additional funding. In January 2002, Kronos Air Technologies received a Phase II invitation letter for this grant with a potential $750,000 commitment. The Kronos(TM) devices manufactured under this contract will be embedded in an existing HVAC systems to move air more efficiently than the traditional, fan based technology.

         In April 2002, the U.S. Navy and Kronos mutually agreed to exercise the option on the first phase of the U.S. Navy SBIR contract. The option is to provide incremental funding to Kronos to further test and evaluate the Kronos(TM) devices built during the initial SBIR funding. Testing will include demonstrating the ability of these U.S. Navy Kronos(TM) devices to capture and destroy biological hazards and to effectively manage electrical magnetic interference.


RESULTS OF OPERATIONS

         The comparability of our financial statements between years is not easily susceptible to narrative comparison by virtue of the fact that (a) we were basically inactive from the time that we discontinued operations in 1996 until the time that we reactivated operations in mid-1999, (b) from inception we have not had significant operating revenues, and (c) we acquired Kronos Air Technologies, Atomic Soccer, EdgeAudio, and Cancer Detection International towards the end of the year ending June 30, 2000.


RESTATEMENT OF FINANCIAL STATEMENTS

         The financial statement information presented in this discussion and analysis of financial condition and results of operations is derived from our financial statements for the nine months ended March 31, 2002 and for the years ending June 30, 2001, 2000 and 1999. Our financial statements for 2000 and 1999 have been restated, as disclosed in Note 3 - Restatement of the "Notes to Consolidated Financial Statements," and the amounts included below for 2000 and 1999 are based on those restated financial statements.


CRITICAL ACCOUNTING POLICIES

         USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS. We provide a reserve against our receivables for estimated losses that may result from our customers' inability to pay. These reserves are based on potential uncollectible accounts, aged receivables, historical losses and our customers' credit-worthiness. Should a customer's account become past due, we generally will place a hold on the account and discontinue further shipments and/or services provided to that customer, minimizing further risk of loss.

         VALUATION OF GOODWILL, INTANGIBLE AND OTHER LONG-LIVED ASSETS. We use assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, as well as the strategic significance of any identifiable intangible asset in our business objectives. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by TSET. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

         VALUATION  OF  DEFERRED   INCOME  TAXES.   Valuation   allowances   are
established,  when  necessary,  to reduce  deferred  tax  assets  to the  amount expected to be realized. The likelihood of a material change in our expected realization of these assets is dependent on future taxable income, our ability to deduct tax loss carryforwards against future taxable income, the effectiveness of our tax planning and strategies among the various tax jurisdictions that we operate in, and any significant changes in the tax treatment received on our business combinations.

         ESTIMATED LOSSES FROM DISCONTINUED OPERATIONS. We provided for an accrual for the estimated loss on our discontinued Aperion Audio business based upon management's estimates of the estimated operating losses to be incurred by Aperion Audio from the date we adopted our plan to dispose of Aperion Audio on June 30, 2001, through the ultimate disposal date, as well as estimated cost related to the disposal. To the extent that the actual operating losses incurred by Aperion Audio differ from the estimates we used to calculate our estimated loss on disposal and to the extent that the estimated disposal costs differ from the actual costs we incur, the loss from discontinued operations may change.

         REVENUE RECOGNITION. We recognize revenue in accordance with SAB 101. Further, Kronos Air Technologies recognizes revenue on the sale of custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the balance sheet. Revenue from government grants for research and development purposes is recognized as revenue when received. Sales are reported net of applicable cash discounts and allowances for returns.


REORGANIZATION

         Based  on  our   decision  to  focus  our   resources   on  Kronos  Air
Technologies, several actions were taken which impacted the results of operations. On April 10, 2001, we sold Atomic Soccer. The new ownership group consisted of Timothy G. Belinger, Todd P. Ragsdale and James Eric Anderson. At the time of the sale, Messrs. Belinger, Ragsdale and Anderson were members of Atomic Soccer's Board of Directors. None of these individuals were then, or currently are, officers, directors, employees or affiliates of TSET. At the time of the sale, Erik W. Black, an officer and director of TSET, was Atomic Soccer's Chairman of the Board of Directors. Mr. Black resigned from Atomic Soccer's Board of Directors immediately following the execution of the sale document and was not a member of Atomic Soccer's new ownership group. The sale resulted in a loss of $2,297,000. During our fourth quarter of 2001, we determined that the assets of EdgeAudio were impaired and we recognized an impairment loss of $2,294,000. On September 14, 2001, the board authorized management to pursue a formal plan for disposal of EdgeAudio. The anticipated loss from operations during the phase-out period is $150,000. We do not anticipate a loss on the sale of EdgeAudio. We also decided to discontinue the development of Cancer Detection International and we have recognized an impairment loss of the remaining goodwill of $273,000 associated with that investment.


CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2002

         Our net loss from continuing operations for the current year third quarter and nine months was $0.6 million and $2.9 million, respectively, compared with a net loss of $0.7 million and $2.1 million for the corresponding periods of the prior year. The increase in the net loss for the nine months ended March 31, 2002, as compared to the corresponding period in 2001, was the result of increased professional fees and consulting services offset by a decrease in salaries and other general and administrative expenses.

         REVENUE. Revenues are generated through sales of Kronos(TM) devices at Kronos Air Technologies, Inc. Revenue for the current year third quarter was $0 and for the current year nine months was $65,000. Revenue of $5,000 was recorded during the corresponding periods of the prior year. These revenues were primarily from our U.S. Navy Small Business Innovative Research contract. Phase I of this contract was awarded to Kronos in May 2001.

         COST OF SALES. Cost of sales for the current year third quarter was $0 and $50,070 for the current year nine months. Cost of sales is primarily research and development costs associated with our U.S. Navy Small Business Innovative Research contract.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, General and Administrative expenses in the current year third quarter decreased $57,000 and in the current year nine months increased $729,000, to $0.6 million and $2.9 million, respectively. The decrease in the current year third quarter was primarily due to a reduction in payroll and related costs of $89,000. The increase in the current year nine months was primarily due to non-cash stock warrants issued to the Eagle Rock Group of $686,000, non-cash stock options/grants of $57,000 and cash-based fees paid/accrued to management consultants, legal and accounting professionals engaged by the Company of $500,000. This was partially offset by a reduction in payroll and related costs of $500,000 and a reduction in travel related costs of $63,000.


CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2002

         Our total assets at March 31, 2002 were $3.1 million compared with $3.1 million at June 30, 2001. Total assets at March 31, 2002 were comprised primarily of $2.3 million of patents/intellectual property and $556,000 of deferred financing fees. Total assets at June 30, 2001 were comprised primarily of $2.4 million of patents/intellectual property and $521,800 of deferred financing fees. Total current assets at March 31, 2002 and June 30, 2001 were $189,000 and $70,000, respectively, while total current liabilities for those same periods were $2.5 million and $1.9 million, respectively, creating a working capital deficit of $2.3 million and $1.9 million at each respective period end. This working capital deficit is primarily due to accrued expenses for compensation, management consulting and other professional services. Shareholders' equity as of March 31, 2002 and June 30, 2001 was $(1.1 million) and $479,000, respectively, representing a decrease of $1.6 million. The decrease in shareholders' equity is primarily the result of incurring a $2.9 million loss from continuing operations for the nine months ended March 31, 2002, partially offset through the sale and issuance of $1.3 million of common stock.


CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED JUNE 30, 2001

         REVENUE AND COST OF SALES. Revenues are generated through sales of Kronos(TM) devices at Kronos Air Technologies, Inc. Sales for the twelve months ended June 30, 2001 were $95,000. Cost of sales for the twelve months ended June 30, 2001 associated with the sale of Kronos(TM) devices was $62,500. There were no sales or cost of sales of Kronos(TM) devices in periods prior to the twelve months ended June 30, 2001.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the twelve months ended June 30, 2001 amounted to $3,391,139 of which compensation and benefits were 35%, professional services were 22%, research and development was 9%, depreciation, intangibles amortization and impairment was 17% and other general and administrative expenses accounted for 17%. Operating expenses for the twelve months ended June 30, 2000 amounted to $1,388,492 of which compensation and benefits were 30%, research and development was 46%, professional services were 11%, depreciation, intangibles amortization was 7% and other general and administrative expenses accounted for 6%.

         Research and development costs in 2000 included $633,229 of expense for in-process research and development purchased with the acquisition of Kronos Air Technologies. In-process R&D was the for the development and commercialization of Kronos' primary air purification and airflow technology. In-process R&D was calculated using a discounted cash flow model with a future five-year period. Management determined that the project was approximately 59% complete at the time of acquisition and projected costs to complete of $1.64 million. This development has been completed and we anticipate sales of stand-alone consumer air-purification devices using Kronos technology in early 2003. Included in the intangible amortization and impairment in 2001 is $272,945 for an impairment loss on Cancer Detection International. The increase in professional services expense was the result of our efforts to better position us to obtain additional outside financing and equity. As a result, we engaged outside consultants to assist us.

         Included in other income/expenses is the settlement of the Foster & Price litigation in the amount of $213,750. This amount was accrued as a liability until such time as the related shares were issued to the escrow agent per the settlement agreement. Although the expense was accrued in the year ended June 30, 2001, the shares were not issued until May 31, 2002. When the shares were issued, the value of the transaction was included in shareholders equity.


CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2001

         Our total assets at June 30, 2001 were $3,067,329 compared with $7,627,488 at June 30, 2000, a decline of $4,560,159, principally due to the loss on disposal of discontinued operations of Atomic Soccer of $2,296,562 and the impairment of assets for EdgeAudio of $2,294,316, which were recorded in the fiscal year ended June 30, 2001. Total assets at June 30, 2001 were comprised mainly of $520,800 for deferred financing fees and $2,431,524 of patents/intellectual property. Total assets at June 30, 2000 were comprised principally of $2,970,731 of patents/intellectual property and $4,502,888 of net assets of discontinued operations. Total current assets at June 30, 2001 and June 30, 2000 amounted to $70,298 and $130,850, respectively, while total current liabilities for those same periods amounted to $1,921,213 and $388,796, respectively, creating a working capital deficit of $1,850,915 and $257,946 at each respective period end. This working capital deficit is principally attributable to the increase in accrued expenses in both years for compensation and professional services. Total liabilities as at June 30, 2001 and June 30, 2000 were $2,588,763 and $388,796, respectively, representing an increase of $2,199,967. Shareholders equity as at June 30, 2001 and June 30, 2000 was $478,566 and $7,238,692, respectively, representing a decrease of $6,760,126. The decrease in shareholders equity is principally the result of incurring a $3,572,558 loss from operations, a $3,846,963 loss from discontinued operations, and a $2,446,562 loss on disposal of discontinued operations for the twelve months ended June 30, 2001. In addition, equity increased during the twelve month period ended June 30, 2001 through the sale and issuance of $3,105,956 of common stock.


CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2000

         REVENUE AND COST OF SALES. There were no sales or cost of sales for the years ended June 30, 2000 and 1999.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the twelve months ended June 30, 2000 amounted to $1,388,492. Primarily as a result of the above, the net loss from continuing operations for the year ended June 30, 2000 was $1,385,595, and the loss from discontinued operations was $579,588 for a net loss of $1,965,183, thereby increasing our accumulated deficit to $2,107,703 at June 30, 2000. Operating expenses for the year ended June 30, 1999 were $51,946 of which compensation and benefits accounted for $43,150 or 83%.


CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2000

         Our total assets at June 30, 2000 were $7,627,488. Total current assets amounted to $130,850 while total current liabilities amounted to $388,796 thereby creating a working capital deficit of $257,946. Total liabilities as at June 30, 2000 amounted to $388,796 and shareholders equity was $7,238,692. Total assets at June 30, 1999 were $3,036 and total liabilities were $79,841. The increase in assets and liabilities during 2000 occurred principally from the acquisition of Kronos Air Technologies, EdgeAudio, Atomic Soccer and Cancer Detection, and our emergence from our prior inactive status.


LIQUIDITY AND CAPITAL RESOURCES

         Historically we have relied principally on the sale of common stock to finance our operations. We have recently completed a successful private placement of our common stock through which we were able to obtain commitments for 2,559,412 shares of our common stock, valued at $0.17 per share, in consideration of $435,100 in cash and 841,459 shares of our common stock, valued at $0.17 per share, in consideration of commitments to convert $143,048 of debt into equity with respect to certain members of the management team. Going forward, in addition to continued sales of common stock, we plan to rely on the proceeds from Small Business Innovation Research (SBIR) contracts with the U.S. Navy and Army as well as other government contracts and grants, and cash flow generated from the sale of Kronos(TM) devices. We have also entered into a common stock purchase agreement with Fusion Capital under which we have the right, subject to certain conditions, to draw down approximately $10,000 per day from the sale of common stock to Fusion Capital. However, Fusion Capital is not obligated nor permitted to purchase shares of our common stock if the per-share price of our common stock does not equal or exceed the floor price of $0.10. The SBIR contracts are potentially worth up to $1.7 million in product development and testing support for Kronos Air Technologies. The first phase of the contracts is worth up to $207,000 in funding. If awarded to Kronos Air
Technologies, the second phase of the contracts would be worth up to $1.5 million in additional funding. In January 2002 and May 2002 Kronos Air Technologies received Phase II invitation letters for U.S. Navy and U.S. Army contracts, respectively, with potentially $1.5 million in commitments.

         Net cash flow used in operating activities was $1.2 million for the current year nine months ended March 31, 2002. We were able to satisfy some of our cash requirements for this period through the issuance and sale of our common stock.

         On June 19, 2001, we entered into a common stock purchase agreement with Fusion Capital. Pursuant to this agreement, we received $.77 million. The agreement was terminated by our company and Fusion Capital on August 12, 2002.

         On August 12, 2002, we entered into a common stock purchase agreement with Fusion Capital. Pursuant to the common stock purchase agreement, Fusion Capital has agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. The $6.0 million of our common stock is to be purchased over a 30-month period, subject to a six-month extension or earlier termination at our sole discretion and subject to certain events. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock without any fixed discount to the then-current market price. Fusion Capital is obligated to purchase shares under the agreement as long as the share price exceeds a floor of $0.10. However, there can be no assurance of how much cash we will receive, if any, under the common stock purchase agreement with Fusion Capital.

         In May 2002, we completed a private placement of our common stock pursuant to which we sold 2,559,412 shares of our common stock at $0.17 per share to eight accredited investors for consideration of $435,100 cash and 841,459 shares of our common stock at $0.17 per share to five members of our management team for consideration of commitments to convert $143,048 of debt.

         We estimate that achievement of our business plan will require approximately $3.0 million of funding. We anticipate that the funding of our business plan will be obtained pursuant to the Fusion Capital transaction (approximately $1.0 million), cash flow generated from government grants and contracts (approximately $0.8 million which includes funding from the Small Business Innovation Research contracts sponsored by the United States Navy and Army, recently awarded to Kronos Air Technologies), and cash flow generated from customer revenue (approximately $1.2 million). Pursuant to discussions with the companies that we will be licensing our technology for sale to the consumer markets, we anticipate generating cash flow from advance funding from these companies for production development work. We believe that the $3.0 million of funding includes amounts sufficient to satisfy our capital requirements for the next 12 months.


GOING CONCERN OPINION

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the 2001 and 2000 financial statements that states that we do not have significant cash or other material assets to cover our operating costs. Our ability to obtain additional funding will largely determine our ability to continue in business. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         We can make no assurance that we will be able to successfully transition from research and development to manufacturing and selling commercial products on a broad basis. While attempting to make this transition, we will be subject to all the risks inherent in a growing venture, including, but not limited to, the need to develop and manufacture reliable and effective products, develop marketing expertise and expand our sales force.

                                    BUSINESS


OUR COMPANY

         We are a Nevada corporation. Our principal executive offices are located at 464 Common Street, Suite 301, Belmont, Massachusetts 02478. Our
telephone number is (617) 993-9965. The address of our website is www.kronosati.com. Information on our website is not part of this prospectus.


REORGANIZATION

         We had been seeking select business opportunities globally among a wide range of prospects. Over the past two years, we made several investments, including Kronos Air Technologies, Inc. and EdgeAudio, Inc. After further evaluation of these investments, we believe our investment in and the full development of Kronos Air Technologies and the Kronos(TM) technology represents the single best opportunity for us. As a result, we are focusing substantially all of our management and financial resources to develop and market the Kronos(TM) technology. Effective October 10, 2001, Jeffrey D. Wilson resigned as Chairman of the Board and Chief Executive Officer of TSET, as well as Chairman of the Board of Kronos Air Technologies and EdgeAudio, respectively. Mr. Wilson remains as a director of TSET. Effective October 16, 2001, Daniel R. Dwight became our President and Chief Executive Officer. Mr. Dwight is a Director of TSET and had been a consultant to our Company prior to accepting his new position. Effective January 1, 2002, Richard F. Tusing became our Chief Operating Officer. Mr. Tusing is a Director of TSET and had been a consultant to our Company prior to accepting his new position.

         We have reorganized our company to prioritize and focus management and financial resources on Kronos Air Technologies and the Kronos(TM) technology. This reorganization has resulted in the decision to no longer pursue other investment opportunities previously identified. We sold our investment in Atomic Soccer USA, Ltd. in April 2001; decided not to pursue investments in Cancer Detection International LLC, Electric Management Units, and Cancer Treatment Centers, Inc. in July 2001; established a formal plan to dispose of EdgeAudio in September 2001; and terminated by mutual consent of both parties a contract to distribute Computerized Thermal Imaging, Inc. equipment in August 2000.


CORPORATE HISTORY

         TSET (formerly known as Technology Selection, Inc.) was originally incorporated under the laws of the State of Utah on September 17, 1980 as Penguin Petroleum, Inc. Penguin Petroleum Inc.'s stockholders approved a name change on October 6, 1982 to Petroleum Corporation of America, Inc. On December 29, 1996, stockholders approved a reorganization whereby they exchanged their stock on a one-for-one basis with Technology Selection, Inc., a Nevada corporation. Technology Selection, Inc.'s shares began trading on the Over-the-Counter Bulletin Board on August 28, 1996 under the symbol "TSET." On November 19, 1998, Technology Selection, Inc. changed its name to TSET, Inc.
Effective January 12, 2001, we began doing business as Kronos Advanced Technologies, Inc. and, as of January 18, 2002, we changed our ticker symbol to "KNOS." We have confined most of our activities to classifying market and commercial targets, investigating potential investment and acquisition opportunities, and capitalizing on our investment in Kronos Air Technologies, and have not, to date, generated significant operating revenues. We have never been party to any bankruptcy, receivership, or similar proceedings and, other than noted above, have not been party to any material reclassification, merger, consolidation, or purchase or sale of significant assets not in the ordinary course of our business.


KRONOS AIR TECHNOLOGIES, INC.

         On March 13, 2000, we signed agreements for the acquisition of all of the issued and outstanding shares of Kronos Air Technologies, Inc. We acquired all of the issued and outstanding shares of Kronos Air Technologies' capital stock in exchange for shares of our common stock. Kronos Air Technologies is focused on the development and commercialization of an air movement and purification technology known as Kronos(TM) which is more fully described below. In the nine months ended March 31, 2002 and the fiscal years ended June 30, 2001 and 2000, respectively, we have recorded customer-sponsored research and development expenses of approximately $50,000, and $0 and $0, respectively. In those same periods, we have recorded company-sponsored research and development expenses of approximately $148,000, $297,000 and $636,000, respectively.

TECHNOLOGY DESCRIPTION AND BENEFITS

         The Kronos(TM) technology operates through the application of high voltage management across paired electrical grids that creates an ion exchange which moves air and gases at high velocities while removing odors, smoke, and particulates, as well as killing pathogens, including bacteria. We believe the technology is cost effective and is more energy efficient than current alternative fan and filter technologies. Kronos has completed the filing of four patents in the United States. The Patent for Electrostatic Fluid Acceleration is in Response to Office Action and three additional patents for the control and management of Electrostatic Fluid Acceleration are awaiting examination by the Patent Office. Each of these patents describes the inventions and claims necessary to move, control and filter air electrostatically, without the use of fans or moving parts. Additionally, the Patent for Electrostatic Fluid Acceleration has been filed in Australia, Canada, Mexico and Japan and await approval.

         The Kronos(TM) device is comprised of state-of-the-art high voltage electronics and electrodes on a single printed circuit board attached to one or more sets of corona and target electrodes housed in a self contained casing. The device can be flexible in size, shape and capacity and can be used in embedded electronic devices, standalone room devices, and integrated HVAC and industrial applications. The Kronos(TM) device has no moving parts or degrading elements and is composed of cost effective, commercially available components.

         The Kronos(TM) technology combines the benefits of silent air movement, air cleaning, odor removal, limited ozone generation, and static control (as a Kronos(TM) device can produce either positive or negative ions or both, if necessary). Because the Kronos(TM) air movement system is a silent, non-turbulent, and energy efficient air movement and cleaning system, we believe that it is ideal for air circulation, cleaning and odor removal in all types of buildings as well as compact, sealed environments such as airplanes, submarines and cleanrooms. Additionally, because it has no moving parts or fans, a Kronos(TM) device can instantly block or reverse the flow of air between adjacent areas for safety in hazardous or extreme circumstances. We believe that the benefits of the Kronos(TM) technology include the following:


    QUIET OPERATION:      Embodied in a non-turbulent, non-vibrating device -
                          virtually silent.

    DURABILITY:           No moving or degradable parts.

    ADAPTABILITY:         Scalable in shape, size and capacity and adaptable to
                          existing infrastructure, hardware and HVAC systems or can be used as a standalone device. Operates under both extreme high and low temperatures; inertialess with instantaneous air movement and is capable of deployment in a wide range of applications.

    EFFICIENCY:           Energy efficient, up to 10 times the cubic feet per
                          minute per watt of a conventional fan at the same velocity and size.

    PURIFICATION:         Lethal towards a wide range of bacteria and spores and
                          can remove particulate matter from the air (e.g., smoke, pollen).

    ANTI-STATIC:          Ions from the corona discharge neutralize
                          electrostaticly charged particles in the ambient air
                          (e.g., use in cleanrooms).

    VALUE: Built with readily available, existing electronics and hardware making the Kronos(TM) device cost effective to manufacture.

RECENT ACHIEVEMENTS


         UNITED STATES NAVY SMALL BUSINESS INNOVATION RESEARCH CONTRACT

         In July 2002, Kronos Air Technologies obtained a Pre-Award notice from the U. S. Navy for a Small Business Innovation Research Phase II contract worth $600,000, plus an option of $150,000. During the Pre-Award stage, Kronos will have to complete a government cost accounting audit and the U. S. Navy will need to complete the necessary documentation for Kronos to begin work on Phase II. Management believes that the government cost accounting audit will take approximately 30 days for us to complete and the U. S. Navy expects that completion of the documentation will take approximately 90 days. The Phase II contract is an extension of the Phase I and the Phase I Option work that began in 2001. It is intended that the Kronos(TM) devices manufactured under this contract will be embedded in existing HVAC systems in order to move air more efficiently than traditional, fan-based technology.


         MEMORANDUM OF UNDERSTANDING WITH ACCESS BUSINESS GROUP INTERNATIONAL, L.L.C.

         In July 2002, Kronos Air Technologies executed a Memorandum of Understanding with Access Business Group International L.L.C. for the potential licensing of Kronos(TM) based air movement and treatment technologies. Access Business Group is the product development, manufacturing and logistics subsidiary of Alticor Inc. and an affiliate of the Amway Corporation and Quixtar Inc. Under the proposed arrangement, Kronos will retain full rights to all of our intellectual property, as well as manufacturing of our proprietary power-supply. The final agreement is subject to negotiations between the parties. Management believes that this relationship will assist Kronos in expanding into global markets, including Europe and Asia for consumer air purification products.


         LETTER OF INTENT FOR RETAIL CONSUMER PRODUCTS

         In April 2001, Kronos Air Technologies completed development of a prototype room-based air purification device and is now moving rapidly toward commercialization of the Kronos(TM) technology outside of military applications. In May 2002, Kronos Air Technologies executed a non-binding term sheet with a consumer retail products company. The agreement provides for exclusive North American retail distribution rights for a full consumer air movement and purification product line based on the Kronos technology for a term of at least three years. Kronos will be compensated through royalty payments with minimum annual levels. The consumer products company has also agreed to provide Kronos with advanced funding to pay for any development work necessary to bring a Kronos-based consumer product line to market. The terms of the advanced funding are still being negotiated. Kronos believes it will retain full rights to all of its intellectual property, as well as manufacturing of its proprietary power supply. The final agreement is subject to negotiations between the parties. The product line launch is scheduled for first quarter 2003. Kronos has completed the development of the core Kronos(TM) technology. We are currently focused on applying the Kronos(TM) technology to specific customer applications. Customer application development requires us to tailor the Kronos(TM) technology to meet the customer's specific product requirements, including airflow volume and velocity, the level of particulate removal, the amount of gas destruction, the size and shape of the devices and the measurement and monitoring of airflow and air quality. This includes developing the product specifications, designing the actual product, building and testing prototypes, finalizing the design for the manufacturer, and the manufacturing of the actual product. Kronos is required to keep the identity of the consumer products company confidential until the formal announcement of the product launch. Management believes that the cash flow generated from this relationship will assist Kronos in expanding the Kronos(TM) technology for applications in, including: (1) air movement and purification in health care, hospitality, residential and commercial facilities; (2) air purification for unique spaces, such as cleanrooms, automobiles, cruise ships and airplanes; (3) specialized military uses in naval vessels, closed vehicles and environmental devices; (4) embedded cooling and cleaning for electronic devices and medical equipment; (5) industrial scrubbing with respect to product storage and diesel and other emissions; and (6) hazardous gas destruction for incineration and chemical facilities. Management further believes that this relationship will assist Kronos in expanding into global markets, including Australia and New Zealand.


         UNDERWRITERS LABORATORIES' APPROVAL

         In June 2001, Kronos Air Technologies obtained Underwriters Laboratories, Inc.'s approval for the Kronos(TM) device's core electronics. The electronic module is the key component of Kronos Air Technologies' proprietary technology and is used in all Kronos(TM) based products. We believe the
Underwriters Laboratories' approval of the electronics should shorten the Underwriters Laboratories' approval process for all future Kronos Air Technologies air movement and purification products. Final Underwriters
Laboratories' approval for each Kronos(TM) based device (based on using the current core electronics) will depend on meeting mechanical and material standards for each device. This final Underwriters Laboratories' effort will focus primarily on safety standards applied to the casing for the device and materials used in final design.


         LOCKHEED MARTIN AND GENERAL DYNAMICS CONTRACTS

         In the fourth quarter 2001, Kronos Air Technologies began to generate revenue for the first time in the military marketplace with the sale of Kronos(TM) devices to Lockheed Martin and the delivery of its first commercialized Kronos(TM) devices to Bath Iron Works, a division of General Dynamics. The Bath Iron Works' air movement and purification devices are being used in the chief quarters of the USS WINSTON CHURCHILL (DDG-81). Bath Iron Works and Kronos Air Technologies have also teamed with Electric Boat, another subsidiary of General Dynamics, and General Dynamics Advance Technology Systems Group to examine advanced demonstration opportunities onboard other United States naval vessels. These demonstrations are being made through the Office of Naval Research.

         With respect to General Dynamics, we are currently working to develop the relationship with them, including providing demonstrations of our Kronos(TM) technology. We do not currently have any specific plans with General Dynamics and/or Lockheed Martin. There are no anticipated time frames as to when we may receive any future revenue from these companies.

         SMALL BUSINESS INNOVATION RESEARCH CONTRACTS AWARDED

         UNITED STATES NAVY. In May 2001, Kronos Air Technologies was awarded a Small Business Innovation Research contract. This contract is sponsored by the United States Navy and is potentially worth up to $837,000 in product development and testing support for Kronos Air Technologies. The first phase of the contract is worth up to $87,000 in funding for manufacturing and testing a prototype device for air movement and ventilation onboard naval vessels. If awarded to Kronos Air Technologies, the second phase of the contract would be worth up to $750,000 in additional funding. The Kronos(TM) devices manufactured under this contract will be embedded in an existing HVAC systems to move air more efficiently than the current fan based technology. This contract is an extension of the commercialization effort by Kronos Air Technologies in the specialized military marketplace. In April 2002, the United States Navy and Kronos mutually agreed to exercise the option on the first phase of the United States Navy SBIR contract. The option is to provide incremental funding to Kronos to further test and evaluate the Kronos(TM) devices built during the initial funding. Testing will include demonstrating the ability of the United States Navy Kronos(TM) devices to capture and destroy biological hazards to effectively manage electrical magnetic interference.

         UNITED STATES ARMY. In December 2001, Kronos Air Technologies was awarded a Small Business Innovation Research contract. This contract is sponsored by the United States Army and potentially worth up to $870,000 in product development and testing support for Kronos Air Technologies. The first phase of the contract is worth up to $120,000 in funding to investigate and analyze the feasibility of the Kronos(TM) technology to reduce humidity in heating, ventilation and air conditioning (HVAC) systems. If awarded to Kronos Air Technologies, the second phase of the contract would be worth up to $650,000 in additional funding. The Kronos(TM) devices manufactured under this contract will be to further demonstrate the versatility of the Kronos(TM) technology to meet airflow, system pressure and reduced humidity requirements for HVAC systems. This contract is an extension of the commercialization effort by Kronos Air Technologies in the specialized military marketplace. In May 2002, the United States Army requested our company to submit a detailed phase two proposal by June 10, 2002 for review in the current year. The proposal was submitted on June 7, 2002 and the evaluation period for this proposal by the United States Army is expected to be between 6 and 9 months.


BUSINESS STRATEGY

         Kronos Air Technologies' business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (health care, hospitality, residential and commercial facilities); (2) air purification for unique spaces (cleanrooms, automotive, cruise ships and airplanes); (3) specialized military (naval vessels, closed vehicles and environmental devices); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions), and (6) hazardous gas destruction (incineration and chemical facilities).

         AIR MOVEMENT AND PURIFICATION. Indoor air pollution, including "sick building syndrome" and "building related illness," is caused by inadequate ventilation, chemical contaminants from indoor and outdoor sources and biological contaminants. The addressable air movement and purification segment is made up of four principal applications: (1) health care, (2) hospitality (3) residential and (4) commercial. Kronos Air Technologies is attempting to develop a Kronos(TM) device intended to address the specific air quality issues, including odors, found in most nursing home and assisted living facilities.

         AIR PURIFICATION FOR UNIQUE SPACES. Electronics, high-tech, semiconductor, pharmaceutical, aerospace, medical and many other producers depend on cleanroom technology. As products such as electronic devices become smaller, the chance of contamination in manufacturing becomes higher. For pharmaceutical companies, clean, safe and contaminant-free products are imperative to manufacturing and distributing a viable product. Other potential applications for the Kronos(TM) technology include contained spaces such as aircraft, cruise ships and other transportation modes that require people to breathe contaminated, re-circulated air for extended periods. Kronos Air Technologies is also evaluating the effectiveness of the Kronos(TM) technology on reducing diesel emissions.

         SPECIALIZED MILITARY. Kronos Air Technologies has been working extensively with General Dynamics on commercializing specific military applications of the Kronos(TM) technology. To date, Kronos Air Technologies has developed and shipped miniature Kronos(TM) based devices for retrofitting the sailors' bunk fans on United States Naval ships and a larger embedded device for retrofitting fans in the ductwork of United States Naval ships. In addition, Kronos Air Technologies was awarded a Small Business Innovation Research contract sponsored by the United States Navy and is potentially worth up to $837,000 in funding for product development and testing. The Kronos(TM) devices manufactured under this contract will be embedded in existing HVAC systems to move air more efficiently than the current fan based technology. In addition, Kronos Air Technologies was awarded a Small Business Innovation Research contract sponsored by the United States Army and is potentially worth up to $850,000 in funding for product development and testing. The Kronos(TM) devices manufactured under this contract will be used to demonstrate the ability to commercialize the Kronos(TM) technology for mass production.

         OTHER  MARKET  SEGMENTS.  The  technology  demonstrated  in  the  Small
Business Innovation Research contract has direct applications to other commercial market segments that Kronos Air Technologies is pursuing, including industrial ventilation for building HVAC systems, embedded cooling for electronic equipment and hazardous gas scrubber systems.

         For each of these market segments, there exists a large number of incumbent specialty, national and global competitors. These competitors have firmly established products, customers, distribution and sales channels and broad brand recognition. These competitors have significantly greater financial resources than our company. The consumer, commercial and industrial fan, air movement and air purification markets are highly competitive on price, availability, customization, service and warranty. Kronos Air Technologies intends to utilize its advantages in features and performance to create a beneficial value to its customers. Kronos Air Technologies will compete in licensing of air movement and purification technologies to existing manufacturers and product sales organizations. Kronos Air Technologies will also design, develop and manufacture air movement and air purification components and products for wholesale and retail sales.


MILESTONES

         Our primary business objectives over the next twelve months are the further development and commercialization of the Kronos(TM) technology with a view toward generating cash flow from customers. The primary milestones necessary to achieve these objectives are as follows:

         o completion of commercialization of standalone Kronos(TM) devices to generate revenues, including completion of design of finished products, obtaining final Underwriters Laboratories' approval for the finished products, and completion of customer beta testing programs;

         o development of corporate capability to manage the outsourcing of production and post-sale servicing of Kronos(TM) products, including final selection of contract manufacturers and design of product tooling;

         o     further  development and augmentation of Kronos Air Technologies'
               operational   capabilities  to  support   revenue   stream,   and
               identification of new applications for Kronos(TM) technology;

         o expansion of technical resources and product engineering to better position Kronos Air Technologies' ability to address specific customer issues and needs, including expanding Kronos Air Technologies' chemical and materials technical expertise;

         o     hiring  additional   marketing  and  sales  personnel  to  expand
               customer base to allow Kronos Air Technologies to grow both near term and long term revenue; and

         o continuation of implementation of Kronos Air Technologies' intellectual property strategies, including continuation of its U.S. and international patent filing process to enable a full development and effectively management of intellectual property rights and assets.

         We  estimate  that   achievement  of  these   milestones  will  require
approximately $3,000,000 of funding. We anticipate that such funding will be obtained pursuant to the Fusion Capital transaction, cash flow generated from government grants and contracts (including the Small Business Innovation Research contracts sponsored by the United States Navy and Army, recently awarded to Kronos Air Technologies), and cash flow generated from customer revenue. Kronos has completed the development of the core Kronos(TM) technology. We are currently focused on applying the Kronos(TM) technology to specific customer applications, depending upon customer needs. We modify applications of our existing Kronos(TM) technology on a customer-by-customer basis.


         CORPORATE RESTRUCTURING AND RELATED ACTIVITIES

         We have reorganized in order to prioritize and focus management and financial resources on Kronos Air Technologies and the Kronos(TM) technology. This reorganization has resulted in the decision to no longer pursue other investment opportunities previously identified.

         ACQUISITION AND SALE OF ATOMIC SOCCER USA, LTD. Pursuant to a Letter Agreement dated as of April 11, 2001, we transferred ownership of 100% of the issued and outstanding shares of common stock of Atomic Soccer to a new ownership group comprised primarily of Atomic Soccer's current and former management. We determined that continued financial and other support of Atomic Soccer was not consistent with our long-term strategic plan of concentrating and consolidating financial and management resources on Kronos Air Technologies.

         OTHER INVESTMENTS. Our reorganization has resulted in our decision to no longer pursue other investment opportunities previously identified. We decided not to pursue further investments in Cancer Detection International LLC, Electric Management Units, and Cancer Treatment Centers, Inc. in July 2001; established a formal plan to dispose of EdgeAudio in September 2001; and terminated by mutual consent a contract to distribute Computerized Thermal Imaging, Inc. equipment in August 2000.


RETENTION OF THE EAGLE ROCK GROUP, LLC

         On July 9, 2001, we signed an agreement to utilize the strategic planning and business plan execution services of The Eagle Rock Group, LLC. The Eagle Rock Group will work with the Kronos Air Technologies team to fully develop and capitalize on the Kronos(TM) technology. We believe that The Eagle Rock Group can assist us in unlocking the potential value of the Kronos(TM) technology.

         We believe that The Eagle Rock Group's multi-disciplined approach, which uses seasoned business executives and leverages relationships and networks, can accelerate the Kronos(TM) opportunity versus the timing and development if we were to continue on a go-it-alone strategy or if we were to work and coordinate with the myriad of groups necessary to duplicate The Eagle Rock Group team. Specifically, we initially envision The Eagle Rock Group working to augment and enhance our efforts in the following areas (i) capital raising and allocation, (ii) strategic partner introduction and evaluation,
(iii) distribution channel development, (iv) product focus and brand development, (v) human resource placement, and (vi) capital market introduction and awareness.

         Pursuant to the agreement that we entered into with The Eagle Rock Group, we issued to The Eagle Rock Group a ten-year warrant granting them the right to purchase 1,400,000 shares of our common stock at an exercise price of $0.68 per share. The shares underlying the warrant have piggy-back and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. In addition, the warrant contains redemption rights in the event that we enter into a transaction that results in a change of control of our company.

         Effective March 11, 2002, we entered into an agreement with The Eagle Rock Group extending our relationship with The Eagle Rock Group until March 1, 2003. Pursuant to the agreement, we agreed to convert the then-currently owed amounts to The Eagle Rock Group of $120,000 into a promissory note due and payable on March 1, 2003 and agreed to grant to The Eagle Rock Group a ten-year warrant for the right to purchase 2,000,000 shares of our common stock. Five hundred thousand (500,000) warrant shares are earned over a 12-month period and will fully vest on March 1, 2003. The remainder of the shares may be earned, contingent upon the occurrence of various events, including a successful capital raise, securing contracts with the U.S. military, securing contracts with consumer-oriented distribution organizations, and the adoption of a branding/marketing campaign principally developed by The Eagle Rock Group. The exercise price of these warrant shares will be equal to our common stock's closing price as of the day an initial letter of intent or term sheet related to such transaction is executed.


FUSION CAPITAL TRANSACTION

         On August 12, 2002, we entered unto a common stock purchase agreement with Fusion Capital. Pursuant to the common stock purchase agreement and subject to the condition that Fusion Capital is not obligated nor permitted to purchase shares of our common stock if the per-share price of our common stock does not equal or exceed the floor price of $0.10, Fusion Capital has agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. The $6.0 million of our common stock is to be purchased over a 30-month period, subject to a six-month extension or earlier termination at our sole discretion and subject to certain events. The purchase price per share is equal to the lesser of (i) the lowest price of our common stock on the purchase date; or (ii) the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital. However, there can be no assurance of how much cash we will receive, if any, under the common stock purchase agreement with Fusion Capital.

LEGAL PROCEEDINGS

         On June 6, 2002, Dutchess Advisors Ltd. initiated legal proceedings in Middlesex County, Massachusetts, against TSET. The complaint alleges, among other things, breach of contract, QUANTUM MERUIT, unjust enrichment and conversion with respect to a letter agreement, dated June 19, 2001, between TSET and Dutchess Advisors Ltd., and seeks, among other things, a judgment in the amount of $75,000, exclusive of pre-judgment interest, costs and attorneys' costs. The Company believes it has meritorious defenses and intends to vigorously defend.

         On February 2, 2001, we initiated, together with Kronos Air Technologies, legal proceedings in Clackamas County, Oregon against W. Alan
Thompson, Ingrid T. Fuhriman, and Robert L. Fuhriman II, each of whom were formerly executive officers and members of the Board of Directors of Kronos Air Technologies. This suit alleges, among other things, breach of fiduciary duties and breach of contract by these individuals, and seeks, among other things, an order from the court referring the dispute to arbitration in accordance with the terms of these individuals. We have agreed to a change of venue of this matter to King County, Washington, and arbitrators have been selected. The parties are in the process of exchanging and complying with requests for discovery.

         On January 13, 2000, we initiated legal proceedings in Clackamas County, Oregon against Foster & Price Ltd., an Isle of Man corporation, seeking, among other things, a judicial declaration that a certain term sheet signed by us and Foster & Price was lawfully terminated by us due to Foster & Price's failure to perform certain terms thereunder and was therefore null and void, and that we and Foster & Price had no further contractual obligations between ourselves. Foster & Price claimed entitlement to the issuance of 10,000,000 shares of our common stock, notwithstanding its alleged nonperformance of certain important obligations under the term sheet. On July 7, 2001, we entered into a mutual release and settlement agreement with Foster & Price and Alex D. Saenz, pursuant to which our company, Foster & Price and Mr. Saenz mutually and fully released each other from all related claims and counterclaims and agreed to the dismissal of the litigation initiated by us against Foster & Price on January 13, 2000. The settlement agreement does not contain any admission of liability or fault by any party. The parties also agreed, among other things, to not institute any future litigation relating to the term sheet of the previous relationship. As settlement consideration, we delivered to Foster & Price and Mr. Saenz, collectively, a total of 375,000 registered shares of our common stock valued at $213,750 on May 31, 2002. This amount was accrued at June 30, 2001 and is included in Other Income/Expense in the Statement of Operations for the period ended June 30, 2001. The shares were not issued until the following year. Once the shares were issued, the transaction was properly reflected in shareholders' equity. Foster & Price and Mr. Saenz have agreed that in no case shall they sell on any given trading day more than 5,000 shares, or more than 12,500 shares in any consecutive five-day trading period, or more than 50,000 shares in any 30-day consecutive trading period. Foster & Price and Mr. Saenz have agreed to certain confidential provisions and to indemnify us against claims arising out of any dispute between Foster & Price and Mr. Saenz relating to any allocation of shares between them as well as claims brought by persons who are not parties to the settlement agreement.

         On January 11, 2002, Aperion Audio, Inc. (f/k/a EdgeAudio.com), a company in which TSET owns common shares, initiated arbitration in a dispute over the Agreement and Plan of Reorganization between the parties. Aperion Audio, Inc. requested damages of $213,900 plus consequential damages. On June 7, 2002, TSET settled all outstanding litigation with Aperion Audio, Inc., including the dismissal of arbitration proceedings, pursuant to a Settlement Agreement and Mutual Release, which included the sale of TSET-owned shares of Aperion Audio, Inc. common stock. Under this settlement, we have agreed to make the remaining $213,900 capital contributions previously agreed to at the time TSET acquired Aperion Audio in the form of a non-interest bearing note payable over the next 14 months. We also agreed to sell Aperion Audio to two of its managers and former shareholders. As a result, we are returning all of the shares of Aperion Audio and 500,000 shares of TSET common stock in exchange for a full release of all liabilities and claims, including the release of the potential liability for $3 million of additional consideration to be paid in shares of TSET common stock via an earn-out provision in the Acquisition Agreement.

DESCRIPTION OF OUR PROPERTIES

         Our principal executive office is located at 464 Common Street, Suite 301, Belmont, Massachusetts.

         The offices of Kronos Air Technologies are located at 8549 / 8551 154th Avenue NE, Redmond, Washington 98052. Kronos Air Technologies is committed through June 30, 2003 to annual lease payments on operating leases for 4,000 square feet of office/research lab premises of $42,670 per year.

         We consider our existing facilities to be adequate for our foreseeable needs.

                                   MANAGEMENT

         Our directors and executive officers and their ages as of the date of this prospectus are as follows:

   NAME                  AGE      POSITION
   ----                  ---      --------
   Daniel R. Dwight       42      Director; President and Chief Executive
                                     Officer

   Richard A. Papworth    43      Director; Chief Financial Officer, Secretary,
                                     and Treasurer

   Richard F. Tusing      44      Director; Chief Operating Officer

   James P. McDermott     40      Director

   Charles D. Strang      79      Director

   Erik W. Black          31      Director

   Jeffrey D. Wilson      47      Director

         DANIEL R. DWIGHT, 42, has served as a Director of TSET since November 2000, and as a Director and Chief Executive Officer of Kronos Air Technologies since January 2001. Effective October 16, 2001, Mr. Dwight was appointed President and Chief Executive Officer of TSET. He has extensive experience in private equity and operations in a wide variety of high growth and core industrial businesses. Mr. Dwight is currently an independent management consultant who provides business development, strategic consulting, financial planning, merchant banking, and operational execution services to a wide range of clients. Prior to starting his consulting practice, Mr. Dwight spent 17 years with General Electric including 10 years of operations, manufacturing, and business development experience with GE's industrial businesses, and seven years of international investment and private equity experience with GE Capital. He has had responsibility for over a $1 billion in merger and acquisition and private equity transactions at GE. Most recently, Mr. Dwight initiated GE Capital's entry in the Asia private equity market. Between 1995 and 1999, the Asian equity portfolio grew to include consolidations, leveraged buyouts, growth capital and minority investments in diverse industries, including information technology, telecommunications services, consumer products, services and distribution, and contract manufacturing. Mr. Dwight led deal teams with responsibility for the execution of transactions, monitoring of portfolio companies and realization of investments. Since 1982, Mr. Dwight has held other leadership positions domestically and internationally with GE Capital, as well as senior positions with GE Corporate Business Development (1989-1992) and GE Corporate Audit Staff (1984-1987). His responsibilities included identifying, analyzing and implementing reorganizations, restructurings, consolidating acquisitions, and divestitures of GE businesses. He also had responsibility for the development of new business ventures and commercialization of new technologies strategic to GE's industrial businesses. Mr. Dwight holds an MBA in Finance and Marketing with Honors from the University of Chicago in 1989 and a B.S. in Accounting with Honors from the University of Vermont in 1982.

         RICHARD A. PAPWORTH, 43, became a Director of TSET in June 2001, was appointed Chief Financial Officer of TSET in May 2000, and has served as a
Director, Chief Financial Officer, and Treasurer of Kronos Air Technologies since January 2001, and as Assistant Secretary of Kronos Air Technologies since December 2000. Mr. Papworth has had diverse finance, tax, and accounting experience in a range of industries, including real estate development/construction, software development, publishing, distribution, financial institutions, and investment companies. From 1997-2000, he was Vice-President and Controller of the U.S. and European operations of Wilshire Financial Services Group, a Portland, Oregon-based publicly held specialty loan servicing and investment company with more than $2 billion under management. In this capacity, Mr. Papworth was responsible for accounting and control system, financial reporting and analysis, and business decision support for the worldwide organization. From 1996-97, he was Chief Financial Officer of First Bank of Beverly Hills, a $550 million banking subsidiary of WFSG. From 1995-96, Mr. Papworth was Treasurer for Maintenance Warehouse America Corporation in which capacity he successfully negotiated more than $50 million of real estate and working capital financing, and was responsible for management of Maintenance Warehouse America Corporation's insurance program and tax compliance. From 1994-95, he maintained a private management and finance consulting practice for select clients. From 1989-94, Mr. Papworth worked for Morrison Homes, the U.S. home building division of U.K.-based George Wimpey Plc., during which period he held various positions including Chief Financial Officer, Treasurer, and Assistant Treasurer. From 1985-89, he engaged in tax consulting with Deloitte and Touche, a Big Five accounting firm. He received a B.S. in accounting (with minors in business, economics, and Spanish) and a Macc (Masters of Accountancy) with emphasis in tax law, from Brigham Young University in 1984. Mr. Papworth became licensed as a certified public accountant in the State of California in 1987. Mr. Papworth speaks Spanish fluently.

         RICHARD F. TUSING, 44, has served as a Director of TSET since October 2000 and as a Director of Kronos Air Technologies since January 2001 and was appointed Chief Operating Officer on January 1, 2002. Mr. Tusing has had extensive experience in developing new enterprises, negotiating the licensing of intellectual property rights, and managing technical and financial organizations, and has more than 20 years of business development, operations, and consulting experience in the technology and telecommunications industries. He has spent four years in executive management with several emerging technology companies, 14 years in various managerial and executive positions with MCI Communications Corporation, and three additional years in managerial consulting. While acting as an independent management consultant from 1996 to the present, Mr. Tusing's experience with emerging technology companies includes serving as Chief Executive Officer and Chief Technology Officer for Avalon Media Group (a turnkey advertising services company); primary responsibility for technology planning, licensing, and strategic technology architecture relationships for ICU, Inc. (a mobile video conferencing company); and Executive Vice-President, Chief Technology Officer, and Director of Entertainment Made Convenient (Emc3) International, Inc. (a video and data downloading services company). Through his private consultancy, Mr. Tusing provides, among other things, managerial, financial planning, technical, and strategic planning services. From 1982-1996, Mr. Tusing held multiple managerial and executive positions with MCI
Communications Corporation. From 1994-1996, he served as MCI's Director of Strategy and Technology, managing MCI's emerging technologies division (having primary responsibility for evaluating, licensing, investing in, and acquiring third-party technologies deemed of strategic importance to MCI), and also oversaw the development of several early-stage and venture-backed software and hardware companies; in this capacity, Mr. Tusing managed more than 100 scientists and engineers developing state-of-the-art technologies. From 1992-1994, Mr. Tusing founded MCI Metro, MCI's entree into the local telephone services business and, as MCI Metro's Managing Director, managed telecommunications operations, developed financial and ordering systems, and led efforts in designing its marketing campaigns. From 1990-1992, he served as Director of Finance and Business Development for MCI's western region, overseeing $1,000,000,000 in annual revenue and a $90,000,000 operating budget. From 1982-1990, Mr. Tusing held other management and leadership positions within MCI, including service as MCI's Pacific Division's Regional Financial Controller, Manager of MCI's Western Region's Information Technology Division, and led MCI's National Corporate Financial Systems Development Organization. Mr. Tusing received B.S. degrees in business management and psychology from the University of Maryland in 1979.

         JAMES P. MCDERMOTT, 40 became a Director of TSET in July 2001. Mr. McDermott has over 18 years of financial and operational problem-solving experience. Mr. McDermott is a co-founder and is currently a Managing Director of Eagle Rock Advisors, LLC, the Manager for The Eagle Rock Group, LLC. From 1992 through 2000, Mr. McDermott held various managerial and executive positions with PennCorp Financial Group, Inc. and its affiliates. From 1998 through 2000, Mr. McDermott was Executive Vice-President and Chief Financial Officer of PennCorp Financial Group. While serving in this position, Mr. McDermott was one-third of the executive management team that was responsible for developing and implementing operational stabilization, debt reduction and recapitalization plans for the company. From 1995 through 1998, Mr. McDermott served as Senior Vice-President of PennCorp Financial Group. Mr. McDermott worked closely with the Audit Committee of the Board of Directors on evaluating the PennCorp's accounting and actuarial practices. In addition, Mr. McDermott was responsible for developing a corporate-wide technology management program resulting in technology convergence and cost savings to the company's technology budget. From 1994 through 1998, Mr. McDermott was a principal in Knightsbridge Capital Fund I, LP, a $92 million investment fund specializing in leverage-equity acquisitions of insurance and insurance-related businesses. Mr. McDermott was also the founding Chairman of the e-business Internet service provider, Kivex.com, and a senior manager of one of the world's leading public accounting firms, KPMG. Mr. McDermott received a B.S. Degree in Business Administration from the University of Wisconsin, Madison.

         CHARLES D. STRANG, 79, has served as a Director of TSET since September 2000 and as a Director of Kronos Air Technologies since January 2001. Mr. Strang was named National Commissioner of NASCAR (National Association for Stock Car Racing) in 1998 and continues to serve in that capacity. In 1989 Mr. Strang received President Bush's American Vocation Success Award; in 1992 was elected to the Hall of Fame of the National Marine Manufacturers Association; in 1990 was awarded the Medal of Honor of the Union for International Motorboating; and is a life member of the Society of Automotive Engineers. He also currently serves as a Director of the American Power Boat Association (the U.S. governing body for powerboat racing) and Senior Vice-President of the Union for International Motorboating (the world governing body for powerboat racing, with approximately 60 member nations). He joined Outboard Marine Corporation as Director of Marine Engineering in 1966, and retired as Chief Executive Officer in 1990 and as Chairman in 1993 after a more than 40-year career in the marine industry. Mr. Strang retired as a Director of Outboard Marine Corporation in 1996 and has been retired since that time. Mr. Strang's accomplishments during this period include the invention of the modern-day stern-drive (inboard/outboard) power system, the evolution of high horsepower outboard motors, dozens of patents in the field of engine design, marine propulsion devices, and powerboats, and the movement of the marine industry to vertically integrate engine manufacturers with boat builders; these efforts have accelerated the consolidation of the marine industry and the trend to "packaged" boat and motor marketing. Under his leadership, Outboard Marine Corporation was transformed into a vertically-integrated producer of complete, factory-rigged and -powered boats; his engineering and management leadership has had a lasting, substantial influence on the marine industry. Mr. Strang graduated with a degree in mechanical engineering from Polytechnic University in 1943 and worked for several years in the aerospace industry (including research and testing projects on aircraft engines) and served on the mechanical engineering staff of Massachusetts Institute of Technology. He spent 13 years with Kiekhaefer Corporation (manufacturer of Mercury outboard motors), rising from Director of Research to Executive Vice-President, and was also proprietor of U.S. Executives, Inc., a management consulting firm, and Hydro-Mechanical Development, an engineering firm.

         ERIK W. BLACK, 31, became a Director of TSET in June 2001, was appointed Executive Vice-President - Business Development of TSET in May 2000, and also served as Chairman of the Board of Directors of Atomic Soccer from November 2000 until the sale of Atomic Soccer in April 2001. Mr. Black resigned as Executive Vice-President - Business Development of TSET - effective December 31, 2001. Before joining TSET, Mr. Black served from 1997-2000 as a business and corporate strategy consultant to the office of the Chairman on Funding Selection, Inc., an investment banking and mergers and acquisitions company. He also developed, launched, and managed GI Bill Express.com LLP from February 1999 until its acquisition by Military.com in April 2000. Mr. Black has also worked as an e-business associate consultant for IBM Global Services in Phoenix, Arizona, from March 1999 until April 2000. In addition, Mr. Black was the sole proprietor of E.B. Web Designs, an Internet development services and consulting company founded in 1998. Mr. Black worked as the communications coordinator for the Synthetic Organic Chemical Manufacturers Association in Washington, D.C. from 1996-97 and as an associate consultant for Robert Charles Lesser & Co., a real estate consulting firm, from 1995-96. He received an M.B.A. and a Masters of Information Management degrees from Arizona State University in 2000 (where he received the ASU MBA Kiplinger Foundation Prize for outstanding scholarship, service, and contribution, and served as Vice-President - communications of the ASU MBA Student Body Association in 1999-2000), a Global Leadership Certificate from Thunderbird - The American Graduate School of International Management in 2000, and a B.A. from Pomona College in 1995, where he graduated magna cum laude and was elected to Phi Beta Kappa. Mr. Black speaks Russian fluently.

         JEFFREY D. WILSON, 47, was appointed Chairman of the Board of Directors and Chief Executive Officer of TSET in April 1999. On October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of TSET, as well as Chairman of the Board of Directors of Kronos Air Technologies and EdgeAudio, respectively. Mr. Wilson remains a director of TSET. Mr. Wilson has had extensive international transactions experience in Asia, Europe, Latin America, Africa, and the U.S., having represented clients in a wide range of joint venture, corporate finance, public and private securities, regulatory, asset acquisition, licensing, investment, technology, mergers and acquisitions, leveraged buy-out, and other transactions, and has assisted clients in gaining access to foreign markets and in government lobbying activities. Mr. Wilson served as Chairman of the Board of Directors of Kronos Air Technologies and Atomic Soccer since March 2000; Mr. Wilson resigned as Chairman of Atomic Soccer in November 2000. From 1992-1999, Mr. Wilson maintained a private international consulting practice for select clients and engaged in entrepreneurial ventures. From 1990-1992, he served as international legal advisor for GGS Co., Ltd., a Tokyo-based Japanese investment company (and including its Hong Kong, Australian, Canadian, and U.S. affiliates), having primary responsibility for its international projects. From 1982-1990, he engaged in the private practice of law. Mr. Wilson received a B.A. from Brigham Young University in 1979 and a J.D. from the University of Kansas in 1982, where he was also associate editor of the KANSAS LAW REVIEW and President of the International Law Society. Mr. Wilson speaks Japanese fluently.


DIRECTORS

         Our Board of Directors consists of eight seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Four of our current directors were reelected at our annual meeting of stockholders held on December 15, 2000, and two additional directors were appointed in June 2001. One vacancy currently exists on the Board of Directors as of the date of this prospectus. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors. Daniel R. Dwight, our President and Chief Executive Officer, Richard A. Papworth, our Chief Financial Officer, Secretary, and Treasurer, and Richard F. Tusing, our Chief Operating Officer, are also executive officers of TSET. James
P. McDermott, a principal of The Eagle Rock Group, LLC, was nominated to our Board of Directors in July 2001.


ADVISORY BOARD

         We established an Advisory Board in July 2001 to assist management in the development of long-range business plans for our Company. Currently, William Poster is the sole Advisory Board Member. Mr. Poster is a seasoned entrepreneur with a successful track record as a founder of several businesses spanning five continents. Mr. Poster has experience in developing business opportunities in the United States, Europe, Asia and the Middle East. Mr. Poster recently stepped down as President of Computer Systems & Communications Corporation, a wholly-owned subsidiary of General Dynamics. Computer Systems & Communications Corporation is a cutting-edge communications and technology company that Mr. Poster founded and later sold to General Dynamics.

         We will continue to evaluate additional potential candidates for our Advisory Board.


COMMITTEES

         On September 11, 2001, the Board of Directors established a Compensation Committee consisting of two independent members of the Board of Directors. The Compensation Committee and Chairman will be designated annually by the Board of Directors. The Compensation Committee is charged with reviewing and making recommendations concerning TSET's general compensation strategy, reviewing salaries for officers, reviewing employee benefit plans, and administering TSET's stock incentive plan, once adopted and implemented.


COMPENSATION OF DIRECTORS

         CASH COMPENSATION. Our Bylaws provide that, by resolution of the Board of Directors, each director may be reimbursed his expenses of attendance at meetings of the Board of Directors; likewise, each director may be paid a fixed sum or receive a stated salary as a director. As of the date of this prospectus, no director receives any salary or other form of cash compensation for such service. No director is precluded from serving our Company in any other capacity and receiving compensation from us in connection therewith.

         SHARE-BASED COMPENSATION. Each director is entitled to receive annually 50,000 restricted shares of our common stock, either granted as shares or in the form of fully-vested options, as compensation for their services as members of our Board of Directors. The Chairman of our Board of Directors is entitled to receive annually an additional 50,000 shares of our common stock, either granted as shares or in the form of fully-vested options, as compensation for his services as Chairman of our Board of Directors. As of the date of this prospectus, Messrs. Wilson and Strang have been granted 200,000 and 50,000 options, respectively as compensation for Mr. Wilson's services as Chairman of our Board of Directors and Mr. Strang's services as a member of our Board of Directors. Messrs. Tusing and Dwight have each been granted 50,000 shares of our common stock as compensation for their services as members of our Board of Directors.

EXECUTIVE COMPENSATION

         The following table sets forth compensation for the fiscal year ended June 30, 2001 for our executive officers:

                                                     SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                                  LONG-TERM COMPENSATION
                                        -------------------                                  ----------------------
                                                                                        AWARDS                      PAYOUTS
                                                                                        ------                      -------
                                                                             RESTRICTED     SECURITIES                     ALL
                                                                 OTHER          STOCK       UNDERLYING       LTIP         OTHER
NAME AND PRINCIPAL                    SALARY      BONUS      COMPENSATION      AWARDS      OPTIONS/SAR'S    PAYOUTS    COMPENSATION
FISCAL POSITION             YEAR         $          $              $              $              #             $            $
---------------             ----      ------      -----      ------------    ----------    -------------    -------    ------------
(A)                         (B)         (C)        (D)            (E)            (F)            (G)           (H)          (I)
---------------             ----      ------      -----      ------------    ----------    -------------    -------    ------------
Jeffrey D. Wilson,          2001     180,000            --         12,000             --       600,000(2)       --              --
    Former Chairman of      2000     155,000(3)  30,000(4)         2,670(5)   700,000(6)             --         --              --
    the Board of            1999     25,000(3)          --             --      300,000               --         --              --
    Directors and
    Chief
    Executive
    Officer(1)


Richard A. Papworth,        2001     120,000            --          2,000           --         448,475(8)       --              --
    Chief Financial         2000     10,000(7)          --             --      50,000(9)             --         --              --
    Officer                 1999          --            --             --           --               --         --              --



Erik W. Black,              2001     100,000            --          6,000           --         50,000(10)       --              --
    Former Executive        2000     4,167(12)          --        4,500(13)         --               --         --              --
    Vice-President -        1999          --            --             --           --               --         --              --
    Business
    Development(11)

--------------------

(1) Effective October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of TSET pursuant to a mutual agreement between TSET and Mr. Wilson.

(2) Mr. Wilson was granted 350,000 options pursuant to a letter agreement dated April 10, 2001 amending Mr. Wilson's employment agreement, dated April 16, 1999. 125,000 options were fully vested as of April 10, 2001 and the remaining 225,000 options were to vest upon the achievement of certain performance objectives. The exercise price was equal to $0.885 per share, which was the closing price of our Company's common stock as quoted on the Over-the-Counter Bulletin Board on April 9, 2001. TSET has determined that the options to purchase 350,000 shares of common stock granted to Mr. Wilson pursuant to the letter agreement are void as of April 10, 2001, the effective date of the letter agreement. Mr. Wilson was granted 50,000 options on April 9, 2001. These options are fully vested and the exercise price is equal to $0.885 per share. In addition, Mr. Wilson, was granted 200,000 options on May 3, 2001, in connection with his service as Chairman of the Board of Directors in 1999 and 2000. These options are fully vested and the exercise price is equal to $0.71 per share.

(3) Mr. Wilson's 1999 salary of $25,000 consisted of two months at $12,500. Mr. Wilson's 2000 salary of $155,000 consisted of ten months at $12,500 and two months at $15,000. Mr. Wilson deferred all salary during fiscal years 1999 and 2000 and was entitled to receive 12% annual interest on all deferred amounts. Pursuant to an agreement between TSET and Mr. Wilson effective October 10, 2001, TSET issued a promissory note in the amount of $350,000 and will pay $30,000 in cash within sixty days of October 15, 2001, which represents all of Mr. Wilson's accrued salary, bonus and interest. In addition, TSET will also pay Mr. Wilson his unpaid reimbursable expenses.

(4) Under the terms of his employment agreement, Mr. Wilson was to receive a cash bonus of $30,000 on or before May 1, 2000; however, Mr. Wilson deferred his cash bonus during fiscal year 2000 and was entitled to receive 12% annual interest on all deferred compensation. Pursuant to an agreement between TSET and Mr. Wilson dated October 10, 2001, TSET issued a promissory note in the amount of $350,000 and will pay $30,000 in cash within sixty days of October 15, 2001, which represents all of Mr. Wilson's accrued salary, bonus and interest. In addition, TSET will pay Mr. Wilson his unpaid reimbursable expenses.

(5) Mr. Wilson was entitled to an automobile allowance of $1,000 per month, of which $2,670 was received in fiscal year 2000.

(6) As a signing bonus to his employment agreement, Mr. Wilson's nominee, The Pangaea Group LLC, received 1,000,000 restricted shares of our common stock. Such stock vested at a rate of 100,000 shares per month over a 10-month period; 700,000 shares vested during fiscal year 2000. The $700,000 value was obtained by multiplying the vested shares with the closing market price of our unrestricted common stock ($1.00 per share) on the date such shares were granted (April 20, 1999).
         Notwithstanding the above calculation, we expensed such stock transaction at a value of $300,000, or $0.30 per share. TSET has determined that the issuance of the 1,000,000 shares of common stock is void as of April 16, 1999, the effective date of Mr. Wilson's employment agreement.

(7) Mr. Papworth joined our Company in May 2000. He is compensated $120,000 annually.

(8) Mr. Papworth was granted an option to purchase 398,475 restricted shares of our common stock pursuant to a letter agreement dated April 10, 2001 amending Mr. Papworth's employment agreement, dated May 19, 2000. The options were fully vested as of April 10, 2001 and the exercise price is equal to $0.885 per share, which was the closing price of our common stock as quoted on the Over-the-Counter Bulletin Board on April 9, 2001. In addition, Mr. Papworth was granted 50,000 options on April 9, 2001. These options are fully vested and the exercise price is equal to $0.885 per share.

(9) As a signing bonus to his employment agreement, Mr. Papworth received 14,815 restricted shares of our common stock. The $50,000 value is determined by multiplying the number of such shares with the closing market price of our Company's unrestricted common stock ($3.374 per share) on the date such shares were granted (May 19, 2000).

(10) Mr. Black was granted 50,000 options on April 9, 2001. These options are fully vested and the exercise price is equal to $0.885 per share.

(11) Mr. Black resigned as Executive Vice-President - Business Development of TSET effective December 31, 2001.

(12) Mr. Black joined our Company in May 2000. He was compensated $100,000 annually, of which $4,167 was received in fiscal year 2000.

(13) Mr. Black was entitled to an automobile allowance of $500 per month, and a one-time relocation allowance of $5,000, of which $4,500 was received in fiscal year 2000.

                                             AGGREGATED OPTIONS/SAR EXERCISES
                                                 IN LAST FISCAL YEAR AND
                                          FISCAL YEAR END OPTIONS/SAR VALUES(1)

                                                                            NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                        SHARES                             UNDERLYING UNEXERCISED        IN-THE-MONEY
                                     ACQUIRED ON             VALUE            OPTIONS/SAR'S AT         OPTIONS/SAR'S AT
             NAME                      EXERCISE           REALIZED ($)       FISCAL YEAR END(1)       FISCAL YEAR END(2)
             ----                      --------           ------------       ------------------       ------------------
Jeffrey D. Wilson                         -0-                 -0-          Exercisable:   375,000(4)          $0
Former Chairman of the Board                                               Unexercisable: 225,000(4)          $0
of Directors and
Chief Executive Officer(3)

Richard A. Papworth                       -0-                 -0-          Exercisable:    448,475            $0
Chief Financial Officer                                                    Unexercisable:        0            $0

Erik W. Black                             -0-                 -0-          Exercisable:     50,000            $0
Former Executive Vice-President                                            Unexercisable:        0            $0
Business Development(5)

---------------------------------

(1) These grants represent options to purchase common stock. No SAR's have been granted.


(2) The value of the unexercised in-the-money options were calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price of the options as of June 30, 2001.


(3) Effective October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of TSET pursuant to a mutual agreement between TSET and Mr. Wilson.


(4) TSET has determined that the options to purchase 350,000 shares of common stock granted to Mr. Wilson pursuant to a letter agreement dated April 10, 2001 are void as of April 10, 2001, the effective date of the letter agreement. Of these options to purchase 350,000 shares of common stock, options to purchase 125,000 shares of common stock were exercisable at fiscal year end 2001 and 225,000 options were unexercisable at fiscal year end 2001.


(5) Mr. Black resigned as Executive Vice President - Business Development of TSET effective as of December 31, 2001.



                                                  OPTION/SAR GRANTS TABLE

                                                            % TOTAL
                                  NO. OF SECURITIES      OPTIONS/SAR'S
                                      UNDERLYING           GRANTED TO
                                    OPTIONS/SAR'S         EMPLOYEES IN      EXERCISE OR BASE PRICE
             NAME                    GRANTED (#)        FISCAL YEAR (%)         ($ PER SHARE)           EXPIRATION DATE
             ----                    -----------        ---------------         -------------           ---------------
Jeffrey D. Wilson                      50,000                4.6%                   $0.885               April 9, 2006
Former Chairman of the Board         350,000(2)             31.9%                   $0.885               April 9, 2011
of Directors and                      200,000                1.8%                   $0.710                 May 3, 2011
Chief Executive Officer(1)

Richard A. Papworth                    50,000                4.6%                   $0.885               April 9, 2006
Chief Financial Officer               398,475               36.3%                   $0.885               April 9, 2011

Erik W. Black                          50,000                4.6%                   $0.885               April 9, 2006
Former Executive Vice-President
Business Development(3)

---------------------------------

(1) Effective October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of TSET pursuant to a mutual agreement between TSET and Mr. Wilson.


(2) TSET has determined that the options to purchase 350,000 shares of common stock granted to Mr. Wilson pursuant to a letter agreement dated April 10, 2001 are void as of April 10, 2001, the effective date of the letter agreement.


(3) Mr. Black resigned as Executive Vice President - Business Development of TSET effective as of December 31, 2001.

STOCK OPTION PLAN

         On February 12, 2002, the Board of Directors approved the TSET, Inc. Stock Option Plan under which TSET's key employees, consultants, independent contractors, officers and directors are eligible to receive grants of stock options. TSET has reserved a total of 6,250,000 shares of common stock under the Stock Option Plan. It is presently administered by TSET's Board of Directors. Subject to the provisions of the Stock Option Plan, the Board of Directors has full and final authority to select the individuals to whom options will be granted, to grant the options and to determine the terms and conditions and the number of shares issued pursuant thereto.


EMPLOYMENT AGREEMENTS

         The Employment Agreement of Jeffrey D. Wilson, our former Chairman and Chief Executive Officer, was dated as of April 20, 1999 and continued for an "evergreen" term of five years unless Mr. Wilson provided at least 60 days' prior written notice of his resignation. Such agreement provided for base cash compensation during the first 12-month period in the amount of $12,500 per month, plus a cash bonus in the amount of $30,000 to be paid in one lump sum on or before May 1, 2000. During the second 12-month period, Mr. Wilson's base cash compensation was to increase to $15,000 per month, and during the third 12-month period such base cash compensation was to increase to $20,000 per month. Mr. Wilson deferred all cash and bonus compensation from April 1999 through August 2000; however, commencing in September 2000, Mr. Wilson began receiving cash compensation in the amount of $17,500 per month, approved by the Board of Directors, in consideration of his previous deferral of such compensation. We were obligated to pay interest at the rate of 12% annually on all compensation deferred by Mr. Wilson until all such amounts have been paid in full. Mr. Wilson's nominee, The Pangaea Group, LLC, received a signing bonus of 100,000 fully vested and non-forfeitable restricted shares of our common stock; The Pangaea Group, LLC received an additional 900,000 restricted shares of our common stock, which vested at the rate of 100,000 shares per month over the 9-month period following Mr. Wilson's acceptance of the terms of his employment agreement. Mr. Wilson was entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment; however, as of the date of this prospectus, we have not adopted or implemented any such plans. Mr. Wilson had "piggyback" registration rights with respect to all restricted shares owned by him, as well as "demand" registration rights with respect thereto exercisable two times during each 5-year term of his employment. The cost of exercising such piggyback and demand registration rights was to be borne by us. As of the date of this prospectus, Mr. Wilson had not exercised such registration rights. Mr. Wilson is entitled to be indemnified, defended, and held harmless by us from and against any and all costs, losses, damages, penalties, fines, or expenses (including, without limitation, reasonable attorneys' fees, court costs, and associated expenses) suffered, imposed upon, or incurred by him in any manner in connection with his service as our Chairman and Chief Executive Officer.

         On April 10, 2001, we entered into a Letter Agreement with Mr. Wilson amending Mr. Wilson's Employment Agreement. Pursuant to the Letter Agreement, Mr. Wilson waived the anti-dilution provision of his Employment Agreement in consideration for options to purchase 350,000 shares of our restricted common stock. The option to purchase 125,000 shares of common stock was fully vested as of April 10, 2001 and the remaining 225,000 share option was to vest upon the achievement of certain performance objectives. The exercise price of these options was equal to $0.885 per share, which was the closing price of our common stock as quoted on the Over-the-Counter Bulletin Board on April 9, 2001.

         In September 2001, TSET determined that, among other things, our Board of Directors never validly approved Mr. Wilson's Employment Agreement. Accordingly, TSET determined that Mr. Wilson's Employment Agreement and the Letter Agreement are null and void from their inception. As a consequence, TSET has determined that the issuance of 1,000,000 shares of common stock pursuant to Mr. Wilson's Employment Agreement and the grant of options to purchase 350,000 shares of common stock pursuant to the Letter Agreement are void as of the effective dates of the Employment Agreement and Letter Agreement, respectively, and that these shares of common stock and options are treated as if they were never issued or granted, as the case may be. Effective October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of TSET. Mr. Wilson remains as a director of TSET.

         Daniel R. Dwight, our President and Chief Executive Officer, and our company entered into an Employment agreement effective as of November 15, 2001. The initial term of Mr. Dwight's Employment Agreement is for 2 years and will automatically renew for successive 1 year terms unless TSET or Mr. Dwight provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. Mr. Dwight's Employment Agreement provides for base cash compensation of $180,000 per year. Mr. Dwight is eligible for annual incentive bonus compensation in an amount equal to Mr. Dwight's annual salary based on the achievement of certain bonus objectives. In addition, TSET granted Mr. Dwight 1,000,000 immediately vested and exercisable, ten-year stock options at various exercise prices. Mr. Dwight will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

Mr. Dwight is entitled to be indemnified, defended, and held harmless by us from and against any and all costs, losses, damages, penalties, fines, or expenses (including, without limitation, reasonable attorneys' fees, court costs, and associated expenses) suffered, imposed upon, or incurred by him in any manner in connection with his service as our Chief Executive Officer.

         Richard A. Papworth, our Chief Financial Officer, has an Employment Agreement dated as of May 19, 2000, which continues for an "evergreen" term of two years, unless Mr. Papworth provides at least 90 days' prior written notice of his resignation. Mr. Papworth's Employment Agreement provides for base cash compensation in the amount of $10,000 per month, a signing bonus of $50,000 worth of fully vested and non-forfeitable restricted shares of our common stock, plus a year-end bonus payable in cash and additional shares, in a "blended" amount to be determined. Mr. Papworth will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment; however, as of the date of this prospectus, we have not adopted or implemented any such plans. Mr. Papworth is entitled to be indemnified, defended, and held harmless by us from and against any and all costs, losses, damages, penalties, fines, or expenses (including, without limitation, reasonable attorneys' fees, court costs, and associated expenses) suffered, imposed upon, or incurred by him in any manner in connection with his service as our Chief Financial Officer.

         On April 10, 2001, we entered into a Letter Agreement with Mr. Papworth amending Mr. Papworth's Employment Agreement. Pursuant to the Letter Agreement, Mr. Papworth waived the anti-dilution provision of his Employment Agreement in consideration for an option to purchase 398,475 shares of our restricted common stock. The option was fully vested as of April 10, 2001 and the exercise price is equal to $0.885 per share, which was the closing price of our common stock as quoted on the Over-the-Counter Bulletin Board on April 9, 2001.


EXECUTIVE SEVERANCE AGREEMENTS

         The Employment Agreement of Richard A. Papworth, our Chief Financial Officer, provides that upon the occurrence of any transaction involving a change of control of TSET pursuant to which his employment is terminated, any shares of our common stock to which Mr. Papworth is entitled through any stock option or other stock ownership plan shall immediately vest and Mr. Papworth will be entitled to receive all the compensation and benefits of employment that he would have received for the full term of his employment but for such termination (i.e., given the 2-year "evergreen" term of his employment, Mr. Papworth would therefore receive two years' worth of such compensation), the immediate vesting of shares in any stock option or other stock ownership plan, and the immediate vesting of all matching contributions made by us in any 401(k), savings, profit-sharing, or other similar plan or benefit program.

         The Employment Agreement of Daniel R. Dwight, our Chief Executive Officer, provides that, upon the occurrence of any transaction as defined as a "change of control" of TSET, Mr. Dwight shall receive his salary and benefits for a period of time that is the greater of (i) one year or (ii) the remainder of Mr. Dwight's employment term.

         As of the date of this prospectus, we have not adopted any separate executive severance agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested members of the Board of Directors.

         In connection with his Employment Agreement, Jeffrey D. Wilson's nominee, The Pangaea Group LLC, received a signing bonus of 100,000 restricted shares of our common stock; such shares were fully vested and non-forfeitable upon issuance. In addition, The Pangaea Group LLC received an additional 900,000 restricted shares of our common stock, vesting at the rate of 100,000 shares per month over the 9-month period ended January 2000. In September 2001, TSET determined that, among other things, our Board of Directors never validly approved Mr. Wilson's Employment Agreement. Accordingly, TSET has determined that Mr. Wilson's Employment agreement is null and void from its inception. As a consequence, TSET has determined that the issuance of 1,000,000 shares of common stock pursuant to Mr. Wilson's Employment Agreement is void as of the effective date of the Employment Agreement, and that these shares of common stock are treated as if they were never issued.

         On August 11, 2000, we entered into a Finders Agreement with Richard F. Tusing and Daniel R. Dwight, pursuant to which Messrs. Tusing and Dwight will introduce us to prospective investors and brokers that would thereafter make similar introductions, and otherwise assist us in corporate finance matters. We approved the list of prospective investors and brokers provided by Messrs. Tusing and Dwight contemporaneously with the execution and delivery of the Finders Agreement. Under the Finders Agreement, we will pay to Messrs. Tusing and Dwight a finders fee equal to 1% of the total investment value realized from investors introduced by them that provide equity or debt capital to us. In the case of provision of equity or debt capital by investors introduced by brokers introduced by Messrs. Tusing and Dwight, the finders fee will be equal to 0.25% of the total investment value realized from such investors. We retain the right to negotiate the specific terms of any financing transaction arising out of any such introductions and are not obligated to accept any financing offered by any such investors or through any such brokers. Out-of-pocket expenses incurred by Messrs. Tusing and Dwight in connection with provision of their services under the Finders Agreement will be reimbursed by us up to $15,000, unless expenses in excess of this limit are approved in writing by us. The Finders Agreement was entered into prior to Messrs. Tusing's and Dwight's appointment as members of our Board of Directors in October 2000 and was negotiated at arm's length. We intend that the Finders Agreement will remain in place, notwithstanding the appointment of Messrs. Tusing and Dwight to our Board of Directors. We believe that the compensation and other provisions of the Finders Agreement are fair, reasonable, customary, and favorable to us. Pursuant to TSET and Mr. Dwight entering into his Employment Agreement, effective November 15, 2001, Mr. Dwight's Finders Agreement is no longer in effect. Mr. Tusing's Finder Agreement is currently in effect.

         On August 11, 2000, we entered into a Consulting Agreement with Richard
F. Tusing and Daniel R. Dwight, pursuant to which Messrs. Tusing and Dwight will provide management, financial, strategic, and other consulting services to us in exchange for consulting fees payable in cash and options of our common stock. Out-of-pocket expenses incurred by Messrs. Tusing and Dwight in connection with provision of their services under the Consulting Agreement will also be reimbursed by us. The Consulting Agreement was entered into prior to Messrs. Tusing's and Dwight's appointment as members of our Board of Directors in
October 2000 and was negotiated at arm's length. We believe that the compensation and other provisions of the Consulting Agreement are fair, reasonable, customary, and favorable to us. The Consulting Agreement was renewed with Dwight, Tusing & Associates on similar terms and conditions with a rate adjustment as of January 1, 2001, and was amended on April 12, 2001 to decrease the strike price of the options granted as partial compensation thereunder. Pursuant to TSET and Mr. Dwight entering into his Employment Agreement, effective November 15, 2001, Mr. Dwight's Consulting Agreement is no longer in effect. Mr. Tusing's Consulting Agreement is currently in effect. The initial term of Mr. Tusing's Consulting Agreement was six months and is automatically renewed for successive terms of six months, unless our company or Mr. Tusing terminate the agreement upon 30 days prior written notice. Mr. Tusing performs management and business consulting services under the Consulting Agreement. Pursuant to the agreement, Mr. Tusing is compensated $150 per hour for his services and the number of hours worked is mutually determined by our company and Mr. Tusing. At Mr. Tusing's discretion, he may elect to convert his unpaid hourly cash compensation for an option to purchase restricted shares of TSET common stock at one hundred option shares for each hour of consulting services. Such option, once elected, is exercisable for three years at an exercise price of $2.00 per share.

         Effective October 10, 2001, we entered into a Consulting Agreement with Jeffrey D. Wilson, pursuant to which Mr. Wilson will provide thirty-five hours per month of management and other consulting services to us in exchange for consulting fees payable in cash and options of our common stock. The term of Mr. Wilson's Consulting Agreement is three years. Mr. Wilson is compensated $150 per hour for his services. In addition, our company granted Mr. Wilson an option to purchase 100,000 shares of TSET common stock upon the successful conclusion of TSET's legal proceedings against W. Alan Thompson, Ingrid T. Fuhriman, Robert L. Fuhriman II and Weihao Long. The option is for three years and fully vests and becomes exercisable immediately uon the grant thereof. The exercise price of the option will be the closing price of TSET's common stock on the option's date of grant. Out-of-pocket expenses incurred by Mr. Wilson in connection with provision of his services under the Consulting Agreement will also be reimbursed by us. The Consulting Agreement was negotiated at arm's length. We believe that the compensation and other provisions of the Consulting Agreement are fair, reasonable, customary, and favorable to us. Mr. Wilson's Consulting Agreement is currently in effect.

         Pursuant to Daniel R. Dwight's Employment Agreement, effective November 15, 2001, our company and Mr. Dwight agreed that the Consulting Agreement, dated January 1, 2001, between our company and Mr. Dwight and the Finders Agreement, dated August 11, 2000, between our company and Mr. Dwight were terminated effective November 15, 2001. We acknowledged and agreed that pursuant to the terms of the Consulting Agreement, we owe Mr. Dwight past-due amounts equal to $250,582. We agreed that this past-due amount will accrue interest at 1% per month until paid in full. Payments from our company to Mr. Dwight shall be allocated first to out-of-pocket expenses, second to salary, and third to repayment of the past-due amount. In addition, we acknowledged and agreed that, pursuant to the Consulting Agreement and the Finders Agreement, Mr. Dwight has earned 271,700 options that are fully vested and exercisable under the terms and conditions of the Consulting Agreement, the Finders Agreement and a Letter Agreement, dated April 12, 2001 between our company and Mr. Dwight.

                         THE FUSION CAPITAL TRANSACTION


GENERAL

         On August 12, 2002, we entered into a common stock purchase agreement with Fusion Capital pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate, under certain conditions, of $6.0 million. The $6.0 million of common stock is to be purchased over a 30-month period, subject to a six-month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock.


PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

         Subject to the condition that the floor price of our common stock exceeds $0.10 per share, under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $10,000 of our common stock. We may decrease this daily purchase amount at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $10,000 unless our stock price is above $3.00 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

         o     the lowest sale price of our common stock on the  purchase  date;
               or

         o the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

         The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the trading days in which the closing sale price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%.

         The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital under the common stock purchase agreement at varying purchase prices with respect to the $6.0 million available to us under such agreement:

                                                         PERCENTAGE OUTSTANDING             PROCEEDS FROM THE SALE OF
  ASSUMED AVERAGE     NUMBER OF SHARES TO BE           AFTER GIVING EFFECT TO THE      SHARES TO FUSION CAPITAL UNDER THE
  PURCHASE PRICE      ISSUED IF FULL PURCHASE        ISSUANCE TO FUSION CAPITAL(1)       COMMON STOCK PURCHASE AGREEMENT
        $0.15               15,000,000                           25.9%                            $2,250,000
        $0.25               15,000,000                           25.9%                            $3,750,000
        $0.50               12,000,000                           21.0%                            $6,000,000
        $0.75                8,000,000                           15.1%                            $6,000,000
        $1.00                6,000,000                           11.7%                            $6,000,000
        $1.50                4,000,000                            8.1%                            $6,000,000
        $2.00                3,000,000                            6.2%                            $6,000,000
        $3.00                2,000,000                            4.2%                            $6,000,000
        $4.00                1,500,000                            3.2%                            $6,000,000

--------------------

(1)      Based on 45,141,293 shares outstanding as of August 12, 2002.


FLOOR PRICE

         Pursuant to the common stock purchase agreement, Fusion Capital is not permitted nor obligated to purchase shares of our common stock if the purchase price is less than the floor price of $0.10 per share.


OUR RIGHT TO SUSPEND PURCHASES

         We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.


OUR RIGHT TO INCREASE AND DECREASE THE DAILY PURCHASE AMOUNT

         We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount at any time for any reason; provided however, we may not increase the daily purchase amount above $10,000 unless our stock price has been above $3.00 per share for five consecutive trading days. For any trading day that the sale price of our common stock is below $3.00, the daily purchase amount shall not be greater than $10,000.


OUR TERMINATION RIGHTS

         We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.


EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR STOCKHOLDERS

         We are obligated to register the shares to be sold under the common stock purchase agreement. All 15,000,000 shares under the common stock purchase agreement being registered in the accompanying Registration Statement will be freely tradable. It is anticipated that such shares will be sold over a period of up to 30 months from August 12, 2002. The sale of a significant amount of shares at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.


NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

         Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.


EVENTS OF DEFAULT

         Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

         o if for any reason the shares registered pursuant to the terms of the common stock purchase agreement cannot be sold for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o suspension by our principal market of our common stock from trading for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o our failure to satisfy any listing criteria of our principal market for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o the transfer agent's failure for 5 trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

         o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of 10 trading days;

         o a default by us of any payment obligation in excess of $1.0 million; or

         o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.


NO VARIABLE PRICED FINANCINGS

         Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

                             PRINCIPAL SHAREHOLDERS

         The following table presents certain information regarding the beneficial ownership of all shares of common stock at July 26, 2002 for each executive officer and director of our company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 45,141,293 common shares issued and outstanding at August 12, 2002 and ownership by these persons of options or warrants exercisable within 60 days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at August 12, 2002 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

                                                        COMMON STOCK
                                                     BENEFICIALLY OWNED
                                                     ------------------
NAME AND ADDRESS                                  NUMBER            PERCENT
----------------                                  ------            -------
Daniel R. Dwight                            3,215,818(1)               6.9%
464 Common Street
Suite 301
Belmont, MA  02478

Richard A. Papworth                           822,114(2)               1.8%
464 Common Street
Suite 301
Belmont, MA  02478

Richard F. Tusing                           1,701,218(3)               3.7%
464 Common Street
Suite 301
Belmont, MA  02478

Jeffrey D. Wilson                             310,000(4)                  *
464 Common Street
Suite 301
Belmont, MA  02478

Erik Black                                    272,983(5)                  *
464 Common Street
Suite 301
Belmont, MA  02478

Charles D. Strang                             100,000(6)                  *
464 Common Street
Suite 301
Belmont, MA  02478

James P. McDermott                               294,118                  *
464 Common Street
Suite 301
Belmont, MA  02478

All Officers and Directors of TSET          6,716,251(7)              14.0%
---------------
*        Less than 1%.

(1) Includes options to purchase 1,321,700 shares of common stock that can be acquired within sixty days of August 12, 2002

(2) Includes options to purchase 448,475 shares of common stock that can be acquired within sixty days of August 12, 2002.

(3) Includes options to purchase 457,100 shares of common stock that can be acquired within sixty days of August 12, 2002.

(4) Includes options to purchase 310,000 shares of common stock that can be acquired within sixty days of August 12, 2002.

(5) Includes options to purchase 50,000 shares of common stock that can be acquired within sixty days of July 26, 2002.

(6) Includes options to purchase 100,000 shares of common stock that can be acquired within sixty days of August 12, 2002.

(7) Includes options to purchase 2,687,275 shares of common stock that can be acquired within sixty days of August 12, 2002.

         We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of our company.

                              SELLING STOCKHOLDERS


SELLING STOCKHOLDER

         The following table presents information regarding the selling stockholders. Fusion Capital has not held a position or office, or had any other material relationship, with our Company. Mr. James P. McDermott, a director of our Company, is currently a Managing Director of Eagle Rock Advisors, LLC, the Manager for The Eagle Rock Group, LLC.

                                                            PERCENTAGE OF                          PERCENTAGE OF
                                                             OUTSTANDING                            OUTSTANDING
                                            SHARES              SHARES                                 SHARES
                                         BENEFICIALLY        BENEFICIALLY       SHARES TO BE        BENEFICIALLY
                   SELLING               OWNED BEFORE        OWNED BEFORE        SOLD IN THE        OWNED AFTER
                 STOCKHOLDER               OFFERING          OFFERING(1)          OFFERING          OFFERING(2)
                 -----------               --------          -----------          --------          -----------
          Fusion Capital Fund II,
          LLC(3)                          1,000,000(4)          2.2%(4)         15,000,000                0.0%
          The Eagle Rock Group,
          LLC(5)                          1,400,000(6)             3.1%          1,400,000                0.0%

-----------------------------------------

(1) Percentage of outstanding shares is based on 45,141,293 shares of common stock outstanding as of August 12, 2002, which includes all shares of common stock beneficially owned by the selling shareholders before this offering.

(2) Percentage of outstanding shares is based on 45,141,293 shares of common stock outstanding as of August 12, 2002, together with the 15,000,000 shares of common stock that may be purchased by Fusion Capital from TSET under the common stock purchase agreement. The shares to be issued to Fusion Capital under the common stock purchase agreement are treated as outstanding for the purpose of computing Fusion Capital's percentage ownership.

(3) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be the beneficial owners of all of the shares owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and dispositive power of the shares being offered under this Prospectus.

(4) Includes 640,000 shares which Fusion Capital received as a commitment fee under a prior common stock purchase agreement dated June 19, 2001, which were registered in our prior Form S-1 Registration Statement declared effective by the Securities and Exchange Commission on November 19, 2001, and 360,000 shares which are beneficially owned by Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%.


(5) Eagle Rock Advisors, LLC is the manager for The Eagle Rock Group, LLC. James P. McDermott and William Poster are the principals of Eagle Rock Advisors, LLC.

(6) Includes 1,400,000 shares which The Eagle Rock Group, LLC may acquire pursuant to an outstanding warrant.

         Fusion Capital may acquire additional shares under the common stock purchase agreement.

                              PLAN OF DISTRIBUTION

         The common stock offered by this prospectus is being offered by selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

         o     ordinary brokers' transactions;

         o transactions involving cross or block trades or otherwise on the Over-the-Counter Bulletin Board;

         o     "at the market" into an existing market for the common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o     in privately negotiated transactions; or

         o     any combination of the foregoing.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

         Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

         Fusion Capital, a selling stockholder, is an "underwriter" within the meaning of the Securities Act of 1933, as amended. The Eagle Rock Group, a selling stockholder, may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended.

         Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other stockholders, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholders and any other required information.

         We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore, unenforceable.

         Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

         We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

         This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

                           SHARES ELIGIBLE FOR RESALE

         Sales of substantial amounts of our common stock in the public market following this offering could negatively affect the market price of our common stock. Such sales could also impair our future ability to raise capital through the sale of our equity securities.

         At the time of this prospectus, we have outstanding 44,087,907 shares of our common stock. Of these shares, approximately:

         o 32,331,203 shares will be freely tradable by persons, other than "affiliates", without restriction under the Securities Act of 1933, as amended; and

         o 11,756,704 shares will be "restricted" securities, within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may not be sold in the absence of registration under the Securities Act of 1933, as amended, unless an exemption from registration is available, including the exemption provided by Rule 144. As of July 26, 2002, 978,973 shares are held by affiliates of our Company, and may only be sold pursuant to Rule 144.

         In general, under Rule 144, a person or persons whose shares are aggregated, including any affiliate of our Company who has beneficially owned restricted securities for at least one year, would be entitled to sell within any three-month period, a number of shares that does not exceed 1% of the number of common stock then outstanding.

         Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about our Company. Under Rule 144(k), a person who is not considered to have been an affiliate of our Company at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities for at least two years, including the holding period of any prior owner except an affiliate of our Company, may sell these shares without following the terms of Rule 144.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, no par value. As of August 12, 2002, 45,141,293 shares of common stock were issued and outstanding; no shares of our preferred stock are issued and outstanding. In this offering, we may issue up to an additional 16,400,000 shares of common stock, all of such common stock to be issued in connection with the common stock purchase agreement with Fusion Capital and a warrant issued to The Eagle Rock Group, LLC. The rights and preferences of the preferred stock will be determined upon issuance by our Board of Directors. The following description is a summary of our capital stock and contains the material terms thereof. Additional information can be found in our Articles of Incorporation and Bylaws, which were filed as exhibits to our Registration Statement on Form S-1 filed on August 7, 2001 with the Securities and Exchange Commission.


COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of our common stock entitled to vote in any election of directors may elect all of the directors standing for election should they choose to do so. Neither our Articles of Incorporation nor our Bylaws provide for cumulative voting for the election of directors. Holders of our common stock are entitled to receive their pro rata share of any dividends declared from time to time by the Board of Directors out of funds legally available therefor. Holders of our common stock have no preemptive, subscription, conversion, sinking fund, or redemption rights. All outstanding shares of our common stock are fully paid and non-assessable. In the event of liquidation, dissolution, or winding up of TSET, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock (if any) then outstanding.


PREFERRED STOCK

         Our Articles of Incorporation authorizes 50,000,000 shares of preferred stock, no par value. No shares of preferred stock are issued and outstanding as of the date of this prospectus. The Board of Directors is authorized, subject to any limitations prescribed by the Nevada Revised Statutes, or the rules of any quotation system or national securities exchange on which our stock may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without further vote or action by the stockholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of TSET or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. As of the date of this prospectus, the voting and other rights associated with the preferred stock have yet to be determined by the Board of Directors. There are no present plans by the Board of Directors to issue preferred shares or address the rights to be assigned thereto.


OPTIONS

         In April 2001, we entered into agreements with employees, consultants and directors for the grant of stock options to purchase shares of our common stock. All stock option grants are exercisable at the fair market value of the shares on the date of grant, except for those options granted to the consultants. The exercise price in the consulting agreements is fixed and in excess of the fair market value on the date of grants. On April 10, 2001, Messrs. Jeffrey D. Wilson and Richard A. Papworth were granted options to acquire, collectively, 748,475 shares of common stock in consideration for their relinquishment of the anti-dilution clauses in their employment agreements. We have determined that the options to purchase 350,000 shares of common stock granted to Mr. Wilson on April 10, 2001 are void as of that date, and these options are treated as if they were never granted. On April 10, 2001, members of our management team and Board of Directors were granted stock options totaling 450,000 shares. On May 4, 2001, two members of the Board of Directors were granted stock options for 250,000 shares of common stock. On February 12, 2002, eight employees of TSET were granted stock options for 4,580,000 shares of common stock. On November 15, 2001, Daniel R. Dwight was granted stock options for 1,000,000 shares of common stock as a signing bonus in connection with Mr. Dwight's Employment Agreement.

         As of August 12, 2002, the following options had been granted in the amounts and to the individuals shown below; as of the date hereof, none of such options has been exercised:

----------------------------------- -------------------- ------------------ ------------------- ------------------
                                          NUMBER
NAME                                    OF OPTIONS         STRIKE PRICE       DATE OF GRANT        EXPIRATION
----------------------------------- -------------------- ------------------ ------------------- ------------------
Jeffrey D. Wilson                           50,000             $0.885            04/09/01           04/09/06
                                        200,000(1)             $0.710            05/03/01           05/03/11
                                         50,000(2)             $0.360            10/10/01           10/10/04
                                            10,000             $0.210            03/31/02           03/31/05


Richard A. Papworth                         50,000             $0.885            04/09/01           04/09/06
                                           398,475             $0.885            04/09/01           04/09/11
                                           100,000             $0.680            02/12/02           02/12/12
                                           200,000             $0.250            02/12/02           02/12/12


Richard F. Tusing                           50,000             $0.885            04/09/01           04/09/06
                                        252,500(3)             $0.960            05/07/01           05/07/04
                                        154,600(3)             $0.960            06/07/02           06/07/05
                                           600,000             $0.680            02/12/02           02/12/12
                                           350,000             $0.250            02/12/02           02/12/12


Erik W. Black                               50,000             $0.885            04/09/01           04/09/06


Charles H. Wellington, Jr.                  50,000             $0.885            04/09/01           04/09/06


J. Alexander Chriss                         50,000             $0.885            04/09/01           04/09/06
                                        162,400(4)             $1.120            04/30/01           04/30/04
                                         96,400(4)             $1.120            12/31/01           12/31/04
                                           350,000             $0.680            02/12/02           02/12/12
                                           300,000             $0.250            02/12/02           02/12/12


Igor Krichtafovitch                         50,000             $0.885            04/09/01           04/09/06
                                           600,000             $0.680            02/12/02           02/12/12
                                           400,000             $0.250            02/12/02           02/12/12


Charles D. Strang                           50,000             $0.885            04/09/01           04/09/06
                                         50,000(5)             $0.710            05/03/01           05/03/11


Daniel R. Dwight                            50,000             $0.885            04/09/01           04/09/06
                                        245,800(6)             $0.960            05/07/01           05/07/04
                                         25,900(6)             $0.960            11/15/01           11/15/04
                                         1,000,000             $0.680            02/12/02           02/12/12
                                           600,000             $0.250            12/12/02           02/12/12
                                        500,000(7)             $0.420            11/15/01           11/15/11
                                        250,000(7)             $0.560            11/15/01           11/15/11
                                        250,000(7)             $0.660            11/15/01           11/15/11


Vladimir Gorobets                           40,000             $0.250            02/12/02           02/12/12



                                       46

----------------------------------- -------------------- ------------------ ------------------- ------------------
                                          NUMBER
NAME                                    OF OPTIONS         STRIKE PRICE       DATE OF GRANT        EXPIRATION
----------------------------------- -------------------- ------------------ ------------------- ------------------

Bruce Long                                  20,000             $0.250            02/12/02           02/12/12

Jacob Oharah                                20,000             $0.250            02/12/02           02/12/12

---------------------------------------


(1) Mr. Wilson was granted options to purchase 100,000 shares of common stock annually for his service as Chairman of TSET's Board of Directors. Options shown reflect such options for such service for years 1999 and 2000, respectively.


(2) Pursuant to an agreement dated October 10, 2001 between TSET and Mr. Wilson, Mr. Wilson was granted an option to purchase 50,000 shares of common stock in consideration of Mr. Wilson's service in year 2001, prior to his resignation, as Chairman of TSET's Board of Directors.


(3)      Pursuant  to  consulting   agreements  dated  as  of  August  11,  2000
         (individually) and January 1, 2001 (as Dwight Tusing & Associates), as amended April 12, 2001.


(4) Pursuant to a consulting agreement dated as of March 18, 2001; option grant effective as of April 30, 2001.


(5) Mr. Strang is entitled to receive 50,000 restricted shares of common stock annually for his service as a member of TSET's Board of Directors.


(6)      Pursuant  to  consulting   agreements  dated  as  of  August  11,  2000
         (individually) and January 1, 2001 (as Dwight Tusing & Associates), as amended April 12, 2001.


(7) Pursuant to an employment agreement dated April 1, 2002 and a corresponding stock option agreement dated April 1, 2002.


WARRANTS

         On August 7, 2001, we entered into a Warrant Agreement with The Eagle Rock Group, LLC, pursuant to which The Eagle Rock Group was granted a ten-year warrant to acquire 1,400,000 shares of our common stock at an exercise price of $0.68 per share (the fair market value on the date of grant). The shares underlying the warrant have piggyback and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. In addition, the warrant contains redemption rights in the event that we enter into a transaction that results in a change of control of our company. We are obligated to register all of the shares underlying The Eagle Rock Group's warrant in a shelf registration to be effected within a specified period after we file our quarterly report on Form 10-Q with the Securities and Exchange Commission for the period ending December 31, 2001.

         Effective March 11, 2002, we entered into an agreement with The Eagle Rock Group extending our relationship with The Eagle Rock Group until March 1, 2003. Pursuant to the agreement, we agreed to convert the then-currently owed amounts to The Eagle Rock Group of $120,000 into a promissory note due and payable on March 1, 2003 and agreed to grant to The Eagle Rock Group a ten-year warrant for the right to purchase 2,000,000 shares of our common stock. Five hundred thousand (500,000) warrant shares are earned over a 12-month period and will fully vest on March 1, 2003. The remainder of the shares may be earned, contingent upon the occurrence of various events, including a successful capital raise, securing contracts with the U.S. military, securing contracts with consumer-oriented distribution organizations, and the adoption of a branding/marketing campaign principally developed by The Eagle Rock Group. The exercise price of these warrant shares will be equal to our common stock's closing price as of the day an initial letter of intent or term sheet related to such transaction is executed.


LIMITATION OF LIABILITY; INDEMNIFICATION

         As permitted by the Nevada Revised Statutes, our Bylaws provide for the indemnification of our directors, officers, and employees or of any corporation in which any such person serves as a director, officer, or employee at our request, to the fullest extent allowed by the Nevada Revised Statutes, against expenses (including, without limitation, attorney's fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any action, suit, or proceeding) incurred by any such director, officer, or employee. The Nevada Revised Statutes currently provides that such liability may be so limited, except for: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of distributions in violation of Nevada Revised Statutes 78.300. As a result of this provision, our company and our stockholders may be unable to obtain monetary damages from such persons for breach of their duty of care. Although stockholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by such persons, stockholders may have no effective remedy against the challenged conduct if equitable remedies are unavailable.

         We provide director and officer liability insurance and pays all premiums and other costs associated with maintaining such insurance coverage. We have also entered into indemnification agreements with each director and officer.


REGISTRATION RIGHTS

         On July 7, 2001, we entered into a Warrant Agreement with The Eagle Rock Group, LLC, pursuant to which The Eagle Rock Group was granted a ten-year warrant to acquire 1,400,000 shares of our common stock. The shares underlying the warrant have piggyback and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. We will pay all costs associated with the exercise of the registration rights of The Eagle Rock Group. We are obligated to register all of the shares underlying The Eagle Rock Group's warrant to be effected within a specified period after we file our quarterly report on Form 10-Q with the Securities and Exchange Commission for the period ending December 31, 2001.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Merit Transfer Company, 68 South Main Street, Suite 708, Salt Lake City, UT 84101, Telephone
(801) 531-7558.


                                     EXPERTS

         The consolidated financial statements of TSET and its subsidiaries as of June 30, 2001 and 2000 have been included in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of TSET and its subsidiaries as of June 30, 1999 have been included in the registration statement in reliance upon the report of Randy Simpson CPA, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, has passed upon the validity of the issuance of the shares of common stock offered under this prospectus.

                              AVAILABLE INFORMATION

         For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         We are a reporting company and have distributed to our stockholders annual reports containing audited financial statements. Our annual report on Form 10-K for the fiscal year ended June 30, 2001 has been filed with the Securities and Exchange Commission.

         Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                                 Page
                                                                                                                 ----
TSET, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AT MARCH 31, 2002 (UNAUDITED)

    Consolidated Balance Sheets as of March 31, 2002 (Unaudited) and June 30, 2001.........................      F-2

    Consolidated Statements of Operations for the three months and nine months ended March 31, 2002 and
        2001 (Unaudited)...................................................................................      F-3

    Consolidated Statements of Cash Flows for the nine months ended March 31, 2002 and 2001 (Unaudited)....      F-4

    Consolidated Statement of Changes of Shareholders' Equity for the nine months ended March 31, 2002
        (Unaudited)........................................................................................      F-5

    Notes to Consolidated Financial Statements.............................................................      F-6

CONSOLIDATED FINANCIAL STATEMENTS AT JUNE 30, 2001

    Report of Independent Certified Public Accountants.....................................................      F-13

    Report of Randy Simpson, C.P.A., P.C...................................................................      F-14

    Consolidated Balance Sheets as of June 30, 2001 and 2000...............................................      F-15

    Consolidated Statements of Operations for the years ended June 30, 2001, 2000 and 1999.................      F-16

    Consolidated Statements of Cash Flows for the years ended June 30, 2001, 2000 and 1999.................      F-17

    Consolidated Statement of Changes of Shareholders' Equity for the years ended June 30, 2001, 2000 and
        1999...............................................................................................      F-18

    Notes to Consolidated Financial Statements.............................................................      F-20

                                                          TSET, INC.
                                                  CONSOLIDATED BALANCE SHEETS

                                                                           MARCH 31,          JUNE 30,
                                                                             2002               2001
                                                                         (Unaudited)
                                                                      -----------------    ---------------
ASSETS

CURRENT ASSETS
    Cash                                                              $          9,721     $      32,619
    Prepaids and other current assets                                          178,829            37,679
                                                                      -----------------    ---------------
      TOTAL CURRENT ASSETS                                                     188,550            70,298
                                                                      -----------------    ---------------

PROPERTY AND EQUIPMENT                                                          62,723            62,723
  Less Accumulated Depreciation                                                (29,514)          (18,016)
                                                                      -----------------    ---------------
      NET PROPERTY AND EQUIPMENT                                                33,209            44,707
                                                                      ------------------   ---------------

OTHER ASSETS
    Intangibles                                                              2,280,047         2,431,524
    Deferred financing fees                                                    556,152           520,800
                                                                      ------------------   ---------------
      TOTAL OTHER ASSETS                                                     2,836,199         2,952,324
                                                                      ------------------   ---------------

TOTAL ASSETS                                                           $     3,057,958      $  3,067,329
                                                                      ==================   ===============

LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES
    Accounts payable                                                   $     1,275,817      $    323,045
    Accrued expenses                                                           877,642         1,284,268
    Notes payable, current portion                                             343,900           313,900
                                                                      -------------------  ---------------
       TOTAL CURRENT LIABILITIES                                             2,497,359         1,921,213
                                                                      -------------------  ---------------
LONG TERM LIABILITIES
    Notes payable                                                              250,000
                                                                      -------------------
       TOTAL LONG TERM LIABILITIES                                             250,000
                                                                      -------------------  ---------------
Net lilabilities of discontinued operations                                    747,550           667,550
                                                                      -------------------  ---------------

        TOTAL LIABILITIES                                             ------------------   ---------------
                                                                             3,494,909         2,588,763
                                                                      ------------------   ---------------

REDEEMABLE WARRANTS                                                            686,000               -

SHAREHOLDERS' EQUITY (DEFICIT)
    Common stock authorized 500,000,000                                         39,386            34,001
       shares of $.001 par value

    Capital in excess of par value                                          13,749,933        12,418,350
    Retained earnings (Accumulated deficit)                                (14,912,271)      (11,973,785)
                                                                      ------------------   ---------------
       TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                 (1,122,952)          478,566
                                                                      ------------------   ---------------

TOTAL LIBILITIES AND SHAREHOLDERS' EQUITY                              $     3,057,958      $  3,067,329
                                                                      ==================   ===============





                 The accompanying notes are an integral part of these financial statements.



                                                            TSET, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                            (Unaudited)

                                                            FOR THE THREE MONTHS                       FOR THE NINE MONTHS
                                                              ENDED MARCH 31,                            ENDED MARCH 31,
                                                    --------------------------------------      ----------------------------------
                                                         2002                   2001                   2002             2001
                                                    --------------      -------------------     -----------------    -------------

Sales                                                $       -           $          5,000       $        65,070       $    5,000

Cost of Sales                                                -                        -                  50,070               -

                                                    --------------      -------------------     -----------------    -------------
Gross Margin                                                 -                      5,000                15,000            5,000
                                                    --------------      -------------------     -----------------    -------------

Selling General and Administrative expenses
     Compensation and benefits                           141,261                  230,771               401,115          898,717
     Research and Development                             58,682                   16,038               197,516          127,905
     Professional services                               225,078                  187,088             1,750,454          474,170
     Depreciation and amortizaton                         71,674                   80,544               215,021          220,738
     Other selling general & administrative expenses     126,256                  165,576               321,401          435,456
                                                    --------------      -------------------     -----------------    -------------
Total Selling, General and Administrative expenses       622,952                  680,017       $     2,885,508        2,156,986
                                                    --------------      -------------------     -----------------    -------------

Net Operating Income (Loss)                             (622,952)                (675,017)           (2,870,508)      (2,151,986)
Other Income (expense)                                        50                    1,050                 1,537            5,591

Interest Expense                                         (34,349)                     -                 (69,513)             -

Minority Interests                                           -                                              -

                                                    --------------      -------------------     -----------------    -------------
Net Income (Loss) Before Taxes                          (657,251)                (673,967)            (2,938,484)      (2,146,395)

Provision for Taxes                                          -                        -                      -                -
                                                    --------------      -------------------     -----------------    -------------

Net Income (Loss) from continuing operations            (657,251)                (673,967)            (2,938,484)      (2,146,395)
Income (Loss) from discontinued operations, net
    of income tax of $0                                                          (380,609)                             (1,171,104)
Loss on disposal of discontinued operations, net
    of income tax of $0                                                        (2,510,000)                             (2,510,000)
                                                    --------------      -------------------     -----------------    -------------
Net Income (Loss)                                    $  (657,251)        $     (3,564,576)      $     (2,938,484)      (5,827,499)
                                                    ==============      ===================     =================    =============

Basic Earnings (Loss) Per Share

    Income (loss) from continung operations                (0.02)                  (0.02)                  (0.08)           (0.07)
    Loss from discontinued operations                        -                     (0.09)                    -              (0.12)
                                                    --------------      -------------------     -----------------    -------------
    Net Income (loss)                                $     (0.02)        $         (0.11)       $          (0.08)     $     (0.19)
                                                    ==============      ===================     =================    =============

Diluted Earnings (Loss) Per Share
    Income (loss) from continuing operaitons               (0.02)                  (0.02)                  (0.08)           (0.07)
    Loss from discontinued operations                        -                     (0.09)                    -              (0.12)
                                                    --------------      -------------------     -----------------    -------------
 Net Income (Loss)                                   $     (0.02)        $         (0.11)        $         (0.08)     $     (0.19)
                                                    ==============      ===================     =================    =============








                             The accompanying notes are an integral part of these financial statements.


                                                        TSET, INC.
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        (Unaudited)

                                                                                 FOR THE NINE MONTHS ENDED MARCH 31,
                                                                             -------------------------------------------
                                                                                         2002                 2001
CASH FLOWS FROM OPERATING ACTIVITIES                                         -------------------------------------------

   NET LOSS FROM CONTINUING OPERATIONS                                           $     (2,938,484)  $       (2,146,395)
   Adjustments to reconcile net loss to net cash
      (used in) provided by operations
      Depreciation and amortization                                                       215,021              220,738
      Common stock issued for compensation/services                                       814,532               83,954

  CHANGE IN
     Accounts receivable                                                                      -                  6,000
     Prepaid expenses and other asets                                                    (176,502)                (489)
     Accounts payable                                                                     952,772              193,782
     Accrued expenses and other liabilities                                               (56,626)             189,322
                                                                             -------------------------------------------
         NET CASH (USED IN) PROVIDED BY CONTINUING OPERATIONS                          (1,189,286)          (1,453,088)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property and equipment                                                      -                (77,614)
     Investment in patent protection                                                       15,795                  -
     Cash used in discontinued operations                                                 (84,014)            (177,594)
                                                                             -------------------------------------------
         NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                              (68,219)            (255,208)
                                                                             -------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of common stock                                                           1,234,607            1,719,740
                                                                             -------------------------------------------

         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                     $      1,234,607            1,719,740
                                                                             -------------------------------------------

NET (DECREASE) INCREASE IN CASH                                                           (22,898)              11,444

CASH
  Beginning of period                                                                      32,619              102,949
                                                                             -------------------------------------------
  End of period                                                                  $          9,721   $          114,393
                                                                             ===========================================
Supplemental schedule of non-cash investing and financing activities:

  Debt satisfied with stock                                                      $        100,000   $          419,143
  Note payable issued in satisfaction of accrued liability                       $        350,000                    -










                        The accompanying notes are an integral part of these financial statements.




                                                             TSET, INC.
                                      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                    COMMON STOCK
                                                            -----------------------------              RETAINED
                                                                                       CAPITAL IN      EARNINGS         TOTAL
                                                                                      EXCESS OF PAR  (ACCUMULATED    SHAREHOLDERS'
                                                               SHARES     AMOUNT         VALUE          DEFICIT)    EQUITY (DEFICIT)
                                                            ------------------------------------------------------------------------


BALANCE at June 30, 2001                                     34,000,978  $  34,001  $   12,418,350   $  (11,973,785)  $   478,566

   Shares issued on July 6, 2001 for cash                       238,806        239          79,761                         80,000

   Shares issued on July 20, 2001 as compensation                   250                        113                            113

   Shares issued on October 1, 2001 for consulting services     360,000        360         100,440                        100,800

   Shares issued on October 1, 2001 as compensation               2,250          2           1,446                          1,448

   Shares issued on October 1, 2001 for cash                  1,000,000      1,000         446,982                        447,982

   Shares issued on November 30, 2001 for cash                  100,000        100          23,400                          23,500

   Shares issued on December 10, 2001 for cash                   50,000         50          10,950                          11,000

   Shares issued on December 12, 2001 for cash                  100,000        100          20,900                          21,000

   Shares issued on December 13, 2001 for cash                   75,000         75          16,050                          16,125

   Shares issued on December 14, 2001 for cash                  500,000        500         107,000                         107,500

   Shares issued in January 2002 to Fusion Capital for cash     925,000        925         194,700                         195,625

   Shares issued in February 2002 to Fusion Capital for cash    350,000        350          69,150                          69,500

   Shares issued in March 2002 to Fusion Capital for cash     1,683,333      1,684         260,691                         262,375

   Net loss for the period ended March 31, 2002                                                          (2,938,484)    (2,938,484)
                                                            ------------------------------------------------------------------------
Balance at March 31, 2002 (Unaudited)                        39,385,617  $  39,386  $   13,749,933   $  (14,912,269)  $ (1,122,950)
                                                            ========================================================================








                              The accompanying notes are an integral part of these financial statements.

                           TSET, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1 - ACCOUNTING MATTERS

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the information set forth therein have been included. Operating results for the three-month and nine-month periods ended March 31, 2002 are not necessarily indicative of the results that may be experienced for the fiscal year ending June 30, 2002.

These financial statements are those of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in the preparation of the consolidated financial statements. Aperion Audio, Inc. is disclosed as discontinued operations in these financial statements.

The accompanying financial statements should be read in conjunction with the TSET, Inc. Form 10-K for the fiscal year ended June 30, 2001 filed on October 15, 2001.

RECENT ACCOUNTING PRONOUNCEMENTS. On July 20, 2001, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These statements make significant changes to the accounting for business combinations, goodwill, and intangible assets.

SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. This statement is effective for business combinations initiated after June 30, 2001.

SFAS No. 142 establishes new standards for goodwill acquired in a business combination, eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The Company adopted this statement during the quarter ending September 30, 2002. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the non-amortization and amortization provisions of the statement. The Company does not currently have any goodwill recorded on its financial statements and it is expected that there will be no immediate impact on the Company's financial statements as a result of the adoption of this statement.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses the financial accounting and reporting for the retirement of tangible long-lived assets and the associated asset retirement costs. The Company believes the adoption of SFAS 143 will have no significant impact on its financial statements.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. The Company believes the adoption of SFAS 144 will have no significant impact on its financial statements.

NOTE 2 -- INCOME TAXES

The composition of deferred tax assets and the related tax effects at March 31, 2002 and June 30, 2001 are as follows:

                                          MARCH 31, 2002
                                           (UNAUDITED)          JUNE 30, 2001
                                        ------------------     ---------------
  Benefit from carryforward
    of net operating losses                  $2,202,150            $1,538,645
  Other temporary differences                   245,121               228,121
  Less:
    Valuation allowance                      (2,447,271)           (1,766,766)
                                             ----------            ----------
  Net deferred tax asset                    $         -           $         -
                                             ==========            ==========

The other temporary differences shown above relate primarily to accrued and deferred compensation. The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:

                                            MARCH 31, 2002
                                             (UNAUDITED)                  JUNE 30, 2001
                                             -----------                  -------------
                                                      % OF                            % OF
                                        AMOUNT     PRE-TAX LOSS      AMOUNT        PRE-TAX LOSS
                                        ------     ------------      ------        ------------
Benefit for income tax at
    federal statutory rate           $  999,086       34.0%       $ 3,354,468        34.0%
Non-deductible expenses                (318,580)      (10.8)%      (1,803,355)      (18.3%)
Disposed subsidiary NOL                       -           -%         (578,370)       (5.9%)
Increase in valuation allowance        (680,506)      (23.2)%        (972,743)       (9.8%)
                                     -----------     -------      ------------      ------
                                     $        -         0.0%      $         -         0.0%
                                     ===========     =======      ============      ======

The non-deductible expenses shown above related primarily to the amortization of intangible assets and to the accrual of stock options for compensation using different valuation methods for financial and tax reporting purposes.

The Company has filed all of its federal and state income tax returns for all years through June 30, 2001. The Company is current on all income tax filings. At March 31, 2002, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $6.5 million of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years between 2011 and 2023 and could be subject to limitations if significant ownership changes occur in the Company. Of the $6.5 million of unused net operating losses noted above, approximately $178,000 relates to losses incurred by the Company's subsidiary, Aperion Audio. In fiscal years prior to June 30, 2000, Aperion Audio did not file its tax returns on a consolidated basis with the Company. Accordingly, the $178,000 loss incurred by Aperion Audio is further subject to separate limitations that restrict the ability of the Company to use such losses.


NOTE 3 - SEGMENTS OF BUSINESS

The Company operates principally in one segment of business: The Kronos segment licenses, manufactures and distributes air movement and purification devices utilizing the Kronos(TM) technology. All other segments have been disposed of or discontinued. In the nine months ended March 31, 2002, the Company operated only in the U.S.


NOTE 4 - EARNINGS PER SHARE

On March 11, 2002, Board approved a compensation committee recommendation for the grant of stock options to employees totaling 4,639,600 shares. As of March 31, 2002, there were outstanding options to purchase 6,563,575 shares of the

Company's common stock. These options have been excluded from the earnings per share calculation as their effect is anti-dilutive.


NOTE 5 - DISCONTINUED OPERATIONS

In early January 2001, management committed to a formal plan of action to sell or otherwise dispose of Atomic Soccer. Agreement was reached with a buyer group, that included current and former Atomic Soccer management, to sell them the outstanding shares of common stock of Atomic Soccer for $1,000. The transaction was effective on April 11, 2001. On September 14, 2001 the board approved a formal plan of action to sell or otherwise dispose of Aperion Audio (formerly EdgeAudio). The Company has accrued $150,000 for anticipated operating losses during the phase-out period. At June 30, 2001, the Company recognized an impairment loss on the intangible asset related to its acquisition of Aperion Audio of $2,294,000. The sale of TSET-owned shares of Aperion Audio common stock was completed on June 7, 2002, pursuant to a Settlement Agreement and Mutual Release. The Company sold the shares of Aperion Audio's management group, which consists of 2 individuals. Pursuant to the sale, these 2 individuals will receive 500,000 shares of the Company's common stock in exchange for any rights these individuals may have to earn-out provisions pursuant to their original agreement with the Company. Under this settlement, the Company has agreed to pay the remaining $213,900 of capital contributions previously agreed to at the time the Company acquired Aperion Audio in the form of a non-interest bearing note payable over the next 14 months. The Company also agreed to sell Aperion Audio to two of its managers and former shareholders. As a result, the Company is returning all of the shares of Aperion Audio and issuing 500,000 shares of TSET, Inc. common stock in exchange for a full release of all liabilities, and claims including the release of the potential liability for $3.75 million of additional consideration to be paid in shares of TSET, Inc. common stock via an earn-out provision in the Acquisition Agreement. As a result, the Company has no additional risk of loss or any other commitments other than the $213,900 fixed payment. At June 30, 2001, the Company wrote down to $0 the intangible asset associated with its investment in Aperion Audio creating a negative book value for this investment of approximately $800,000. The sale will result in a gain of approximately $600,000 to $700,000 after offsetting the value of 500,000 shares issued in the transaction. For tax purposes, there was no write down in the Aperion Audio intangible asset, therefore, there will be no tax effect on this gain. As a result, both Atomic Soccer and Aperion are included in the financial statements as discontinued operations.

The Company's consolidated financial statements for all periods have been reclassified to report separately results of operations and operating cash flows from continuing operations and the discontinued operations. The net revenues are included in the financial statements under Net Income (Loss) from Discontinued Operations. The assets and liabilities of Aperion at March 31, 2002 are included in the balance sheet as Net Liabilities of Discontinued Operations. Net liabilities of discontinued operations at March 31, 2002 and operating results of discontinued operations for the nine-months ended March 31, are as follows:

                          NET LIABILITIES OF DISCONTINUED OPERATIONS

                                                                 Aperion Audio
                                                                 -------------

                        Current Assets                               $335,466
                        Net Property and Equipment                     44,654
                        Current Liabilities                         (601,859)
                        Minority Interest                           (525,811)
                                                                    --------
                        Net Assets (Liabilities)                   $(747,550)
                                                                   =========

                  OPERATING RESULTS OF DISCONTINUED OPERATIONS:

                                                               OPERATING RESULTS OF DISCONTINUED OPERATIONS:
                                                               ---------------------------------------------
                                                                    FOR THE NINE MONTHS ENDED MARCH 31,
                                                                    -----------------------------------
                                                       2002                                  2001
                                                       ----                                  ----
                                                   APERION AUDIO         ATOMIC          APERION AUDIO          TOTAL
                                                   -------------         ------          -------------          -----
Sales                                               $ 733,183          $ 714,464          $ 587,570       $  1,302,034
Cost of sales                                        (273,282)          (512,282)          (304,488)          (816,770)
Depreciation and amortization                          (9,927)          (215,398)          (198,111)          (413,509)
General and administrative                           (545,964)          (369,058)          (927,871)        (1,296,929)
                                                    ----------         ----------         ----------       ------------
Operating income (loss)                               (95,990)          (382,274)          (842,900)        (1,225,174)

                                      F-8

                                                               OPERATING RESULTS OF DISCONTINUED OPERATIONS:
                                                               ---------------------------------------------
                                                                    FOR THE NINE MONTHS ENDED MARCH 31,
                                                                    -----------------------------------
                                                       2002                                  2001
                                                       ----                                  ----
                                                   APERION AUDIO         ATOMIC          APERION AUDIO          TOTAL
                                                   -------------         ------          -------------          -----
Other income                                           22,217                735               (537)               198
Interest expense                                      (25,584)           (69,232)            (8,279)           (77,511)
Provision for future operating losses                   79,485                 -                  -                  -
Minority interest                                       19,871                 -            131,383            131,383
                                                    ----------         ----------         ----------       ------------
Income (Loss) pre-tax                                        0          (450,771)          (720,333)        (1,171,104)

Income taxes (benefits)                                      -                 -                  -                 -
                                                    ----------         ----------         ----------       ------------
Loss from discontinued operations                           $0        $ (450,771)         $(720,333)      $ (1,171,104)
                                                    ==========         ==========         ==========       ============


NOTE 6 - NOTES PAYABLE

On October 15, 2001, the Company entered into an agreement with Jeffrey D. Wilson pursuant to which the Company issued a promissory note for compensation which was accrued but not paid to him during the time he served as an executive officer of the Company. The amount of the note is for $350,000 and calls for quarterly payments of principal and interest of $20,000 until the note is paid in full. The interest is being accrued at the rate of 4.59%.


NOTE 7 - ISSUANCE OF WARRANTS

On July 9, 2001, the Company signed an agreement to utilize the strategic planning and business plan execution services of The Eagle Rock Group, LLC. The Eagle Rock Group will work with the Kronos Air Technologies team to fully develop and capitalize the Kronos(TM) technology.

Pursuant to the agreement that the Company entered into with The Eagle Rock Group, the Company issued to The Eagle Rock Group a ten-year warrant granting them the right to purchase 1,400,000 shares of the Company's common stock at an exercise price of $0.68 per share. The warrant was valued at $686,000 using the Black-Scholes option valuation mode and was initially recorded as deferred equity compensation to amortized into current period professional services expense at a rate of $137,200 per month over 5 months, the term of the agreement. Amortization for the three-months and nine-months ended March 31, 2002 was $0 and $686,000, respectively. The shares underlying the warrant have piggy-back and demand registration rights, as well as subscription rights in the event that the Company issues any rights to all of its stockholders to subscribe for shares of the Company's common stock. In addition, the warrant contains redemption rights in the event that the Company enters into a transaction that results in a change of control of the Company.


NOTE 8 - CONSULTING AGREEMENTS

         On March 1, 2002, the Company entered into a 12 month consulting agreement with The Eagle Rock Group. Pursuant to the agreement, the Company issued a note for the outstanding balance of $120,000 due to The Eagle Rock Group. The note is due on March 1, 2003 and bears interest at the rate of 12% per annum. The Company will also grant The Eagle Rock Group a 10 year warrant for up to 2,000,000 shares. Of this, 500,000 shares will be earned over a period of 12 months and will fully vest on March 1, 2003. The exercise price of the initial 500,000 warrants is $0.42 for 250,000 warrants and $0.205 (the closing price of the Company's common stock on March 1, 2002) for 250,000 warrants. The value assigned to these warrants is $62,500 and was determined using the Black-Scholes option valuation model. The 500,000 warrants are for general consulting services for a 12 month period. The $62,500 will be expensed ratably over the term of the consulting contract. The remainder of the shares may be earned contingent upon the occurrence of various events including a successful capital raise equal to or greater than $1.5 million, securing contracts with the U.S. military, securing contracts with consumer-oriented distribution organizations, and the adoption of a branding/marketing campaign which has been principally developed by The Eagle Rock Group. The remaining potential 1,500,000 shares covered by the warrant will be valued if and when earned under the terms of the contract. The exercise price for the remaining shares will be the market price on the date the grant is earned.

         On October 1, 2001, the Company entered into a 15 month consulting agreement with Joshua B. Scheinfeld and Steven G. Martin for consulting services with respect to operations, executive employment issues, employee staffing, strategy, capital structure and other matters as specified from time to time. As consideration for their services, the Company issued 360,000 shares of its common stock valued at $0.028 a share (the closing price for the Company's common stock on the date of issuance).

NOTE 9 - SUBSEQUENT EVENTS

On April 1, 2002, the Company  entered into an Employment  agreement with Daniel
R. Dwight, our President and Chief Executive Officer, effective as of November 15, 2001. The initial term of Mr. Dwight's Employment Agreement is for 2 years and will automatically renew for successive 1 year terms unless TSET or Mr. Dwight provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. Mr. Dwight's Employment Agreement provides for base cash compensation of $180,000 per year. Mr. Dwight is eligible for annual incentive bonus compensation in an amount equal to Mr. Dwight's annual salary based on the achievement of certain bonus objectives. In addition, TSET granted Mr. Dwight 1,000,000 immediately vested and exercisable, ten-year stock options at various exercise prices. Mr. Dwight will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment. Mr. Dwight is entitled to be indemnified, defended, and held harmless by us from and against any and all costs, losses, damages, penalties, fines, or expenses (including, without limitation, reasonable attorneys' fees, court costs, and associated expenses) suffered, imposed upon, or incurred by him in any manner in connection with his service as our Chief Executive Officer.

In May 2002, the Company completed a private placement of its common stock pursuant to which it sold 2,551,412 shares of its common stock at $0.17 per share to eight accredited investors for consideration of $435,000 in cash and 841,459 shares of its common stock at $0.17 per share to five members of the Company's management team for commitments to convert $143,048 of debt.

On June 7, 2002, the Company completed the sale of its ownership in Aperion Audio, Inc. (f/k/a EdgeAudio, Inc.) pursuant to a Settlement Agreement and
Mutual Release. This disposition completed a formal plan of action by the Company's board of directors, adopted September 14, 2001, to sell or otherwise dispose of the Company's ownership in Aperion Audio, Inc. The Company previously established an allowance for impairment in the value of its ownership of Aperion Audio, Inc. and as a result the Company will recognize a gain of approximately $600,000 in connection with the current sale transaction.

On August 12, 2002, the Company terminated the Common Stock Purchase Agreement with Fusion Capital Fund II, LLC, dated June 19, 2001 and entered into a new Common Stock Purchase Agreement. The new agreement contains the same provisions as the previous agreement with three notable changes. First, the new agreement is for the purchase of $6,000,000 in shares of the Company's common stock, whereas the June 19, 2001 agreement was for the purchase of $10,000,000 in shares. Second, the new agreement has established a purchase floor of $0.10 per share and Fusion cannot purchase shares as long as the trading price is below the floor. Under the June 19, 2001 agreement, the purchase floor was $0.25 per share and Fusion was able to continue purchasing shares when the trading price was below the floor, even through they were not obligated to do so. Third, the new agreement obligates Fusion to purchase on each trading day $10,000 of our common stock, provided the agreement is not suspended, terminated or an event of default has occurred. Under the June 19, 2001 agreement, Fusion was obligated to purchase on each trading day $12,500 of our common stock.

As a result of the new Common Stock Purchase Agreement with Fusion Capital Fund II, LLC, deferred financing costs associated with the agreements will now be ratably offset against proceeds as they are received under the terms of the new agreement.


NOTE 10 - REALIZATION OF ASSETS

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations in recent years, and such losses have continued through the current year nine months ended March 31, 2002. In addition, the Company has used, rather than provided cash in its operations. The Company is currently using its resources to raise capital necessary to complete research and development work, and to provide for the working capital needs of itself and its subsidiaries.

         In view of the matters described in the preceding paragraph, recoverability of a major portion of the asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         Management has taken the following steps with respect to its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence:

         1. In May 2001, Kronos Air Technologies was awarded a Small Business Innovation Research contract. This contract is sponsored by the United States Navy and is potentially worth up to $837,000 in product development and testing support for Kronos Air Technologies. The first phase of the contract is worth up to $87,000 in funding for manufacturing and testing a prototype device for air movement and ventilation onboard naval vessels. In April 2002, the U.S. Navy and Kronos mutually agreed to exercise the option on the first phase of the U.S. Navy SBIR contract. The option is to provide incremental funding to Kronos to further test and evaluate Kronos(TM)devices built during the initial SBIR funding. Testing will include demonstrating the ability of these U.S. Navy Kronos(TM)devices to capture and destroy biological hazards and to effectively manage electrical magnetic interference. If awarded to Kronos Air Technologies, the second phase of the contract would be worth up to $750,000 in additional funding. The Kronos(TM)devices manufactured under this contract will be embedded in an existing HVAC systems to move air more efficiently than the current fan based technology. This contract is an extension of the commercialization effort by Kronos Air Technologies in the specialized military marketplace. We are currently waiting for the announcement of the award of the phase II contracts by the Navy.

         2. In December 2001, Kronos Air Technologies was awarded an SBIR contract sponsored by the U.S. Army. This contract is potentially worth up to $850,000 in product development and testing support for Kronos Air Technologies. Phase One of the contract is worth up to $120,000 in funding to investigate and analyze the feasibility of the Kronos(TM)technology to reduce humidity in heating, ventilation and air conditioning (HVAC) systems. Dehumidification is essential to making HVAC systems more energy efficient. Phase Two of the contract is worth up to $730,000 in additional funding for product development and testing. In May 2002, the U.S. Army requested the Company to submit a detailed Phase Two proposal by June 10, 2002 for review in the current year. We submitted the proposal on June 7, 2002.

         3. On June 19, 2001, we entered into a common stock purchase agreement with Fusion Capital pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $12,500 of our common stock or an aggregate, under certain conditions, of $10.0 million. The $10.0 million of common stock is to be purchased over a 40 month period, subject to a six-month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to the then current market price of the common stock without any fixed discount to the market price. The agreement is dependent on the Company registering the associated shares and on the ability to Fusion Capital to fund the purchase of those shares. Assuming the Company's share price remains at current levels, the 5 million shares that the Company is currently registering would allow the Company to raise approximately $1.5 to $2.0 million without registering additional shares. We have already sold approximately 4,060,000 shares to Fusion Capital and raised $750,000. (See footnote 9 to the March 31, 2002 financial statements.)

         4. On July 2, 2001, we signed an agreement to utilize the strategic planning and business plan execution services of The Eagle Rock Group, LLC. The Eagle Rock Group will work with the Kronos Air Technologies team to fully develop and capitalize on the Kronos(TM) technology. We believe that The Eagle Rock Group can assist us in unlocking the potential value of the Kronos(TM)technology. The Eagle Rock Group's multi-disciplined approach, which uses seasoned business executives and leverages relationships and networks, can accelerate the Kronos(TM)opportunity versus the timing and development if we were to continue on a go-it-alone strategy or if we were to work and coordinate with the myriad of groups necessary to duplicate The Eagle Rock Group team. Specifically, we initially envision The Eagle Rock Group working to augment and enhance our efforts in the following areas (i) capital raising and allocation, (ii) strategic partner introduction and evaluation, (iii) distribution channel development, (iv) product focus and brand development, (v) human resource placement, and (vi) capital market introduction and awareness. Pursuant to the agreement that we entered into with The Eagle Rock Group, we issued to The Eagle Rock Group a ten-year warrant granting them the right to purchase 1,400,000 shares of our common stock at an exercise price of $0.68 per share. The shares underlying the warrant have piggy-back and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. In addition, the warrant contains redemption rights in the event that we enter into a transaction that results in a change of control of our company.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

         LITIGATION. On June 6, 2002, Dutchess Advisors Ltd. initiated legal proceedings in Middlesex County, Massachusetts, against TSET. The complaint alleges, among other things, breach of contract, QUATUM MERUIT, unjust enrichment and conversion with respect to a letter agreement, dated June 19, 2001, between TSET and Dutchess Advisors, Ltd., and seeks, among other things, a judgment in the amount of $75,000, exclusive of pre-judgment interest, costs and attorneys' costs. The Company believes it has meritorious defenses and intends to vigorously defend.

         On February 2, 2001, we initiated, together with Kronos Air Technologies, legal proceedings in Clackamas County, Oregon against W. Alan
Thompson, Ingrid T. Fuhriman, and robber L. Fuhriman II, each of whom were formerly executive officers and members of the Board of Directors of Kronos Air Technologies. This suit alleges, among other things, breach of fiduciary duties and breach of contract by these individuals, and seeks, among other things, an order form the court referring the dispute to arbitration in accordance with the terms of these individuals' respective employment agreements, which were terminated by us on January 30, 2001, and other appropriate equitable relief. Arbitration has been ordered and the arbitrators selected. The Company has agreed to arbitration proceedings in the state of Washington. The parties are in the process of exchanging and complying with requests for discovery.

         APERION AUDIO "EARN-OUT" PROVISION. Part of the consideration given by the Company for Aperion Audio is related to an earn-out provision in which the Company would award $3.75 million of additional common stock of the Company as Aperion Audio achieves stipulated revenue milestones over a five year period commencing on May 4, 2000. The earn out provides five cumulative gross revenue milestones that range between $1,764,271 and $22,187,203. Upon achieving each milestone, an additional $750,000 of TSET common stock will be issued. The share conversion is to be based on an average of the closing price of the shares for the five trading days immediately preceding the date that the revenue milestone is achieved. Through June 7, 2002, EdgeAudio has not achieved any of these milestones. As part of the settlement and sale of Aperion Audio, all parties have agreed to relinquish all rights to this earn-out provision. Therefore, there is no longer a contingency for it.

         INCOME TAXES. The Company has filed all of its federal and state income tax returns through June 30, 2001 and is therefore, current in all of its income tax filings. As with the tax returns of any other corporation, these returns could be subject to review and potential examination by the respective taxing authorities. Should any of these returns come under examination by federal or state authorities, the Company's positions on certain income tax issues could be challenged. The impact, if any, of the potential future examination cannot be determined at this time. If the Company's positions are successfully challenged, the results may have a material impact on the Company's financial position and results of operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Shareholders
TSET, Inc.

We have audited the accompanying consolidated balance sheets of TSET, Inc. and its subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSET, Inc. and its subsidiaries as of June 30, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss from continuing operations of $3,572,558 during the year ended June 30, 2001, and, as of that date, the Company's current liabilities exceeded its current assets by $1,850,915. These factors, among others, as discussed in Note 4 of Notes to Consolidated Financial Statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Grant Thornton LLP


Portland, Oregon
October 8, 2001

                           RANDY SIMPSON C.P.A., P.C.
                            11775 SOUTH NICKLAUS ROAD
                                SANDY, UTAH 84092
                          FAX & PHONE (801) 572 - 3009

Board of Directors and Stockholders
TSET, Inc.
(Formerly Technology Selection, Inc.)
Salt Lake City, Utah

Independent Auditor's Report

We have audited the balance sheet of TSET, Inc. (formerly Technology Selection, Inc.) as of June 30, 1999 and the related statements of operations and accumulated development stage costs, changes in stockholders' equity and cash flows for the year then ended. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of TSET, Inc. (formerly Technology Selection, Inc.) as of June 30, 1999 and the results of its operations and its cash flows for year then ended in conformity with generally accepted accounting principles.


/s/ Randy Simpson C.P.A., P.C.
Randy Simpson C.P.A., P.C.
A Professional Corporation

March 17, 2000
Except for Note 3 as to which the date is October 8, 2001 Salt Lake City, Utah

                                                       TSET, INC.
                                              CONSOLIDATED BALANCE SHEETS
                                                                                        JUNE 30,
                                                                  -----------------------------------------------------
                                                                        2001                               2000
                                                                                                        (RESTATED)
                                                                  ------------------                 ------------------
 ASSETS
 CURRENT ASSETS
     Cash                                                                 $  32,619                         $  102,949
     Accounts receivable, net                                                     -                              4,648
     Prepaids                                                                37,679                             23,253
                                                                  ------------------                 ------------------
             TOTAL CURRENT ASSETS                                            70,298                            130,850
                                                                  ------------------                 ------------------

 PROPERTY AND EQUIPMENT                                                      62,723                             25,216
     Less: Accumulated Depreciation                                         (18,016)                            (2,197)
                                                                  ------------------                 ------------------
             NET PROPERTY AND EQUIPMENT                                      44,707                             23,019
                                                                  ------------------                 ------------------

 OTHER ASSETS
     Intangibles                                                          2,431,524                          2,970,731
     Net assets of discontinued operations                                        -                          4,502,888
     Deferred financing fees                                                520,800                                  -
                                                                  ------------------                 ------------------
             TOTAL OTHER ASSETS                                           2,952,324                          7,473,619
                                                                  ------------------                 ------------------

 TOTAL ASSETS                                                           $ 3,067,329                        $ 7,627,488
                                                                  ==================                 ==================

 LIABILITIES AND SHAREHOLDERS' EQUITY

 CURRENT LIABILITIES
     Accounts payable                                                    $  323,045                          $  22,213
     Accrued expenses                                                     1,284,268                            301,400
     Notes payable, current portion                                         313,900                             65,183
                                                                  ------------------                 ------------------
             TOTAL CURRENT LIABILITIES                                    1,921,213                            388,796
                                                                  ------------------                 ------------------
 NET LIABILITIES OF DISCONTINUED OPERATIONS                                 667,550                                  -
                                                                  ------------------                 ------------------
             TOTAL LIABILITIES                                            2,588,763                            388,796
                                                                  ------------------                 ------------------

 SHAREHOLDERS' EQUITY
     Common stock, authorized 500,000,000                                    34,001                             29,652
             shares of $.001 par value
     Capital in excess of par value                                      12,418,350                          9,316,743
     Retained earnings (Accumulated deficit)                            (11,973,785)                        (2,107,703)
                                                                  ------------------                 ------------------
             TOTAL SHAREHOLDERS' EQUITY                                     478,566                          7,238,692
                                                                  ------------------                 ------------------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $ 3,067,329                        $ 7,627,488
                                                                  ==================                 ==================

                       The accompanying notes are an integral part of these financial statements.

                                   TSET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                                          YEAR ENDED JUNE 30,
                                                                             ----------------------------------------------
                                                                                   2001            2000          1999
                                                                                                (RESTATED)     (RESTATED)
                                                                             ----------------------------------------------
 Sales                                                                        $        95,000  $           -   $         -

 Cost of sales                                                                         62,500              -             -
                                                                             ----------------------------------------------
 Gross Profit                                                                          32,500              -             -
                                                                             ----------------------------------------------

 Selling, General and Administrative expenses
    Compensation and benefits                                                       1,201,048        413,414        43,150
    Research and development                                                          297,004        636,175             -
    Professional services                                                             735,296        151,989             -
    Impairment of investment in CDI                                                   272,945              -             -
    Depreciation and amortization                                                     323,164         98,543             -
    Other selling general & administrative expenses                                   561,682         88,371         8,796
                                                                             ----------------------------------------------
 Total Selling, General and Administrative expenses                                 3,391,139      1,388,492        51,946
                                                                             ----------------------------------------------

 Net Operating Income (Loss)                                                       (3,358,639)    (1,388,492)      (51,946)

 Other Income / (expense)                                                            (207,793)         2,897           272

 Interest Expense                                                                      (6,126)             -             -
                                                                             ----------------------------------------------
 Net Income (Loss) Before Taxes                                                    (3,572,558)    (1,385,595)      (51,674)

 Provision for Taxes                                                                        -              -             -
                                                                             ----------------------------------------------

 Net Income (Loss) from continuing operations                                      (3,572,558)    (1,385,595)      (51,674)
 Income (Loss) from discontinued operations, net of                                (3,846,963)      (579,588)            -
    income tax of $0
 Loss on disposal of discontinued operations, net of
    income tax of $0                                                               (2,446,562)             -             -
                                                                             ----------------------------------------------

 Net Income (Loss)                                                            $   (9,866,083)  $ (1,965,183)   $  (51,674)
                                                                             ==============================================

 Basic Earnings (Loss) Per Share
    Income (loss) from continuing operations                                            (0.11)         (0.06)            -
    Loss from discontinued operations                                                   (0.20)         (0.02)            -
                                                                             ---------------------------------------------
    Net Income (loss)                                                         $         (0.31) $       (0.08)  $         -
                                                                             ==============================================

 Diluted Earnings (Loss) Per Share
    Income (loss) from continuing operations                                            (0.11)         (0.06)            -
    Loss from discontinued operations                                                   (0.20)         (0.02)            -
                                                                             ---------------------------------------------
    Net Income (loss)                                                         $         (0.31) $       (0.08)  $         -
                                                                             ==============================================

 Weighted average shares outstanding                                               31,481,874     25,263,333    23,997,730

                       The accompanying notes are an integral part of these financial statements.

                                                             TSET INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    YEAR ENDED JUNE 30,
                                                                                          ----------------------------------------
                                                                                               2001         2000         1999
CASH FLOWS FROM OPERATING ACTIVITIES                                                                     (RESTATED)   (RESTATED)
                                                                                          ----------------------------------------
         Net loss from continuing operations                                                 ($3,572,558) ($1,385,595)   ($51,674)
         Adjustments to reconcile net loss to net cash
                   (used in) provided by operations
                   Depreciation and amortization                                                 332,528       98,542       1,000
                   In-process technology                                                               -      633,229           -
                   Impairment of investment in CDI                                               272,945       50,000           -
                   Common stock issued for compensation/services                                 111,973       50,000      10,000
                   Cancellation of note payable                                                  (22,383)
         CHANGE IN
                   Accounts receivable                                                             4,648      (4,648)           -
                   Prepaid expenses and other assets                                             (14,426)     (23,253)          -
                   Accounts Payable                                                              300,832       22,213           -
                   Accrued Expenses and other liabilities                                        982,868      271,250      30,150
                                                                                          ----------------------------------------
                               NET CASH (USED IN) PROVIDED BY CONTINUING OPERATIONS           (1,613,573)    (288,262)    (10,524)
CASH FLOWS FROM INVESTING ACTIVITIES
                   Purchases of property and equipment                                           (37,507)     (22,712)          -
                   Investment in patent protection                                               (79,697)           -           -
                   Cash used in discontinued operations                                         (435,823)    (726,225)          -
                                                                                          ----------------------------------------
                               NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES              (553,027)    (748,937)          -
                                                                                          ----------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
                   Issuance of common stock                                                    2,056,270    1,124,125           -
                   Proceeds from short-term borrowings                                           100,000       15,490       7,297
                   Deferred finance costs paid                                                   (60,000)           -           -
                                                                                          ----------------------------------------
                               NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES             2,096,270    1,139,615       7,297
                                                                                          ----------------------------------------
NET (DECREASE) INCREASE IN CASH                                                                  (70,330)     102,413      (3,227)
CASH
         Beginning of period                                                                     102,949          536       3,763
                                                                                          ----------------------------------------
         End of period                                                                           $32,619     $102,949        $536
                                                                                          ========================================

Supplemental schedule of non-cash investing and financing activities:

Supplemental disclosure of cash flow information:
         Interest paid in cash                                                                   $     -      $     -     $     -
         Income taxes                                                                                  -            -           -

Non-cash investing and financing activities:
         Deferred financing fees                                                               $ 460,800      $     -     $     -
         Debt satisfied with stock                                                               516,163            -           -
         Issuance of notes payable                                                               213,900            -           -
         Acquisition of subsidiaries with stock                                                        -    8,106,555           -


                             The accompanying notes are an integral part of these financial statements.

                                                              TSET INC.
                                            STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                  COMMON STOCK
                                                             ------------------------
                                                                                                        RETAINED
                                                                                      CAPITAL IN        EARNINGS         TOTAL
                                                                                     EXCESS OF PAR    (ACCUMULATED    SHAREHOLDERS'
                                                                SHARES      AMOUNT      VALUE           DEFICIT)    EQUITY (DEFICIT)
                                                             -----------------------------------------------------------------------
 BALANCE at June 30, 1998                                       24,001,730  $ 24,001      $   41,718    $   (90,847)    $   (25,128)

      Shares certificate cancelled                                  (4,000)       (4)                                            (4)

      Net loss for the year ended June 30, 1999                                                             (51,673)        (51,673)
                                                             -----------------------------------------------------------------------
 BALANCE at June 30, 1999                                       23,997,730    23,997          41,718       (142,520)        (76,805)

     Shares reissued from prior year cancellation                    4,000         4                                              4

     Shares issued  on August 31, 1999 to acquire the
     patents and technology of the utility meter                   100,000       100          49,900                         50,000

     Shares issued on March 14, 2000 to acquire Atomic
     Soccer USA, Ltd                                             1,000,000     1,000       1,805,250                      1,806,250

     Shares issued on March 14, 2000                                37,555        38            (38)                              -

     Shares issued on March 14, 2000 to acquire Kronos Air
     Technologies, Inc.                                          2,250,000     2,250       3,344,625                      3,346,875

     Shares issued on May 9, 2000 to acquire EdgeAudio.com,
     Inc.                                                        1,298,701     1,299       2,548,701                      2,550,000

     Shares issued on May 9 to acquire Cancer Detection
     International Inc.                                            180,000       180         353,250                        353,430

     Shares issued on May 19, 2000 as compensation                  14,815        15          49,985                         50,000

     Shares of restricted common stock issued on June 30,
     2000 for cash                                                 768,860       769       1,123,352                      1,124,121

     Net loss for the year ended June 30, 2000                                                           (1,965,183)    (1,965,183)

                                                             -----------------------------------------------------------------------
 BALANCE at June 30, 2000                                       29,651,661    29,652       9,316,743     (2,107,703)      7,238,692

     Purchase price adjustment on Cancer Detection
     International, Inc.                                          (20,000)      (20)        (39,230)                       (39,250)

     Shares issued on July 20, 2000 for cash                       161,538       161         188,839                        189,000

     Shares issued on August 3, 2000                                 5,000         5           6,555                          6,560

     Shares issued to liquidate debt of Atomic Soccer USA,
     Ltd                                                           362,259       362         375,981                        376,343

     Shares issued in September 2000 for cash                      832,000       832         831,168                        832,000

     Shares issued in September to liquidate TSET, Inc. debt        42,800        43          42,757                         42,800



                                                                F-18

                                                                      COMMON STOCK
                                                               ------------------------
                                                                                                        RETAINED
                                                                                        CAPITAL IN      EARNINGS           TOTAL
                                                                                       EXCESS OF PAR  (ACCUMULATED     SHAREHOLDERS'
                                                                  SHARES      AMOUNT      VALUE         DEFICIT)    EQUITY (DEFICIT)
                                                               ---------------------------------------------------------------------
   Shares issued on December 8, 2000 for cash                        168,492       169          99,831                      100,000

   Shares issued on December 27, 2000 for cash                        39,091        39          22,301                       22,340

   Shares issued on January 8, 2001 for cash                         687,500       688         399,312                      400,000

   Shares issued on January 12, 2001 for cash                         57,693        57          34,943                       35,000

   Shares issued on January 19, 2001 for cash                         10,000        10           6,390                        6,400

   Shares issued on January 19, 2001 for services and compensation    44,915        45          56,098                       56,143

   Shares issued on March 23, 2001 for cash                          186,302       186         134,814                      135,000

   Shares issued on April 9, 2001 as compensation                      2,000         2           1,768                        1,770

   Shares issued on April 9, 2001 to liquidate debt of
   Atomic Soccer                                                      97,020        97          96,923                       97,020

   Shares issued in April 2001 for cash                               38,038        38          17,492                       17,530

   Shares issued on May 3, 2001 for cash                              52,778        53          18,947                       19,000

   Shares issued on May 7, 2001 for cash                             891,891       892         299,108                      300,000

   Shares issued on June 14, 2001 as compensation                     50,000        50          47,450                       47,500

   Shares issued on June 29, 2001 as a financing fee                 640,000       640         460,160                      460,800

   Net loss for the year ended June 30, 2001                                                             (9,866,083)     (9,866,083)

                                                               ---------------------------------------------------------------------
 BALANCE at June 30, 2001                                         34,000,978   $ 34,001    $ 12,418,350   $(11,973,785)    $ 478,566
                                                               =====================================================================

                              The accompanying notes are an integral part of these financial statements.

                           TSET, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

         TSET, Inc. (formerly, Technology Selection, Inc.), is a Nevada corporation (the "Company") and was originally organized on September 17, 1980 as Penguin Petroleum, Inc. ("PPI") under the laws of the State of Utah. Stockholders approved a name change of the corporation on October 6, 1982 to Petroleum Corporation of America, Inc. On December 29, 1996, stockholders approved a reorganization whereby they exchanged their stock on a one-for-one basis with Technology Selection, Inc., a Nevada corporation ("TSI"). TSI's shares began trading on the over-the-counter bulletin board exchange on August 28, 1996 under the symbol "TSET." On November 19, 1998, TSI changed its name to TSET, Inc.

         In March 2000, the Company purchased Atomic Soccer USA, Ltd. ("Atomic Soccer"), a sports apparel manufacturer and distributor. Atomic Soccer was sold on April 11, 2001 (See note 15). In March 2000, the Company also acquired Kronos Air Technologies, Inc. ("Kronos Air Technologies") which is developing applications for its patent pending air movement and purification process. In May 2000, the Company purchased EdgeAudio.com,Inc. ("EdgeAudio"), a manufacturer and distributor of home theater speaker systems incorporating licensed DiAural(R) crossover circuitry. In May 2000, the Company also purchased Cancer Detection International ("CDI") which performs state-of-the-art blood laboratory analysis for the very early detection of cancer

         The Company historically had been seeking select business opportunities globally among a wide range of prospects. Over the past two years the Company made several investments, including Kronos Air Technologies, Atomic Soccer and EdgeAudio. After further evaluation of these investments, the Company decided to only continue with the development of Kronos Air Technologies. As a result, the Company has prioritized its management and financial resources to focus on this investment opportunity. In April 2001, the Company sold Atomic Soccer. Further, the Company has decided not to pursue its investment in CDI and has adopted a formal plan to dispose of EdgeAudio (See note 15).


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ACCOUNTING METHOD. The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 fiscal year end.

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements of the Company include those of the Company and of each of its subsidiaries for the periods in which the subsidiaries were owned/held by the Company. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements. Atomic Soccer and EdgeAudio are disclosed as discontinued operations in these financial statements and CDI's carrying value is $0 due to impairment

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

         CONCENTRATIONS OF CREDIT RISK. Financial instruments which can potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company manages its exposure to risk through ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts for potential losses and does not believe it is exposed to concentrations of credit risk that are likely to have a material adverse impact on the Company's financial position or results of operations.

         CASH AND CASH EQUIVALENTS. The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

         ACCOUNTS RECEIVABLE. The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management's evaluation of periodic aging of accounts. Accounts receivable are shown net of allowances for doubtful accounts of $0 and $0 at June 30, 2001 and June 30, 2000, respectively. The Company charges off accounts receivable against the allowance for losses when an account is deemed to be uncollectable.

         PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

         INTANGIBLES. We use assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluatons include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of the Company. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by TSET. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a signficant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

         INCOME TAXES. Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

         RESEARCH AND DEVELOPMENT EXPENSES. Costs related to research and development are charged to research and development expense as incurred.

         EARNINGS (LOSS) PER SHARE. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding. Diluted earnings (loss) per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock, when their effect is dilutive.

         REVENUE RECOGNITION. The Company recognizes revenue in accordance with SAB 101, which requires evidence of an agreement, delivery of the product or services at a fixed or determinable price, and assurance of collection within a reasonable period of time. Further, Kronos Air Technologies recognizes revenue on the sale of the custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the balance sheet. Sales are reported net of applicable cash discounts and allowances for returns. Revenue from government grants for research and development purposes is recognized as revenue as long as the Company determines that the government will not be the sole or principal expected ultimate customer for the research and development activity or the products resulting from the research and development activity. Otherwise, such revenue is recorded as an offset to research and development expenses in accordance with Chapter 3 of Audit and Accounting Guide, Audits of Federal Government Contractors. In either case, the revenue or expense offset is not recognized until the grant funding is received and any customer acceptance provisions are met or lapse.

         STOCK ISSUED FOR SERVICES. Issuances of shares of the Company's stock to employees or third-parties for compensation or services is valued using the closing market price on the date of grant for employees and the date services are completed for non-employees.

         STOCK OPTIONS. The Company accounts for its stock option plans under SFAS No. 123 "Accounting for Stock-Based Compensation." As allowed under this statement, the Company continues to account for stock options for employees under APB No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure only requirements of SFAS No. 123. Accordingly, no compensation expense has been recognized for stock option grants to employees since the options have exercise prices equal to the market value of the stock on the date of grant.

         OTHER ASSETS. Deferred Financing costs associated with a common stock purchase agreement will be ratably offset against the proceeds as they are received.

         RECENT ACCOUNTING PRONOUNCEMENTS. On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These statements make significant changes to the accounting for business combinations, goodwill, and intangible assets.

         SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations and will require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. This statement is effective for business combinations initiated after June 30, 2001.

         SFAS No. 142 establishes new standards for goodwill acquired in a business combination, eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The Company expects to adopt this statement during the quarter ending September 30, 2002. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the non-amortization and amortization provisions of the statement. The Company does not currently have any goodwill recorded on its financial statements and it is expected that there will be no immediate impact on the Company's financial statements as a result of the adoption of this statement.

         RECLASSIFICATION. Certain reclassifications have been made to the 2000 financial statements in order to conform to the 2001 presentation.


NOTE 3 - RESTATEMENT

         In September 2001, the Company determined that a 1999 employment agreement between the Company and its Chief Executive Officer was not properly executed under the laws of the State of Nevada (the state of incorporation.) As a result, the Company has determined that the employment agreement was null and void from its inception. During 1999 and 2000, the Company recognized compensation expense as a result of stock grants and contingent stock grants under the agreement. The Company has now determined that it is appropriate to restate the 1999 and 2000 financial statements to correct this error in previously issued financial statements

         The effect of the change on the 2000 financial statements was to decrease compensation expense and net loss by $892,476 and decrease the basic and diluted loss per share by $0.03. The effect of the change on the 1999 financial statements was to decrease compensation expense and net loss by $300,000, and decrease the basic and diluted loss per share by $0.01.


NOTE 4 - REALIZATION OF ASSETS

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations in recent years, and such losses have continued through the current year ended June 30, 2001. In addition, the Company has used, rather than provided cash in its operations. The Company is currently using its resources to raise capital necessary to complete research and development work, and to provide for the working capital needs of itself and its subsidiaries.

         In view of the matters described in the preceding paragraph, recoverability of a major portion of the asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         Management has taken the following steps with respect to its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence:

         1. In May 2001, Kronos Air Technologies was awarded a Small Business Innovation Research contract. This contract is sponsored by the United States Navy and is potentially worth up to $837,000 in product development and testing support for Kronos Air Technologies. The first phase of the contract is worth up to $87,000 in funding for manufacturing and testing a prototype device for air movement and ventilation onboard naval vessels. If awarded to Kronos Air Technologies, the second phase of the contract would be worth up to $750,000 in additional funding. The phase two award, if any, will be announced in December 2001. The Kronos(TM) devices manufactured under this contract will be embedded in an existing HVAC systems to move air more efficiently than the current fan based technology. This contract is an extension of the commercialization effort by Kronos Air Technologies in the specialized military marketplace.

         2. On June 19, 2001, we entered into a common stock purchase agreement with Fusion Capital pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $12,500 of our common stock or an aggregate, under certain conditions, of $10.0 million. The $10.0 million of common stock is to be purchased over a 40 month period, subject to a six-month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to the then current market price of the common stock without any fixed discount to the market price. The agreement is dependent on the Company registering the associated shares and on the ability of Fusion Capital to fund the purchase of those shares. Assuming the

               Company's share price remains at current levels, the 5 million shares that the Company is currently registering would allow the Company to raise approximately $1.5 to $2.0 million without registering additional shares.

         3. On July 2, 2001, we signed an agreement to utilize the strategic planning and business plan execution services of The Eagle Rock Group, LLC. The Eagle Rock Group will work with the Kronos Air Technologies team to fully develop and capitalize on the Kronos(TM) technology. We believe that The Eagle Rock Group can assist us in unlocking the potential value of the Kronos(TM) technology. The Eagle Rock Group's multi-disciplined approach, which uses seasoned business executives and leverages relationships and networks, can accelerate the Kronos(TM) opportunity versus the timing and development if we were to continue on a go-it-alone strategy or if we were to work and coordinate with the myriad of groups necessary to duplicate The Eagle Rock Group team. Specifically, we initially envision The Eagle Rock Group working to augment and enhance our efforts in the following areas (i) capital raising and allocation, (ii) strategic partner introduction and evaluation, (iii) distribution channel development, (iv) product focus and brand development,
               (v) human resource placement, and (vi) capital market introduction and awareness. Pursuant to the agreement that we entered into with The Eagle Rock Group, we issued to The Eagle Rock Group a ten-year warrant granting them the right to purchase 1,400,000 shares of our common stock at an exercise price of
               $0.68 per share. The shares underlying the warrant have piggy-back and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. In addition, the warrant contains redemption rights in the event that we enter into a transaction that results in a change of control of our company (See note 19).


NOTE 5 - BUSINESS COMBINATIONS

         On March 13, 2000,  the Company  acquired  Kronos Air  Technologies  (a development stage company), a Nevada corporation. Kronos Air Technologies is a research and development company having headquarters in Redmond, Washington. Kronos Air Technologies owns all of the intellectual property rights, including certain patents pending, for a technology known as "Kronos(TM)" (formerly named the "electron wind generator"). The consideration for the acquisition was 2,250,000 shares of the Company's common stock. The Company acquired all of the issued and outstanding shares of Kronos Air Technologies. The transaction was accounted for using the purchase method of accounting, accordingly, the results of operations from March 13, 2000 are included in the consolidated statement of operations. The total purchase price of $3.3 million was determined based upon the market value of stock issued which incorporates the restrictions on the transferability of the shares and was allocated to the net assets acquired based on their fair market values at the date of acquisition. Of the purchase price, $633,000 was allocated to in-process technology which had not reached technological feasibility which the Company expensed as of the acquisition date. The remainder of the purchase price was allocated to purchased technology ($2.1 million) and identifiable intangibles ($0.6 million), which are being amortized on a straight line basis over 10 years.

         On March 6, 2000, the Company acquired of all of the issued and outstanding shares of Atomic Soccer, a Wisconsin corporation (See note 15). The consideration for the acquisition was 1,000,000 shares of TSET common stock. The transaction was accounted for using the purchase method of accounting. The total purchase price of $1.8 million was determined based upon the market value of stock issued which incorporates the restrictions on the transferability of the shares and was allocated to the net assets acquired based on their fair market values at the date of acquisition. The fair value of the tangible assets acquired and liabilities assumed were $700,000 and $1.6 million, respectively. The remainder of the purchase price was allocated to goodwill ($2.7 million). This subsidiary was sold in April 2001 generating a loss of $2.3 million.

         On May 4, 2000, the Company acquired EdgeAudio. The Company acquired all of EdgeAudio's issued and outstanding shares in exchange for 1,298,701 shares of the Company's common stock. The transaction was accounted for using the purchase method of accounting. The total purchase price of $2.6 million was determined based upon the market value of stock issued which incorporates the restrictions on the transferability of the shares and was allocated to the net assets acquired based on their fair market values at the date of acquisition. At the time this acquisition was completed, the purchase price was allocated to goodwill ($2.6 million) which management determined was fully impaired at June 30, 2001. EdgeAudio is included in the financial statements as a discontinued operation of the Company. The resulting impairment adjustment of $2.3 million is disclosed as a loss from discontinued operations.

         On May 4, 2000, the Company acquired 100% ownership of CDI, in exchange for 160,000 shares of the Company's common stock. The transaction was accounted for using the purchase method of accounting. The total adjusted purchase price of $314,000 was determined based upon the market value of stock issued which incorporates the restrictions on the transferability of the shares and was allocated to the net assets acquired based on their fair market values at the date of acquisition. Since CDI is a development stage company, the purchase price was allocated to goodwill which management determined was fully impaired at June 30, 2001.


NOTE 6 - PREPAID AND OTHER CURRENT ASSETS

         Prepaid and other current assets at June 30, consist of the following:

                                           2001                     2000
                                    -------------------      -------------------
          Lease deposits                  $  29,110                $  23,253
          Professional retainers              8,569                        -
                                    -------------------      -------------------
          Prepaid assets                  $  37,679                $  23,253
                                    ===================      ===================


NOTE 7 - PROPERTY AND EQUIPMENT

         Property and equipment at June 30, consists of the following:

                                                        2001                2000
                                               -------------------   ------------------
           Leasehold improvements                  $      5,139           $        -
           Office furniture and fixtures                 54,061               25,216
           Machinery and equipment                        3,522                    -
                                               -------------------   ------------------
                                                         62,722               25,216
           Less accumulated depreciation                (18,015)              (2,197)
                                               -------------------   ------------------
           Net property and equipment             $      44,707         $     23,019
                                               ===================   ==================

         Depreciation expense for the years ended June 30, 2001 and 2000 was $16,456 and $2,197, respectively.


NOTE 8 - INTANGIBLES

         Intangible assets at June 30, consist of the following:

                                                    2001                2000
                                             ------------------  ---------------
             Marketing intangibles              $    587,711        $    587,711
             Purchased patent technology           2,125,935           2,125,935
             Developed patent technology              79,697                   -
             Goodwill                                      -             353,430
                                             ------------------  ---------------
                                                   2,793,343           3,067,076
             Less accumulated amortization         (361,819)            (96,345)
                                             ------------------  ---------------
             Net intangible assets             $   2,431,524       $   2,970,731
                                             ==================  ===============

         Amortization expense for the years ended June 30, 2001 and 2000 was $306,709 and $96,345, respectively. The Company recognized an impairment loss of $272,945 on the goodwill of CDI during 2001.

NOTE 9 - ACCRUED EXPENSES

         Accrued expenses at June 30, consist of the following:

                                                 2001           2000 (Restated)
                                         --------------------   ----------------
          Accrued compensation cash         $   238,740             $   35,000
          Accrued compensation stock            241,642                      -
          Deferred compensation                 200,000                180,000
          Accrued interest                       33,423                 11,400
          Accrued professional services         420,463                 75,000
          Other accruals                        150,000                      -
                                         --------------------   ----------------
                                           $  1,284,268            $   301,400
                                         ====================   ================


NOTE 10 - NOTES PAYABLE

         There are no outstanding notes payable at June 30 that are long-term in nature. The current portion of notes payable outstanding at June 30, 2001 of $313,900 consists of a $100,000 advance from Fusion Capital, which was satisfied subsequent to year end, and $213,900 of working capital due to EdgeAudio under the EdgeAudio acquisition agreement (see Note 17).


NOTE 11 - LEASES

         The Company has entered into noncancelable operating leases for facilities. Rental expense was approximately $53,000 and $12,000 for years ended June 30, 2001 and 2000, respectively. Future minimum lease payments under these operating leases for the years ending June 30, are as follows:

                        Year Ended            Redmond,
                         June 30,                WA         Tigard       Total
                         --------                --         ------       -----

                           2002              $  42,670      $ 6,900    $ 49,570
                           2003                 36,633            -      36,633
                        Thereafter                   -            -           -

                          Total              $  79,303      $ 6,900    $ 86,203
                                             =========      =======    ========

NOTE 12 - EARNINGS (LOSS) PER SHARE

         As of June 30, 2001, there were outstanding options to purchase 1,557,075 shares of TSET common stock. These options have been excluded from the earnings per share calculation as their effect is anti-dilutive.


NOTE 13 - INCOME TAXES

         The composition of deferred tax assets and the related tax effects at June 30, 2001 and 2000 are as follows:

                                                            2001          2000 (Restated)
                                                      ----------------  ------------------
Benefit from carryforward of net operating losses      $  1,538,645         $   713,373
Other temporary differences                                 228,121              80,920
Less:
  Valuation allowance                                    (1,766,766)           (794,293)
                                                      ----------------  ------------------
  Net deferred tax asset                                  $       -           $       -
                                                      ================  ==================

         The other temporary differences shown above relate primarily to loss on discontinued operations, impairment reserves for intangible assets, and accrued and deferred compensation. The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:

                                                                     June 30,
                                   -------------------------------------------------------------------------------
                                                    2001                                 2000 (Restated)
                                   ---------------------------------------    ------------------------------------
                                                          % of pre-tax                             % of pre-tax
                                            Amount             Loss                 Amount              Loss
                                   -----------------  --------------------    -----------------   ----------------
Benefit for income tax at
 federal statutory rate                  $ 3,354,468            34.0%             $ 668,162             34.0%
Non-deductible expenses                   (1,803,355)          (18.3)%             (303,665)           (15.5)%
Acquired NOL and other                      (578,370)           (5.9)%              393,054             20.0%
Increase in valuation allowance             (972,743)           (9.8)%             (757,551)           (38.5)%
                                   -----------------  --------------------    -----------------   ----------------
                                         $         -             0.0%              $      -              0.0%
                                   =================  ====================    =================   ================

         The non-deductible expenses shown above related primarily to the amortization of intangible assets and to the accrual of stock options for compensation using different valuation methods for financial and tax reporting purposes.

         At June 30, 2001, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $4.9 million of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years between 2011 and 2020 and could be subject to limitations if significant ownership changes occur in the Company. Of the $4.9 million of unused net operating losses noted above, approximately $1.1 million relates to losses incurred by the Company's subsidiaries, Atomic Soccer and EdgeAudio. In fiscal years prior to June 30, 2000, Atomic Soccer and EdgeAudio did not file their tax returns on a consolidated basis with the Company. Accordingly, the $1.1 million loss incurred by Atomic Soccer and EdgeAudio is further subject to separate limitations that restrict the ability of the Company to use such losses.


NOTE 14 -- PURCHASED IN PROCESS RESEARCH AND DEVELOPMENT

         Purchased in process research and development (IPR&D) represents the value assigned in a purchase business combination to research and development projects of the acquired business that had commenced but had not yet been completed at the date of acquisition and which have no alternative future use. In accordance with SFAS No. 2, "Accounting for Research and Development Costs," as clarified by FASB Interpretation No. 4, amounts assigned to IPR&D meeting the above stated criteria must be charged to expense as part of the allocation of the purchase price of the business combination. Accordingly, charges totaling $633,000 were recorded during fiscal 2000 as part of the allocation of the purchase price related to the acquisition of Kronos.

         The method used to determine the purchase price allocations of IPR&D was an income or cash flow method. The calculations were based on estimates of operating earnings, capital charges (representing the effect of capital expenditures), trade name royalties, charges for core technology, and working capital requirements to support the cash flows attributed to the technologies. The after tax cash flows were bifurcated to reflect the stage of development of the technology. A discount rate reflecting the stage of development and the risk associated with the technology was used to value IPR&D. The Company believes there is limited risk that the projects described below will not be concluded within reasonable proximity to the expected completion date.

         The allocation of the purchase price of Kronos Air Technologies resulted in the recording of an IPR&D charge of $633,000, which has been included in the Kronos Air Technologies segment. Projects associated with the Kronos(TM) technology acquired include development of the technology and development of devices incorporating the Kronos(TM) technology in a full range of automotive, military, hospital/medical clinic, medical equipment, hotel, and home applications. These projects were approximately 59 percent complete, with expected completion in years 2000 through 2004.


NOTE 15 - DISCONTINUED OPERATIONS

         In early January 2001, management committed to a formal plan of action to sell or otherwise dispose of Atomic Soccer. Agreement was reached with a buyer group, that included current and former Atomic Soccer management, to sell them the outstanding shares of common stock of Atomic Soccer for $1,000. The transaction was effective on April 11, 2001. The loss realized on this sale of $2,296,562 was calculated by offsetting the $1,000 cash payment received against the book basis in the Company's investment in Atomic Soccer. On September 14, 2001 the board approved a formal plan of action to sell or otherwise dispose of

EdgeAudio. At the same time management determined that the value of the intangible asset related to its investment in EdgeAudio was wholly impaired. As a result, a reserve was recorded against the entire remaining balance of that intangible asset of $2,294,316. The Company has accrued $150,000 for anticipated operating loses during the phase-out period. The loss on disposal of discontinued operations of $2,446,562 is comprised of the anticipated operating loss of EdgeAudio during the phase-out period and the loss on disposal of Atomic Soccer. As a result, both Atomic Soccer and EdgeAudio are included in the financial statements as discontinued operations.

         In September 2000, the Company authorized a minority investment of 20% of EdgeAudio. The following is a summary of the calculation of minority interest at June 30, 2001:

Initial capital contribution by the minority interest holder       $    700,000
Minority interest in net loss for the period ended June 30, 2001      (154,303)
                                                                   -------------
Minority interest at June 30, 2001                                 $    545,697
                                                                   =============

         The Company's audited consolidated financial statements for all periods have been reclassified to report separately results of operations and operating cash flows from continuing operations and the discontinued operations. The net revenues are included in the financial statements under Net Income (Loss) from Discontinued Operations. The assets and liabilities of EdgeAudio and Atomic Soccer at June 30, 2000 are included in the balance sheet under Net Assets of Discontinued Operations and the assets and liabilities of EdgeAudio at June 30, 2001 are included in Net Liabilities of Discontinued Operations. Net assets of discontinued operations at June 30, and operating results of discontinued operations for the year ended June 30, are as follows:

                                    NET ASSETS (LIABILITIES) OF DISCONTINUED OPERATIONS

                                                2001                                             2000
                           --------------------------------------------------------------------------------------------------
                            Atomic Soccer    Edge Audio        Total       Atomic Soccer    Edge Audio          Total
                           ---------------  --------------  -------------- --------------  ---------------  -----------------
Current Assets                     $    -       $ 294,100      $  294,100      $ 739,057     $  24,192          $ 763,249
Net Property and Equip                  -          48,835          48,835         66,458        25,090             91,548
Goodwill                                -               -               -      2,617,826     2,554,052          5,171,878
Current Liabilities                     -        (464,788)       (464,788)    (1,258,853)      (88,592)        (1,347,445)
Notes payable                           -               -               -       (176,342)            -           (176,342)
Minority interest                                (545,697)       (545,697)             -             -                  -
                           ---------------  --------------  -------------- --------------  ---------------  -----------------
Net Assets (Liabilities)
of discontinued operations         $    -      $ (667,550)     $ (667,550)    $1,988,146    $2,514,742         $4,502,888
                           ===============  ==============  ============== ==============  ===============  =================

                                        OPERATING RESULTS OF DISCONTINUED OPERATIONS

                                               2001                                              2000
                         -----------------------------------------------------------------------------------------------------
                          Atomic Soccer    Edge Audio          Total       Atomic Soccer    Edge Audio           Total
                         --------------  --------------  ----------------  -------------  ----------------  ------------------
Sales                      $  714,464     $   757,100      $  1,471,564      $ 292,889       $  13,182         $   306,071
Cost of sales                (512,282)       (381,341)         (893,623)      (248,773)         (7,820)           (256,593)
Depn and amort               (215,398)       (270,071)         (485,469)       (98,138)        (43,289)           (141,427)
General and Admin            (369,058)     (1,107,041)       (1,476,099)      (261,600)       (184,255)           (445,855)
                         --------------  --------------  ----------------  -------------  ----------------  ------------------
Operating income (loss)      (382,274)     (1,001,353)       (1,383,627)      (315,622)       (222,182)           (537,804)
Other Income                      735        (239,858)         (239,123)             -               -                   -
Interest expense              (69,232)        (14,968)          (84,200)       (41,784)              -             (41,784)
Provision for asset
  impairment                        -      (2,294,316)       (2,294,316)             -               -                   -
Minority interest                   -         154,303           154,303              -               -                   -
                         --------------  --------------  ----------------  -------------  ----------------  ------------------
Income (Loss) pre-tax        (450,771)     (3,396,192)       (3,846,963)      (357,406)       (222,182)           (579,588)
Income taxes (benefits)             -               -                 -                                                  -
                         --------------  --------------  ----------------  -------------  ----------------  ------------------
Loss from disc'd ops       $ (450,771)    $(3,396,192)     $ (3,846,963)     $(357,406)      $(222,182)        $  (579,588)
                         ==============  ==============  ================  =============  ================  ==================

NOTE 16 - STOCK OPTIONS

         The Company has no formal stock option plan but has offered as special compensation to certain officers, directors and third party consultants the granting of non-qualified options to purchase Company shares at the market price of such shares as of the option grant date. The options generally have terms of three to ten years. The Company granted non-qualified stock options totaling 1,557,075, 0, and 0 shares in the years ended June 30, 2001, 2000 and 1999, respectively.

         The Company has elected to follow APB No. 25; "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Pro forma information regarding net income per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using Black-Scholes option pricing model with the following range of assumptions for the year ended June 30, 2001:

                                                              2001
                                                        ----------------
                 Risk free interest rate                4.473% to 4.888%
                 Expected dividend yield                       0%
                 Expected lives                          3 to 10 years
                 Expected volatility                         90.76%

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion the existing available models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

         Using the Black-Scholes option valuation model, the weighted average grant date fair value of options granted during the years ended June 30, 2001, 2000 and 1999 was $.65, $0, and $0 per option share, respectively.

         For the purpose of pro forma disclosures, the estimated fair value of the options is amortized over the vesting period.

         The Company's pro forma information is as follows (in thousands, except per share amounts):

                                                                          June 30,
                                     --------------------------------------------------------------------------------------
                                               2001                           2000                         1999
                                     ---------------  ------------  -------------------------------------------------------
                                                        Pro                            Pro                           Pro
                                      Reported         Forma           Reported        Forma          Reported       Forma
                                     ---------------- ------------  -------------- -------------     ------------  --------
Net income (loss)                     $  (9,866)      $ (10,642)      $  (1,965)     $ (1,965)        $    (52)     $  (52)
Earnings (loss) per Share:
           Basic                          (0.31)          (0.34)          (0.07)        (0.07)           (0.00)      (0.00)
           Diluted                        (0.31)          (0.34)          (0.07)        (0.07)           (0.00)      (0.00)

         A  summary  of  the  Company's   stock  option   activity  and  related
information for the years ended June 30, 2001, 2000 and 1999 is as follows (in thousands, except per share amounts):

                                                                  Weighted
                                                                  Average
                                                  Shares       Exercise Price
                                              ---------------  --------------
    Outstanding at June 30, 1998                            0          $    -
                                                            0               -
         Granted  (1)                                       0               -
         Exercised                                          0               -
         Cancelled                            ---------------    ------------
    Outstanding at June 30, 1999                            0               -
         Granted                                            0               -
         Exercised                                          0               -
         Cancelled                                          0               -
                                              ---------------    ------------
    Outstanding at June 30, 2000                            0               -
         Granted                                        1,557            0.89
         Exercised                                          0               -
         Cancelled                                          0               -
                                              ---------------    ------------
    Outstanding as June 30, 2001                        1,557         $  0.89
                                              ===============    ============

         A summary of options outstanding and exercisable at June 30, 2001 is as follows (in thousands, except per share amounts):

                                               Options Outstanding                       Options Exercisable
                                    ---------------------------------------------  -------------------------------
                                                      Weighted        Weighted                         Weighted
                                                       Average         Average                          Average
                 Range of                          Remaining Life     Exercise                         Exercise
              Exercise Prices        Options         (in years)         Price          Options           Price
              ---------------        -------         ----------         -----          -------           -----
              $0.71  -  $1.12          1,557             7.14          $   0.89         1,557            $  0.89

NOTE 17 - COMMITMENTS AND CONTINGENCIES

         Litigation. On February 2, 2001, we initiated, together with Kronos Air Technologies, legal proceedings in Clackamas County, Oregon against W. Alan
Thompson, Ingrid T. Fuhriman, and Robert L. Fuhriman II, each of whom were formerly executive officers and members of the Board of Directors of Kronos Air Technologies. This suit alleges, among other things, breach of fiduciary duties and breach of contract by these individuals, and seeks, among other things, an order from the court referring the dispute to arbitration in accordance with the terms of these individuals' respective employment agreements, which were terminated by us on January 30, 2001, and other appropriate equitable relief. Arbitration has been ordered and the arbitrators selected. The Company has agreed to arbitration proceedings in the state of Washington. The parties are in the process of exchanging and complying with requests for discovery.

         EdgeAudio "Earn-out" provision. Part of the consideration given by the Company for EdgeAudio is related to an earn-out provision in which the Company would award $3.75 million of additional common stock of the Company as EdgeAudio achieves stipulated revenue milestones over a five year period commencing on May 4, 2000. The earn out provides five cumulative gross revenue milestones that range between $1,764,271 and $22,187,203. Upon achieving each milestone, an additional $750,000 of TSET common stock will be issued. The share conversion is to be based on an average of the closing price of the shares for the five trading days immediately preceding the date that the revenue milestone is achieved. Through June 30, 2001, EdgeAudio has not achieved any of these milestones.

         Placement agent fee. We have engaged Dutchess Advisors Ltd. to act as our placement agent in connection with the Fusion Capital equity line of credit. Under the terms of the agreement with Dutchess Advisors Ltd., we are obligated to pay to Dutchess Advisors Ltd. a one-time cash fee equal to $75,000 once we have received $575,000 under the common stock purchase agreement with Fusion Capital.

         Income taxes. The Company is delinquent in filing its 1997 through 2000 federal and state income tax returns. When filed, these returns could be subject to review and potential examination by the respective taxing authorities. Should any of these returns come under examination by federal or state authorities, the Company's positions on certain income tax issues could be challenged. The impact, if any, of the potential future examination cannot be determined at this time. If the Company's positions are successfully challenged, the results may have a material impact on the Company's financial position and results of operations.


NOTE 18 - SEGMENTS OF BUSINESS

         The Company operates principally in one segment of business: The Kronos segment licenses, manufactures and distributes air movement and purification devices utilizing the Kronos(TM) technology. All other segments have been disposed of or discontinued. Although there are future plans for expansion into foreign markets, in the year ended June 30, 2001, the Company operated only in the U.S.


NOTE 19 - SUBSEQUENT EVENTS

         On July 2, 2001, we signed an agreement to utilize the strategic planning and business plan execution services of The Eagle Rock Group, LLC. The Eagle Rock Group will work with the Kronos Air Technologies team to fully develop and capitalize on the Kronos(TM) technology

         The Eagle Rock Group will work to augment and enhance our efforts in the following areas (i) capital raising and allocation, (ii) strategic partner introduction and evaluation, (iii) distribution channel development, (iv) product focus and brand development, (v) human resource placement, and (vi) capital market introduction and awareness.

         We issued to The Eagle Rock Group a ten-year warrant granting them the right to purchase 1,400,000 shares of our common stock at an exercise price of $0.68 per share. The shares underlying the warrant have piggy-back and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. In addition, the warrant contains redemption rights in the event that we enter into a transaction that results in a change of control of our company. During the quarter ending September 30, 2001, the Company will recognize a consulting expense and an associated liability of $837,200 as a result of the issuance of the warrants. The Company will not recognize shareholder equity from this transaction until the warrants are exercised.

         On July 7, 2001, we entered into a mutual release and settlement agreement with Foster & Price and Alex D. Saenz, pursuant to which our company, Foster & Price and Mr. Saenz mutually and fully released each other from all related claims and counterclaims and agreed to the dismissal of the litigation initiated by us against Foster & Price on January 13, 2000. The settlement agreement does not contain any admission of liability or fault by any party. The parties also agreed, among other things, to not institute any future litigation relating to the term sheet of the previous relationship. As settlement consideration, we have agreed to deliver to Foster & Price and Mr. Saenz, collectively, a total of 375,000 shares of our common stock. Foster & Price and Mr. Saenz have agreed to time restrictions on the sale of these shares. Foster & Price and Mr. Saenz have agreed to certain confidential provisions and to indemnify us against claims arising out of any dispute between Foster & Price and Mr. Saenz relating to any allocation of shares between them as well as claims brought by persons who are not parties to the settlement agreement.

         As a result of the mutual release and settlement, the Company recognized $213,750 of settlement expenses in June 2001. The amount of the settlement expense was determined based upon the market value of the 375,000 shares on the date of settlement.

         On July 20, 2001, James P. McDermott accepted an appointment as a director of the Company. His annual compensation will be 50,000 shares of common stock of the Company. Mr. McDermott is Managing Director of The Eagle Rock Group.

         In September, 2001, the Company determined that a 1999 employment agreement between the Company and its Chief Executive Officer was not properly executed under the laws of the State of Nevada (the state of incorporation.) As a result, the Company has determined that the employment agreement was null and void from its inception. In October 2001, Jeffrey D. Wilson resigned as the

Company's Chairman of the Board and Chief Executive Officer. Mr. Wilson remains a director of the Company.


NOTE 20 - RELATED PARTIES

         The Company has consulting agreements with certain members of the board of directors who are acting officers of the Company. The agreements provide for cash and equity compensation per hour of service provided. At June 30, 2001, the Company had accrued cash compensation under these agreements of $255,400 and had granted options to acquire 354,600 shares at an exercise price of $0.96 per share.


NOTE 21 - QUARTERLY RESULTS (UNAUDITED)

         The Company was inactive from the time that it discontinued operations in 1996 until the time it was reactivated in mid-1999 and from inception through June 30, 2000 it had no significant revenues from operations. Therefore, the unaudited results of operations by quarter for the year ended June 30, 1999 are not disclosed. The following is a summary of unaudited results of continuing operations for the years ended June 30, 2000 and 2001:

                                                                                        Net
                                                                                    (Loss) from
              Fiscal Year Ended                                      Gross           continuing      Net loss Per
              June 30, 2000:                        Sales            Profit          operations      common share
                                                 -------------    ------------ ----------------     -------------
              First Quarter                        $      0          $      0      $   (48,841)       $     0.00
              Second Quarter                              0                 0          (48,679)             0.00
              Third Quarter, as previously
                reported                                  0                 0         (675,185)            (0.03)
              Effect of Restatement                       0                 0           519,400             0.02
                                                                               ----------------     -------------
              Third Quarter Restated                      0                 0         (155,785)           (0.01)
              Fourth Quarter, as
                previously reported                       0                 0       (1,505,366)           (0.06)
              Effect of Restatement                       0                 0          373,076             0.01
                                                                               ----------------     -------------
              Fourth Quarter Restated                     0                 0       (1,132,290)           (0.05)

              Fiscal Year Ended
              June 30, 2001:
              First Quarter                        $      0          $      0      $  (533,126)      $    (0.02)
              Second Quarter                              0                 0         (939,302)           (0.03)
              Third Quarter                           5,000             5,000         (673,967)           (0.02)
              Fourth Quarter                         90,000            27,500       (1,426,163)           (0.04)


NOTE 22 - FOURTH QUARTER ADJUSTMENTS

         During the fourth quarter of fiscal 2001, the Company determined that its investment in EdgeAudio was impaired. The Company recognized $2.3 million as an impairment loss. Also during the fourth quarter of 2001, the Company determined that its investment in CDI was impaired. The Company recognized $273,000 as an impairment loss.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

        Securities and Exchange Commission Registration Fee              $225
        Accounting Fees and Expenses                                  $40,000
        Legal Fees and Expenses                                       $45,000
        Other                                                          $5,000
                                                               ---------------
        TOTAL                                                         $90,225

         All amounts except the Securities and Exchange Commission registration fee are estimated. No portion of the expenses associated with this offering will be borne by the selling stockholders.


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         We will indemnify each director, to the fullest extent permitted by law, from and against any and all claims of any type arising from or related to his past or future acts or omissions as a director or officer of our Company and any of our subsidiaries. In addition, we have agreed to advance all expenses of each director as they are incurred and in advance of the final disposition of any claim.

         Pursuant to our Bylaws, we are obligated to indemnify each of our directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expenses incurred, by such person in any action, suit, or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of our Company. Our bylaws further eliminate personal liability of a director or an officer to our Company or to any of our stockholders for monetary damages for a breach of fiduciary duty as a director or an officer except for: (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of Nevada Revised Statutes. We are also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

         We also maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of our Company for a wrongful act for which they may become legally obligated to pay or for which we are required to indemnify our directors and officers.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under
Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering." No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about TSET to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

         In April 1999, we issued 1,000,000 shares of our common stock, valued at $0.30 per share, at an aggregate value of $300,000, to the nominee of a director and executive officer of TSET, based on an employment agreement dated April 16, 1999. The fair market value of a share of our common stock on April 16, 1999, the date of grant, was $1.00 per share. In September 2001, TSET determined that such employment agreement was null and void from its inception. As a consequence, the issuance of the 1,000,000 common shares is void as of April 16, 1999, the effective date of the employment agreement, and these shares of common stock will be treated as if they never were issued. The issuance of such shares is not reflected in the financial statements.

         In August 1999, we issued 100,000 shares of our common stock, valued at $0.50 per share (the fair market value for our shares as of such date), at an aggregate value of $50,000, to twelve persons in exchange for ownership of U.S. patent no. 4,803,632 (issued February 7, 1989) and related intellectual property rights relating to a technology and device referred to as the "Intelligent Utility Meter System".

         In January 2000, we issued 74,094 shares of our common stock, valued at $0.69 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $51,125 in cash.

         In February 2000, we issued 80,435 shares of our common stock, valued at $0.92 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $74,000 in cash.

         In March 2000, we issued 619,645 shares of our common stock, valued at $1.81 per share (the negotiated purchase price for such shares), at an aggregate value of $1,119,234, to nine persons in exchange for all of the issued and outstanding shares of common stock of Atomic Soccer owned by such persons.

         In March 2000, we issued 380,355 shares of our common stock, valued at $1.81 per share (the negotiated purchase price for such shares), at an aggregate value of $687,016, to one person in exchange for all of the issued and outstanding shares of common stock of Atomic Soccer owned by such person.

         In March 2000, we issued 37,555 shares of our common stock as part of the Atomic Soccer acquisition. There was no value received for these shares. We are seeking their return.

         In March 2000, we issued 2,250,000 shares of our common stock, valued at $1.49 per share (the negotiated purchase price for such shares), at an aggregate value of $3,346,875, to six persons in exchange for 100% of the issued and outstanding common stock of Kronos Air Technologies.

         In March 2000, we issued 45,045 shares of our common stock, valued at $2.22 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $100,000 in cash.

         In March 2000, we issued 78,325 shares of our common stock, valued at $2.03 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $159,000 in cash.

         In April 2000, we issued 77,670 shares of our common stock, valued at $1.03 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $80,000 in cash.

         In April 2000, we issued 179,641 shares of our common stock, valued at $1.67 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $300,000 in cash.

         In May 2000, we issued 1,298,701 shares of our common stock, valued at $1.96 per share (the negotiated purchase price for such shares), at an aggregate value of $2,550,000, to five persons in exchange for 100% of the issued and outstanding common stock of EdgeAudio.

         In May 2000, we issued 180,000 shares of our common stock, valued at $1.96 per share (the negotiated purchase price for such shares), at an aggregate value of $353,430, to five persons in exchange for 100% of the issued and outstanding membership interests of Cancer Detection International. In 2001, there was a 20,000 common share adjustment ($39,250) to this purchase, resulting in a net 160,000 shares of our common stock being issued.

         In May 2000, we issued 57,971 shares of our common stock, valued at $1.38 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $80,000 in cash.

         In May 2000, we issued 14,815 shares of our common stock, valued at $3.375 per share (the fair market value for our shares as of such date), at an aggregate value of $50,000, to a director and executive officer of TSET, based on an employment agreement dated May 19, 2000.

         In June 2000, we issued 52,980 shares of our common stock, valued at $1.51 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $80,000 in cash.

         In June 2000, we issued 122,699 shares of our common stock, valued at $1.63 per share (the negotiated purchase price for such shares), at an aggregate value of $200,000, to one person who is a director and executive officer of TSET.

         In July 2000, we issued 161,538 shares of our common stock, valued at $1.17 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $189,000 in cash.

         In August 2000, we issued 5,000 shares of our common stock, valued at $1.312 per share (the fair market value for our shares as of such date), at an aggregate value of $6,560, to an executive officer of TSET, as compensation.

         In August 2000, we issued 120,000 shares of our common stock, valued at $1.00 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $120,000 in cash.

         In August 2000, we issued 8,004 shares of our common stock, valued at $1.42 per share (the negotiated exchange value of such shares), at an aggregate value of $11,366, to one person in liquidation of indebtedness of Atomic Soccer.

         In August 2000, we issued 44,667 shares of our common stock, valued at $1.24 per share (the negotiated exchange value of such shares), at an aggregate value of $55,388, to two persons in liquidation of indebtedness of Atomic Soccer.

         In September 2000, we issued 309,588 shares of our common stock, valued at $1.00 per share (the negotiated exchange value of such shares), at an aggregate value of $309,588, to two persons in liquidation of indebtedness of Atomic Soccer.

         In September 2000, we issued 45,800 shares of our common stock, valued at $1.00 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $45,800 in cash.

         In September 2000, we issued 559,000 shares of our common stock, valued at $1.00 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $559,000 in cash.

         In September 2000, we issued 150,000 shares of our common stock, valued at $1.00 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $150,000 in cash.

         In December 2000, we issued 168,492 shares of our common stock, valued at $0.59 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $100,000 in cash.

         In December 2000, we issued 39,091 shares of our common stock, valued at $0.57 per share (the negotiated purchase price of such shares), to two persons, stockholders of TSET, in exchange for $22,340 in cash.

         In January 2001, we issued 687,500 shares of our common stock, valued at $0.58 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $400,000 in cash.

         In January 2001, we issued 7,693 shares of our common stock, valued at $0.65 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $5,000 in cash.

         In January 2001, we issued 50,000 shares of our common stock, valued at $0.60 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $30,000 in cash.

         In January 2001, we issued 10,000 shares of our common stock, valued at $0.64 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $6,400 in cash.

         In January 2001, we issued 40,000 shares of our common stock, valued at $1.25 per share (the fair market value for our shares as of such date), at an aggregate value of $50,000, to one person in exchange for legal services rendered to Kronos Air Technologies.

         In January 2001, we issued 4,915 shares of our common stock, valued at $1.25 per share (the fair market value for our shares as of such date), at an aggregate value of $6,144, to five persons, directors, executive officers, and employees of Kronos Air Technologies, as compensation.

         In March 2001, we issued 186,302 shares of our common stock, valued at $0.72 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $135,000 in cash.

         In April 2001, we issued 97,020 shares of our common stock, valued at $1.00 per share (the negotiated exchange value for such shares), at an aggregate value of $97,020, to two persons, in liquidation of indebtedness of Atomic Soccer.

         In April 2001, we issued 38,038 shares of our common stock, valued at $0.46 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $17,530 in cash.

         In April 2001, we issued 2,000 shares of our common stock, valued at $0.885 per share (the fair market value for our shares as of such date), at an aggregate value of $1,770, to one person, an employee of Kronos Air Technologies, as compensation.

         In April 2001, pursuant to a stock option agreement, we granted five-year options to acquire 450,000 shares of our common stock, at an exercise price of $0.885 per share (the fair market value for our shares as of the date of grant), at an aggregate value $398,250, to nine persons who are directors, executive officers, and key employees of TSET and Kronos Air Technologies, as compensation for services. All such options immediately vested.

         In April 2001, pursuant to a stock option agreement, we granted ten-year options to acquire 350,000 shares of our common stock, at an exercise price of $0.885 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $309,750, to one person who is a director and executive officer of TSET, in consideration of the waiver of certain contract rights. 125,000 of such options are immediately vested, and 225,000 of such options vest upon achievement of certain milestones. In September 2001, these options were determined to be null and void as of the date of grant and the issuance of such options is not reflected in the financial statements.

         In April 2001, pursuant to a stock option agreement, we granted ten-year options to acquire 398,475 shares of our common stock, at an exercise price of $0.885 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $352,650, to one person who is a director and executive officer of TSET, in consideration of the waiver of certain contract rights. All such options immediately vested.

         In April 2001, we granted five-year options to acquire shares of our common stock, at an exercise price of $1.12 per share (the fair market value for our shares as of the date of grant), to one person who is an officer of Kronos Air Technologies, as partial compensation for services pursuant to an accrual formula set forth in a consulting agreement. As of September 14, 2001, such accrued options entitled this person to acquire 148,000 shares of our common stock, at an aggregate value of $165,760. All such options are immediately vested.

         In May 2001, we issued 891,891 shares of our common stock, valued at $0.34 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $300,000 in cash.

         In May 2001, we issued 52,778 shares of our common stock, valued at $0.36 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $19,000 in cash.

         In May 2001, pursuant to a stock option agreement, we granted ten-year options to acquire 250,000 shares of our common stock, at an exercise price of $0.710 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $177,500, to two persons who are directors of TSET, as compensation for services as directors. All such options immediately vested.

         In May 2001, we granted five-year options to acquire shares of our common stock, at an exercise price of $0.96 per share (the fair market value for our shares as of the date of grant), to two persons who are directors of TSET, as partial compensation for services pursuant to an accrual formula set forth in a consulting agreement. As of October 10, 2001, such accrued options entitled these two persons to acquire 498,400 shares of our common stock, at an aggregate value of $478,464. All such options immediately vested.

         In June 2001, we issued 50,000 shares of our common stock, valued at $0.95 per share (the fair market value for our shares as of such date) at an aggregate value of $47,500, to a former director of TSET, as compensation for his service as a director.

         In June 2001, we issued 640,000 shares of our common stock, valued at $0.72 per share (the fair market value for our shares as of such date), at an aggregate value of $460,800, to one person as compensation under a Common Stock Purchase Agreement dated as of June 19, 2001.

         In July 2001, we issued 238,806 shares of our common stock, valued at $0.33 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $80,000 in cash.

         In July 2001, we issued 375,000 shares of our common stock, valued at $0.57 per share (the fair market value of our shares as of such date), at an aggregate value of $213,750, to one person in settlement of litigation pursuant to a Mutual Release and Settlement Agreement dated as of July 7, 2001. These shares were delivered to the escrow agent on May 31, 2002.

         In July 2001, we issued 250 shares of our common stock, valued at $0.45 per share (the fair market value of our shares as of such date), at an aggregate value of $113, to one person, an employee of Kronos Air Technologies, as compensation.

         In August 2001, we granted a ten-year warrant to acquire 1,400,000 shares of our common stock, at an exercise price of $0.68 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $686,000, to one person as compensation pursuant to a warrant agreement dated August 7, 2001, for services to be provided in connection with a consulting agreement dated July 2, 2001. Pursuant to such consulting agreement, a principal of the recipient of the warrant currently serves as a director of TSET. Such warrant vested immediately.

         On October 1, 2001, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.28 per share (the fair-market value of our shares as of such date), at an aggregate value of $100,800, to Fusion Capital, LLC, in exchange for consulting services.

         On October 1, 2001, we authorized the issuance of 1,000,000 shares of our common stock pursuant to a pledge, valued at $0.448 per share, at an aggregate value of $447,982, to Fusion Capital, LLC, in exchange for $447,982 in cash.

         On October 1, 2001, we issued 2,250 shares of our common stock, valued at $0.452 per share (the fair-market value of our shares on April 9, 2001 and 1,250 of our shares on September 7, 2001), at an aggregate value of $4,147.50, to an employee of TSET, as compensation.

         From November 30, 2001 through April 15, 2002, we issued 4,059,752 shares of our common stock, at an average value of $0.184 per share, at an aggregate value of $746,625, to Fusion Capital, LLC, pursuant to a common stock purchase agreement between TSET and Fusion Capital, in exchange for $746,625 in cash.

         In May 2002, we completed a private placement of our common stock pursuant to which we sold 2,5549,412 shares of our common stock at $0.17 per share to eight accredited investors for consideration of $435,100 in cash and 841,459 shares of our common stock at $0.17 per share to five members of our management team for consideration of commitments to convert $143,048 of debt.

         On June 12, 2002, we issued 500,000 shares of our common stock, valued at $0.21 per share (the fair-market value of our shares as of such date) at an aggregate value of $105,000 to two person pursuant to a Settlement agreement, dated June 7, 2002, with Aperion Audio.

         On July 9, 2002, we issued 150,000 shares of our common stock, at an average value of $0.175 per share, at an aggregate value of $26,250, to Fusion Capital, LLC, pursuant to a common stock purchase agreement between TSET and Fusion Capital, in exchange for $26,250 in cash.

         Between August 1, 2002 and August 5, 2002, we issued 300,000 shares of our common stock, at an average value of $0.15 per share, at an aggregate value of $45,000, to Fusion Capital, LLC, pursuant to a common stock purchase agreement between TSET and Fusion Capital, in exchange for $45,000 in cash.

         On August 12, 2002, we issued 753,388 shares of our common stock, at an average value of $0.148 per share, at an aggregate value of $111,750, to Fusion Capital, LLC pursuant to a common stock purchase agreement between TSET and Fusion Capital, in exchange for $111,750 in cash.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    -----------                                                 --------

    2.1        Articles of Merger for Technology Selection, Inc. with      Incorporated by reference to Exhibit 2.1 to the
               the Nevada Secretary of State                               Registrant's Registration Statement on Form S-1
                                                                           filed on August 7, 2001 (the "Registration
                                                                           Statement")

    3.1        Articles of Incorporation                                   Incorporated by reference to Exhibit 3.1 to the
                                                                           Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    3.2        Bylaws                                                      Incorporated by reference to Exhibit 3.2 to the
                                                                           Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    5.1        Opinion re: Legality                                        Provided herewith

    10.1       Employment Agreement, dated April 16, 1999, by and          Incorporated by reference to Exhibit 10.1 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.2       Deal Outline, dated December 9, 1999, by and between        Incorporated by reference to Exhibit 10.2 to
               TSET, Inc. and Atomic Soccer, USA, Ltd.                     the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.3       Letter of Intent, dated December 27, 1999, by and between   Incorporated by reference to Exhibit 10.3 to
               TSET, Inc. and Electron Wind Technologies, Inc.             the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.4       Agreement, dated February 5, 2000, by and between           Incorporated by reference to Exhibit 10.4 to
               DiAural, LLC and EdgeAudio, LLC                             the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.5       Stock Purchase Agreement, dated March 6, 2000, by and       Incorporated by reference to Exhibit 10.5 to
               among TSET, Inc., Atomic Soccer USA, Ltd., Todd P.          the Registration Statement on Form S-1 filed on
               Ragsdale, James Eric Anderson, Jewel Anderson, Timothy      August 7, 2001
               Beglinger and Atomic Millennium Partners, LLC

    10.6       Acquisition Agreement, dated March 13, 2000, by and among   Incorporated by reference to Exhibit 10.6 to
               TSET, Inc., High Voltage Integrated, LLC, Ingrid            the Registration Statement on Form S-1 filed on
               Fuhriman, Igor Krichtafovitch, Robert L. Fuhriman and       August 7, 2001
               Alan Thompson

    10.7       Letter of Intent, dated April 18, 2000, by and between      Incorporated by reference to Exhibit 10.7 to
               TSET, Inc. and EdgeAudio.com, Inc.                          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.8       Lease Agreement, dated May 3, 2000, by and between Kronos   Incorporated by reference to Exhibit 10.8 to
               Air Technologies, Inc. and TIAA Realty, Inc.                the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.9       Agreement and Plan of Reorganization, dated May 4, 2000,    Incorporated by reference to Exhibit 10.9 to
               by and among TSET, Inc., EdgeAudio.com, Inc., LYNK          the Registration Statement on Form S-1 filed on
               Enterprises, Inc., Robert Lightman, J. David Hogan, Eric    August 7, 2001
               Alexander and Eterna Internacional, S.A. de C.V.



                                      II-6

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    -----------                                                 --------

    10.10      Letter Agreement, dated May 4, 2000, by and between TSET,   Incorporated by reference to Exhibit 10.10 to
               Inc. and Cancer Detection International, LLC                the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.11      Employment Agreement, dated May 19, 2000, by and between    Incorporated by reference to Exhibit 10.11 to
               TSET, Inc. and Richard A. Papworth                          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.12      Finders Agreement, dated August 21, 2000, by and among      Incorporated by reference to Exhibit 10.12 to
               TSET, Inc., Richard F. Tusing and Daniel R. Dwight          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.13      Contract Services Agreement, dated June 27, 2000, by and    Incorporated by reference to Exhibit 10.13 to
               between Chinook Technologies, Inc. and Kronos Air           the Registration Statement on Form S-1 filed on
               Technologies, Inc.                                          August 7, 2001

    10.14      Letter of Intent, dated July 17, 2000, by and between       Incorporated by reference to Exhibit 10.14 to
               Kronos Air Technologies, Inc. and Polus Technologies, Inc.  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.15      Consulting Agreement, dated August 1, 2000, by and among    Incorporated by reference to Exhibit 10.15 to
               TSET, Inc., Richard F. Tusing and Daniel R. Dwight          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.16      Preferred Stock Purchase Agreement, dated September 12,     Incorporated by reference to Exhibit 10.16 to
               2000, by and between EdgeAudio.com, Inc. and Bryan          the Registration Statement on Form S-1 filed on
               Holbrook                                                    August 7, 2001

    10.17      Shareholders Agreement, dated September 12, 2000, by and    Incorporated by reference to Exhibit 10.17 to
               among TSET, Inc., Bryan Holbrook and EdgeAudio.com, Inc.    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.18      Amendment to Agreement and Plan of Reorganization dated     Incorporated by reference to Exhibit 10.18 to
               September 12, 2000, by and among TSET, Inc.,                the Registration Statement on Form S-1 filed on
               EdgeAudio.com, Inc., LYNK Enterprises, Inc., Robert         August 7, 2001
               Lightman, J. David Hogan, Eric Alexander and Eterna
               Internacional, S.A. de C.V.

    10.19      Agreement Regarding Sale of Preferred Stock, dated          Incorporated by reference to Exhibit 10.19 to
               November 1, 2000, by and between EdgeAudio.com, Inc. and    the Registration Statement on Form S-1 filed on
               Bryan Holbrook                                              August 7, 2001

    10.20      Amendment to Subcontract, dated December 14, 2000, by and   Incorporated by reference to Exhibit 10.20 to the
               between Bath Iron Works and High Voltage Integrated         Registration Statement on Form S-1 filed on August 7,
                                                                           2001

    10.21      Consulting Agreement, dated January 1, 2001, by and         Incorporated by reference to Exhibit 10.21 to
               between TSET, Inc. and Dwight, Tusing & Associates          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.22      Employment Agreement, dated March 18, 2001, by and          Incorporated by reference to Exhibit 10.22 to
               between TSET, Inc. and Alex Chriss                          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.23      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.23 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.24      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.24 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001


                                      II-7

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    -----------                                                 --------

    10.25      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.25 to
               between TSET, Inc. and Daniel R. Dwight                     the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.26      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.26 to
               between TSET, Inc. and Richard F. Tusing                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.27      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.27 to
               between TSET, Inc. and Charles D. Strang                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.28      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.28 to
               between TSET, Inc. and Richard A. Papworth                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.29      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.29 to
               between TSET, Inc. and Richard A. Papworth                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.30      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.30 to
               between TSET, Inc. and Erik W. Black                        the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.31      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.31 to
               between TSET, Inc. and J. Alexander Chriss                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.32      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.32 to
               between TSET, Inc. and Charles H. Wellington                the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.33      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.33 to
               between TSET, Inc. and Igor Krichtafovitch                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.34      Letter Agreement, dated April 10, 2001, by and between      Incorporated by reference to Exhibit 10.34 to
               TSET, Inc. and Richard A. Papworth                          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.35      Letter Agreement, dated April 12, 2001, by and between      Incorporated by reference to Exhibit 10.35 to
               TSET, Inc. and Daniel R. Dwight and Richard F. Tusing       the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.36      Finders Agreement, dated April 20, 2001, by and between     Incorporated by reference to Exhibit 10.36 to
               TSET, Inc. and Bernard Aronson, d/b/a Bolivar               the Registration Statement on Form S-1 filed on
               International Inc.                                          August 7, 2001

    10.37      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.37 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.38      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.38 to
               between TSET, Inc. and Daniel R. Dwight                     the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.39      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.39 to
               between TSET, Inc. and Richard F. Tusing                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.40      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.40 to
               between TSET, Inc. and Charles D. Strang                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001



                                      II-8

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    -----------                                                 --------

    10.41      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.41 to
               between TSET, Inc. and Richard A. Papworth                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.42      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.42 to
               between TSET, Inc. and Erik W. Black                        the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.43      Stock Option Agreement, dated May 3, 2001, by and between   Incorporated by reference to Exhibit 10.43 to
               TSET, Inc. and Jeffrey D. Wilson                            the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.44      Common Stock Purchase Agreement, dated June 19, 2001, by    Incorporated by reference to Exhibit 10.44 to
               and between TSET, Inc. and Fusion Capital Fund II, LLC      the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.45      Registration Rights Agreement, dated June 19, 2001, by      Incorporated by reference to Exhibit 10.45 to
               and between TSET, Inc. and Fusion Capital Fund II, LLC      the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.46      Mutual Release and Settlement Agreement, dated July 7,      Incorporated by reference to Exhibit 10.46 to
               2001, by and between TSET, Inc. and Foster & Price Ltd.     the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.47      Letter Agreement, dated July 9, 2001, by and between        Incorporated by reference to Exhibit 10.47 to
               TSET, Inc. and The Eagle Rock Group, LLC                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.48      Finders Agreement, dated July 17, 2001, by and between      Incorporated by reference to Exhibit 10.48 to
               TSET, Inc. and John S. Bowles                               the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.49      Warrant Agreement, dated July 16, 2001, by and between      Incorporated by reference to Exhibit 10.49 to
               TSET, Inc. and The Eagle Rock Group, LLC                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.50      Agreement and Release, dated October 10, 2001, by and       Incorporated by reference to Exhibit 10.50 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registrant's Form 10-K for the year ended
                                                                           June 30, 2001 filed on October 15, 2001

    10.51      Promissory Note dated October 10, 2001 payable to Mr.       Incorporated by reference to Exhibit 10.51 to
               Jeffrey D. Wilson                                           the Registrant's Form 10-K for the year ended
                                                                           June 30, 2001 filed on October 15, 2001

    10.52      Consulting Agreement, dated October 10, 2001, by and        Incorporated by reference to Exhibit 10.52 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registrant's Form 10-K for the year ended
                                                                           June 30, 2001 filed on October 15, 2001

    10.53      Employment Agreement, dated April 1, 2002, by and between   Incorporated  by reference to Exhibit 10.55 to
               TSET, Inc. and Daniel R. Dwight                             the  Registrant's  Form 10-Q for the quarterly
                                                                           period  ended  March 31, 2002 filed on May 15,
                                                                           2002

    10.54      Stock Option Agreement, dated April 1, 2002, by and         Incorporated  by reference to Exhibit 10.54 to
               between TSET, Inc. and Daniel R. Dwight                     the  Registrant's  Form 10-Q for the quarterly
                                                                           period  ended  March 31, 2002 filed on May 15,
                                                                           2002

    10.55      Agreement, dated March 1, 2002, by and between TSET, Inc.   Incorporated  by reference to Exhibit 10.55 to
               and The Eagle Rock Group, LLC                               the  Registrant's  Form 10-Q for the quarterly
                                                                           period  ended  March 31, 2002 filed on May 15,
                                                                           2002

    10.56      Agreement, dated November 13, 2001, by and between TSET,
               Inc. and Fusion Capital Fund II, LLC

    10.57      Common Stock Purchase Agreement, dated August 12, 2002 by   Provided herewith
               and between TSET, Inc. and Fusion Capital Fund II, LLC

    10.58      Registration Rights Agreement, dated August 12, 2002 by     Provided herewith
               and between TSET, Inc. and Fusion Capital Fund II, LLC

    11.1       Statement re:  Computation of Earnings                      Not applicable

    12.1       Statement re:  Computation of Ratios                        Not applicable

    15.1       Letter re:  Unaudited Interim Financial Information         Not applicable

    16.1       Letter re:  Change in Certifying Accountant                 Not applicable



                                      II-9

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    -----------                                                 --------

    21.1       Subsidiaries of the Registrant                              Not applicable

    23.1       Consent of Kirkpatrick & Lockhart LLP                       Provided herewith (contained in Exhibit 5.1)

    23.2       Consent of Grant Thornton LLP                               Provided herewith

    23.3       Consent of Randy Simpson, C.P.A., P.C.                      Provided herewith

    24.1       Power of Attorney                                           Included on signature page

    27.1       Financial Data Schedule                                     Not applicable

---------------------------------------

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                      (ii) to reflect in the prospectus anY facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Belmont, Massachusetts, on August 12, 2002.

                                   TSET, INC.

                                   By:   /s/ Daniel R. Dwight
                                         --------------------------------------
                                         Daniel R. Dwight
                                         President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel R. Dwight, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE                                 DATE

/s/ Daniel R. Dwight
-------------------------
Daniel R. Dwight            Director and President and           August 12, 2002
                            Chief Executive Officer
/s/ Ricard A. Papworth
-------------------------
Richard A. Papworth         Director and Chief Financial         August 12, 2002
                            Officer
/s/ Richard F. Tusing
-------------------------
Richard F. Tusing           Director and Chief Operating
                            Officer                              August 12, 2002

/s/ James P. McDermott
-------------------------
James P. McDermott          Director                             August 12, 2002

/s/ Charles D. Strang
-------------------------
Charles D. Strang           Director                             August 12, 2002

/s/ Jeffrey D. Wilson
-------------------------
Jeffrey D. Wilson           Director                             August 12, 2002


-------------------------
Erik W. Black               Director                             August __, 2002